
                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION



        PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT
        OF 1934 (AMENDMENT NO. 5 )


         Filed by the registrant [ X ]

         Filed by a party other than the registrant [   ]

         Check the appropriate box:


         [   ]    Preliminary proxy statement.


         [ X ]    Definitive proxy statement.


         [   ]    Definitive additional materials.

         [   ]    Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

         [   ]    Confidential, for use of the Commission only (as permitted by
                  Rule 14a-6(e)(2)).

                          UCI MEDICAL AFFILIATES, INC.
                (Name of Registrant as Specified in Its Charter)

Payment of filing fee (check the appropriate box):

         [   ]    No fee required.

         [   ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

                  (1)      Title of each class of securities to which transaction applies:

                           --------------------------------------------------------------

                  (2)      Aggregate number of securities to which transaction applies:

                           --------------------------------------------------------------

                  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
                           0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                  (4)      Proposed maximum aggregate value of transaction:

                           -----------------------------------------------------

                  (5)      Total fee paid:
                                          --------------------------------------

         [ X ]    Fee paid previously with preliminary materials.  ($1,774 paid with February 24, 1998 filing.)
                                                                   ----------------------------------------------

         [   ]    Check box if any part of the fee is offset as provided by
                  Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or
                  schedule and the date of its filing.

                  (1)      Amount Previously Paid:
                                                   -----------------------------

                  (2)      Form, Schedule or Registration Statement No.:

                           ------------------------

                  (3)      Filing Party:
                                        ----------------------------------------

                  (4)      Date Filed:
                                      ------------------------------------------

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




                          UCI MEDICAL AFFILIATES, INC.
                          1901 MAIN STREET, SUITE 1200
                         COLUMBIA, SOUTH CAROLINA 29201


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                   TO BE HELD ON WEDNESDAY, FEBRUARY 24, 1999



TO THE STOCKHOLDERS OF UCI MEDICAL AFFILIATES, INC.:



         The Annual Meeting of Stockholders of UCI Medical Affiliates, Inc., a
Delaware corporation ("UCI"), will be held on Wednesday, February 24, 1999 at 10:00 a.m., local time, at the Adam's Mark Hotel, 1200 Hampton Street, Columbia,
South Carolina for the following purposes:


         A. In connection with the transaction in which UCI has acquired certain assets and assumed certain liabilities of MainStreet Healthcare Corporation
("MHC"), a Delaware corporation, UCI stockholders will be asked:


                  1. To approve the issuance of shares of UCI common stock in connection with the transaction.

                  2. To approve the issuance of warrants for the purchase of shares of UCI common stock in connection with a private placement of UCI common stock.

                  3.       To approve an amendment to the Amended and Restated
                           Certificate of Incorporation of UCI to increase the authorized shares of UCI common stock from 10 million shares to 50 million shares.

         B. In connection with the Annual Meeting, UCI stockholders will be asked:


                  1.       To approve the election of three members of the UCI
                           Board of Directors, each to hold office for a term ending on the date of the annual meeting of stockholders in the year 2001 and until such director's respective successor shall have been duly elected and qualified.


                  2.       To approve the adoption of the UCI 1999 Stock
                           Incentive Plan for officers, directors, employees and consultants.

                  3.       To approve an amendment to the Amended and Restated
                           Certificate of Incorporation of UCI to give effect to a one-for-five reverse stock split.


                  4.       To ratify the appointment of PricewaterhouseCoopers
                           LLP as the firm of independent auditors to audit the consolidated financial statements of UCI and its subsidiaries for the fiscal year ended September 30, 1998.


         C. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.



         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.


         Only stockholders of record of UCI common stock at the close of business on December 31, 1998 are entitled to notice of, and will be entitled to vote at, the Annual Meeting or any adjournment or postponement thereof.



                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        M. F. McFarland, III, M.D.
                                        CHAIRMAN OF THE BOARD
                                        AND CHIEF EXECUTIVE OFFICER


 January 22, 1999


         TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. YOUR PROXY CAN BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED.

                             ----------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE SHARES OF UCI COMMON STOCK TO BE ISSUED IN THE TRANSACTION, OR DETERMINED IF THIS PROXY STATEMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



           The accompanying Proxy Statement is dated January 22, 1999, and was first mailed to stockholders on or about January 27, 1999.

                                TABLE OF CONTENTS

                                     SUMMARY

Proposals Relating to the Acquisition .....................................    1
Description of the Acquisition ............................................    1
Annual Meeting Proposals ..................................................    5
Record Date; Vote Required for Stockholder Approval of the Proposals ......    6
Recommendations to Stockholders ...........................................    6

Markets and Market Prices .................................................    6

Selected Historical Financial Data of the Company .........................    8
Selected Historical Financial Data of MHC .................................    9
Selected Pro Forma Financial Data of the Company ..........................   10


                                  RISK FACTORS

Financial Status of MHC ...................................................   11
Integration of Operations; Management of Growth ...........................   11
Dilution ..................................................................   12
Resales of Common Stock ...................................................   13
Nasdaq Delisting ..........................................................   13


                                 THE ACQUISITION

Description of the Acquisition ............................................   14
         Background .......................................................   14
         Closing of the Acquisition 16
         Reasons for the Acquisition ......................................   17
         Recommendation of the UCI Board ..................................   18
         Stockholder Approval .............................................   18
         Expectation of Stockholder Approval ..............................   19
         Scheduling of Stockholder Approval ...............................   19
         Fairness Opinion .................................................   19
         Financing of the Acquisition .....................................   21
         Certain Federal Income Tax Matters ...............................   22
         Accounting Treatment .............................................   22
         Resales of Common Stock ..........................................   22
         Absence of Dissenters'Rights .....................................   23
         Interests of Certain Persons in the Acquisition ..................   23

Description of the Agreements .............................................   23
         Acquisition Agreement ............................................   23
         Related Agreements ...............................................   26
                  Non-Solicit Agreements ..................................   26
                  Registration Rights Agreement ...........................   26
                  Stockholder Agreements ..................................   26

                       FINANCIAL AND BUSINESS INFORMATION

Market Price and Dividend Information .....................................   27

Description of MHC ........................................................   27
Unaudited Pro Forma Combined Condensed Financial Statement ................   29

                               THE ANNUAL MEETING


Business to be Conducted at the Annual Meeting ............................   31
         Proposals to be Voted Upon .......................................   31
         Date, Time and Place of Meeting ..................................   31
         Record Date ......................................................   32
         Shares Outstanding and Entitled to Vote ..........................   32
         Voting and Revocation of Proxies .................................   32
         Quorum ...........................................................   32
         Vote Required ....................................................   33
         Solicitation of Proxies and Expenses .............................   33

Description of Proposals ..................................................   34

         Acquisition Proposals ............................................   34
                  Share Issuance and Warrant Issuance Proposals ...........   34
                  Authorized Capital Stock Proposal .......................   34
         Annual Meeting Proposals .........................................   34
                  Election of Directors ...................................   34
                  1999 Incentive Plan Proposal ............................   35
                  Reverse Stock Split Proposal ............................   39
                  Ratification of Auditors Proposal .......................   41

Directors and Executive Officers ..........................................   41
         Directors ........................................................   41
         Executive Officers ...............................................   42
         Section 16(a) Beneficial Ownership Reporting Compliance ..........   43
         Board of Directors and Board Committees ..........................   43
         Executive Compensation ...........................................   44
         Director Compensation ............................................   45
         Employment Contracts .............................................   45

Security Ownership of Certain Beneficial Owners and Management ............   46
Certain Relationships and Related Party Transactions ......................   46


                             ADDITIONAL INFORMATION

Cautionary Statement Concerning Forward-Looking Statements ................   50
Stockholder Proposals .....................................................   50
Other Matters .............................................................   50
Annual  Report ............................................................   50
Where You Can Find More Information .......................................   50


                                   APPENDICES

APPENDIX A ................................................................  A-1
APPENDIX B ................................................................  B-1
APPENDIX C ................................................................  C-1

                                     SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT, AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE PROPOSED TRANSACTION FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE TRANSACTION, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "ADDITIONAL INFORMATION - WHERE YOU CAN FIND MORE INFORMATION."


         This Proxy Statement is being furnished to the holders of common stock, par value $0.05 per share (the "Common Stock"), of UCI Medical Affiliates, Inc., a Delaware corporation ("UCI"), in connection with the solicitation of proxies by the UCI Board of Directors (the "UCI Board") for use at the Annual Meeting of Stockholders of UCI to be held Wednesday, February 24, 1999 at 10:00 a.m., local time, at the Adam's Mark Hotel, 1200 Hampton Street, Columbia, South Carolina for the following purposes:


              o To approve certain proposals relating to the May 1998 acquisition (the "Acquisition") by UCI and certain of its affiliated entities of substantially all of the assets and certain of the liabilities of MainStreet Healthcare Corporation, a Delaware corporation ("MHC"), and its affiliated entities, and the funding of a portion of the Acquisition by UCI through the private placement of Common Stock, and

              o To approve certain proposals presented as part of the regularly scheduled Annual Meeting of Stockholders of UCI.

PROPOSALS RELATING TO THE ACQUISITION

         Three of the proposals stockholders are being asked to approve at the Annual Meeting relate to matters necessary for UCI to satisfy its obligations under agreements delivered at the closings of the Acquisition and the private placement of certain securities by UCI to finance the cash portion of the consideration exchanged in the Acquisition. Specifically, stockholders are being asked to approve the issuance by UCI of 2,901,396 shares of Common Stock to MHC following the Annual Meeting and the issuance by UCI of stock purchase warrants for the purchase of 300,000 shares of Common Stock to certain investors following the Annual Meeting. Also, because the number of shares of Common Stock authorized under the Amended and Restated Certificate of Incorporation of UCI (the "UCI Certificate") is not currently sufficient to accommodate the issuances of Common Stock identified above, stockholders are being asked to approve an amendment to the UCI Certificate to increase UCI's authorized shares of Common Stock from 10 million to 50 million shares.

DESCRIPTION OF THE ACQUISITION

         PARTIES TO THE ACQUISITION

         On May 13, 1998, UCI Medical Affiliates of Georgia, Inc. ("UCI-GA"), a wholly-owned subsidiary of UCI, and certain of its affiliated entities acquired substantially all of the assets and certain of the liabilities of MHC and its affiliated entities. MHC is a closely held corporation that prior to the Acquisition provided nonmedical management and administrative services for its network of 11 freestanding medical centers (the "MHC Centers") located in Georgia and Tennessee.

         UCI-GA was formed to acquire the assets and liabilities of MHC pursuant to the Acquisition and to provide nonmedical management and administrative services for the MHC Centers following the Acquisition. UCI Medical Affiliates of South Carolina, Inc. ("UCI-SC"), another wholly-owned UCI subsidiary, performs this same category of services for its network of freestanding medical centers (the "UCI Centers") located throughout South Carolina. All medical services at the UCI Centers are provided by Doctor's Care, P.A. ("DC-SC"), a professional corporation affiliated with UCI and UCI-SC.

         Prior to the Acquisition, in compliance with applicable laws governing the corporate practice of medicine, two professional corporations, MainStreet Healthcare Medical Group, P.C., Georgia ("MHC-GA") and MainStreet Healthcare Medical Group, P.C., Tennessee ("MHC-TN", and collectively with MHC-GA, the "MHC-PCs") performed all medical services at the MHC Centers in Georgia and Tennessee, respectively. The MHC-PCs operated solely to fulfill the licensed medical provider responsibilities associated with the MHC Centers pursuant to administrative service agreements between each of the MHC-PCs and MHC.

         In connection with the Acquisition, two new professional corporations, Doctor's Care of Georgia, P.C. ("DC-GA") and Doctor's Care of Tennessee, P.C. ("DC-TN" and, collectively with DC-GA, the "UCI-PCs") were formed to acquire the assets of MHC-GA and MHC-TN, respectively, and to fulfill the licensed medical provider responsibilities associated with the MHC Centers acquired by UCI-GA in the Acquisition. These responsibilities, as well as various administrative, management and support functions, are currently carried out pursuant to an administrative services agreement between UCI-GA and each of the UCI-PCs.

         AS USED IN THIS PROXY STATEMENT, THE TERM "COMPANY" REFERS TO UCI, UCI-SC, UCI-GA, DC-SC, AND THE UCI-PCS, COLLECTIVELY.

         ACQUISITION AGREEMENTS

         The Acquisition was carried out pursuant to the terms of the Acquisition Agreement and Plan of Reorganization dated February 9, 1998, as amended on April 15, 1998 and May 7, 1998 (the "Acquisition Agreement"). This agreement is summarized in this Proxy Statement under the heading "The Acquisition - Description of the Agreements - Acquisition Agreement." The Acquisition also included the delivery of a Conditional Delivery Agreement, non-solicit agreements and a registration rights agreement, all of which are summarized in this Proxy Statement under the heading "The Acquisition - Description of the Agreements."

         CLOSING OF THE ACQUISITION

         The closing of the Acquisition took place on May 13, 1998 and is being accounted for as of May 1, 1998. All of the transfers and exchanges identified below were completed and accounted for as of such dates. At the closing of the Acquisition, the following took place:

o MHC transferred to UCI-GA substantially all of the assets of MHC in exchange for the following:

         o assumption by UCI-GA of certain liabilities, including a $594,184 line of credit obligation and certain real property and equipment lease obligations of MHC; and

         o cash, note payable and a commitment to issue stock having an aggregate value of $8.14 million, exchanged as follows:

                  o delivery of a cash payment of $450,000 to an escrow agent selected by MHC and the delivery to the escrow agent of a $800,000 promissory note of UCI-GA payable to the escrow agent, with such cash and the proceeds from the repayment of the note to be paid by the escrow agent to certain creditors of MHC; and

                  o delivery of a Conditional Delivery Agreement pursuant to which UCI commits to issue 2,901,396 shares of Common Stock to the escrow agent subject to the receipt of stockholder approval for such issuance (such shares valued at $6.89 million using a value of $2.375 per share pursuant to the share price formula set forth in the

                           Acquisition Agreement). At the Annual Meeting, stockholders of UCI will be asked to approve the issuance of such shares. See "Annual Meeting Proposals."

o The MHC-PCs transferred to the UCI-PCs all of the assets of the MHC-PCs in exchange for the following:

         o assumption by the UCI-PCs of the obligations of the MHC-PCs under employment agreements with medical service providers; and

         o        an aggregate cash payment of $200 ($100 to each of the two
                  MHC-PCs).

         FINANCING THE ACQUISITION - THE PRIVATE PLACEMENT

         UCI financed the cash portion of the consideration exchanged in the Acquisition using a portion of the net proceeds received by UCI in a private placement (the "Private Placement") by UCI of $1.2 million of Common Stock (1.2 million shares) which closed on May 12, 1998. As placement agent and financial advisory services fees in connection with the Private Placement, UCI delivered a Conditional Delivery Agreement at the closing of the Private Placement pursuant to which UCI has agreed to issue warrants (the "Warrants") for the purchase of an aggregate of 300,000 shares of Common Stock subject to the receipt of stockholder approval for such issuance. At the Annual Meeting, stockholders of UCI will be asked to approve the issuance of the Warrants and the shares of Common Stock issuable upon their exercise. See "Annual Meeting Proposals."

         STOCKHOLDER APPROVAL REQUIREMENT


         Stockholders of UCI are not being asked at the Annual Meeting to approve or ratify the Acquisition or the Private Placement. Stockholder approval is being sought at the Annual Meeting to enable UCI to satisfy its obligations under agreements delivered at the closings of the Acquisition and the Private Placement. Specifically, as reflected above, under Conditional Delivery Agreements delivered at the closings of each of the Acquisition and the Private Placement, UCI has committed to issue 2,901,396 shares of Common Stock to an escrow agent and to issue Warrants for the purchase of 300,000 shares of Common Stock to certain parties who participated in the Private Placement. Because the aggregate number of such shares of Common Stock will exceed the existing number of shares authorized under the UCI Certificate, stockholder approval is being sought to make an appropriate amendment to the UCI Certificate to increase the authorized capital stock. Because the Common Stock and the Warrants were not actually issued at the closings of the Acquisition and the Private Placement, stockholder approval was not required for such closings to take place.


         The Conditional Delivery Agreement delivered at the closing of the Acquisition states that in the event the stockholders of UCI fail to approve any of the matters necessary to issue the shares to MHC as provided in the Acquisition Agreement, each of the parties, to the extent possible, is to be restored to its position held prior to the closing. In recognition of the fact that the Acquisition resulted in the integration of multiple business operations involving the combination of operating, accounting and software systems and departments, as well as various re-allocations of administrative management and staff, modifications and enhancements to support functions, and applicable adjustments in arrangements with third parties, the Conditional Delivery Agreement addresses the fact that it may not be possible to restore a party to the position it held prior to the closing of the Acquisition. In such event, the Conditional Delivery Agreement provides that should any party be unable to return to any other party any assets or liabilities originally transferred by such other party in the Acquisition, the party unable to fully return such assets or liabilities shall instead deliver a promissory note in principal amount equal to the excess of the fair market value of any assets not returned over the fair market value of any liabilities not returned. It is expected that the parties will resolve by mutual agreement the definitive amounts of any such promissory notes and the extent of any set-offs to be recognized. The notes will bear interest at the then prime rate, with all interest and principal due one month following the date of the note.

         EXPECTATION OF STOCKHOLDER APPROVAL


         M.F. McFarland, III, M.D., Chairman and Chief Executive Officer of UCI;
D. Michael Stout, M.D., Executive Vice President of Medical Affairs for UCI; and two subsidiaries of Blue Cross Blue Shield of South Carolina ("BCBS") have indicated to UCI that each of them intends to vote the shares of Common Stock controlled by them in favor of each of the proposals relating to the Acquisition scheduled to be presented for stockholder approval at the Annual Meeting. In addition, each of these stockholders has executed a separate agreement with MHC in which each of them has agreed to vote shares held by such stockholder in favor of the proposals relating to the Acquisition and the Private Placement that will be presented for stockholder approval. None of such stockholders has any direct or indirect interest in the Acquisition other than as stockholders of UCI. As of the record date for the Annual Meeting, shares held by these stockholders represented approximately 50.8 percent of the outstanding Common Stock.


         ACCORDINGLY, IF EACH OF SUCH STOCKHOLDERS VOTES AS INDICATED, ALL OF THE PROPOSALS RELATING TO THE ACQUISITION AND THE PRIVATE PLACEMENT ARE ASSURED TO BE APPROVED, REGARDLESS OF THE VOTES THAT MAY BE CAST BY ANY OTHER HOLDERS OF COMMON STOCK ENTITLED TO VOTE.

         SCHEDULING OF STOCKHOLDER APPROVAL


         The timing of the Acquisition and the Private Placement made it convenient for UCI to seek stockholder approval for the issuance of the Common Stock and the Warrants at the Annual Meeting. The Annual Meeting had originally been scheduled to occur prior to the closing of the Acquisition and the Private Placement. However, in the context of various operational needs of both UCI and MHC which were to be addressed through the Acquisition, and the delays in the scheduling of the Annual Meeting as a consequence of the review of this Proxy Statement and related materials by the Securities and Exchange Commission (the "SEC"), the respective managements of both companies determined that the interests of the stockholders of both companies were better served by proceeding to close the Acquisition and the Private Placement in advance of the Annual Meeting. As discussed above, to ensure that UCI's commitment to issue the shares contemplated by the Conditional Delivery Agreement would be approved, MHC obtained the commitment of four stockholders of UCI holding votes sufficient to approve the issuance of the Common Stock to vote in favor of such issuance at the Annual Meeting. Prior to scheduling the closings, UCI also sought and received confirmation from the National Association of Securities Dealers, Inc. (the "NASD") that closing of the Acquisition and the Private Placement in advance of stockholder approval for the issuance of the Common Stock and the Warrants would not violate applicable NASD rules and regulations.


         BOARD APPROVAL

         The UCI Board believes the Acquisition was in the best interests of the Company and its stockholders. Included among the potential benefits considered by the UCI Board were the strategic value of a multi-state presence, competitive advantages gained by a larger medical provider base, and the economies of scale, operating efficiencies and other synergies available through consolidation with MHC.
         FAIRNESS OPINION

         In deciding to approve the Acquisition, the UCI Board considered, among other things, advice from Dr. Oliver G. Wood, Jr., an independent consulting economist. The UCI Board received an opinion from Dr. Wood that as of the date of his opinion the terms of the Acquisition were fair to UCI from a financial point of view. Dr. Wood's opinion is attached as Appendix A to this Proxy Statement. We encourage you to read it thoroughly.

         TAX TREATMENT

         For U.S. federal income tax purposes, no income, gain or loss will be recognized by UCI or the stockholders of UCI as a result of the Acquisition.


         ACCOUNTING TREATMENT

         The Acquisition is being accounted for as a purchase in accordance with generally accepted accounting principles.


         RESALES OF COMMON STOCK

         All of the shares of Common Stock issued in the Private Placement and all of the shares proposed to be issued pursuant to the Acquisition and upon exercise of the Warrants are considered "restricted securities" under federal and state securities laws. Consequently, the transferability of such shares by their holders is limited during the two years following the respective dates of their issuances, and will remain limited thereafter to the extent such shares are held by affiliates of UCI. To assist the holders of such shares in the public resale of such shares following their issuance, UCI has granted certain registration rights to MHC, MHC stockholders, the investors in the Private Placement and certain of the holders of the Warrants.

         ABSENCE OF DISSENTERS' RIGHTS

         UCI stockholders are not entitled under Delaware law to seek appraisal of their shares of Common Stock in connection with the Acquisition.

         RISK FACTORS

         For a description of certain things which you should consider in connection with your vote on the proposals relating to the Acquisition, in addition to the other information described in this document, see the disclosures in this Proxy Statement under the heading "Risk Factors."

ANNUAL MEETING PROPOSALS

         PROPOSALS TO APPROVE THE ISSUANCE OF SHARES AND WARRANTS


         Because the number of shares of Common Stock as to which UCI has committed to issue in connection with the Acquisition and the shares of Common Stock issuable upon exercise of the Warrants to be delivered in connection with the Private Placement will exceed 20 percent of the number of outstanding shares of Common Stock prior to such issuances, the Board of Directors of UCI has proposed that approval by UCI stockholders be sought for the issuance of such Common Stock and Warrants.


         PROPOSAL TO INCREASE THE AUTHORIZED CAPITAL STOCK

         The UCI Certificate currently authorizes 10 million shares of Common Stock. The authorized capital stock proposal provides that the authorized shares of Common Stock will be increased to 50 million shares.


Any authorized but unissued shares of Common Stock may be used by UCI for general corporate purposes, including for possible future acquisitions. To the extent required by applicable law, stockholder approval will be sought in advance of any such acquisitions. The increase in the authorized number of shares of Common Stock is necessary to complete the issuance of Common Stock in connection with the Acquisition and the issuance of the Warrants in connection with the Private Placement.

         ELECTION OF UCI DIRECTORS

         At the Annual Meeting, UCI stockholders will be asked to elect the following three director nominees: A. Wayne Johnson, Ashby M. Jordan, M.D. and John M. Little, Jr., M.D.

         PROPOSAL TO APPROVE THE 1999 STOCK INCENTIVE PLAN

         The UCI Board has approved the UCI 1999 Stock Incentive Plan. At the Annual Meeting, you will be asked to approve this plan.

         PROPOSAL TO APPROVE REVERSE STOCK SPLIT


         The UCI Board has approved a one-for-five reverse stock split which would result in one share of post-split Common Stock being received in exchange for each five presently issued and outstanding shares of Common Stock. To give effect to the split, the UCI Certificate is proposed to be amended to reduce by a factor of five the number of authorized shares of Common Stock and to increase by a factor of five the par value per share. UCI is presently authorized to issue 10 million shares of Common Stock, of which 6,749,119 shares of Common Stock were outstanding at the close of business on December 31, 1998. The principal effect of the proposed reverse stock split will be to decrease the number of authorized shares of Common Stock to 2 million shares (or 10 million shares if the proposal to increase the authorized capital in connection with the Acquisition is approved), to increase the par value per share to twenty-five cents ($0.25), and to decrease the number of outstanding shares of Common Stock to approximately 1,349,823. At the Annual Meeting, you will be asked to approve the amendment of the UCI Certificate to give effect to the reverse stock split.


         PROPOSAL TO RATIFY AUDITORS


         UCI has appointed PricewaterhouseCoopers LLP as the independent auditors of the Company's consolidated financial statements for the fiscal year ended September 30, 1998. At the Annual Meeting, you will be asked to ratify this appointment.


RECORD DATE; VOTE REQUIRED FOR STOCKHOLDER APPROVAL OF THE PROPOSALS


         Only holders of record of Common Stock at the close of business on December 31, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. Common Stock is entitled to one vote per share on each matter that is presented for stockholder approval at the Annual Meeting.


         The proposals to issue shares of Common Stock to MHC pursuant to the Acquisition and to issue the Warrants (and the Common Stock issuable upon exercise of the Warrants) in connection with the Private Placement must be approved by the affirmative vote of the holders of a majority of the total votes cast on the proposals.

         The proposals to amend the UCI Certificate to increase the number of authorized shares of Common Stock and to give effect to a one-for-five reverse stock split must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

         The three nominees receiving the greatest number of votes cast (although not necessarily a majority of the votes cast) in the election of directors will be elected to the UCI Board.

         The proposal to approve the adoption of the UCI 1999 Stock Incentive Plan and the proposal to ratify auditors must each be approved by the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting.

RECOMMENDATIONS TO STOCKHOLDERS

         The UCI Board recommends, by the unanimous consent of all directors, that you vote FOR the proposals related to the Acquisition, FOR each of the amendments to the UCI Certificate, FOR each of the three nominees for director named in this Proxy Statement and FOR each of the other proposals being submitted to you.

MARKETS AND MARKET PRICES

         Until October 19, 1998, the Common Stock was traded on the Nasdaq SmallCap Market under the symbol "UCIA". On October 20, 1998, the Common Stock was delisted for trading on the Nasdaq SmallCap Market as a consequence of the Company's failure to meet certain quantitative requirements under the NASD's expanded listing criteria. Trading in the Common Stock is currently conducted in the over-the-counter market. For information regarding the historical market price of the Common Stock, see "Financial and Business Information - Market Price and Dividend Information."


         On February 12, 1998, the last trading day prior to the public announcement of the Acquisition, the Common Stock closed at $2.3125 per share. On January 21, 1999, the last trading day before the printing of this Proxy Statement, the high and low bid prices for the Common Stock were $0.40 and $0.40 per share, respectively.


         MHC is a privately held corporation, and there is no public trading market for its securities.

         UCI's executive offices are located at 1901 Main Street, Suite 1200, Columbia, South Carolina 29201 and its telephone number is (803) 252-3661. MHC's executive offices are located at 2370 Main Street, Tucker, Georgia 30084 and its telephone number is (770) 938-9355.

 SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY


         In the tables below, we provide you with selected historical financial data of the Company. We prepared this data using the consolidated financial statements of the Company. When you read this selected historical consolidated financial data, you should read the historical financial statements and accompanying notes that the Company has included in its Annual Report on Form 10- KSB for the year ended September 30, 1998 (which Report accompanies this Proxy Statement).

         It is also important that you read the unaudited pro forma combined financial information and accompanying notes that we have included in this Proxy Statement under the heading "Financial and Business Information - Unaudited Pro Forma Combined Condensed Financial Statement."




       Summary Consolidated                Fiscal Year Ended        Fiscal Year Ended
  Statements of Operations Data           September 30, 1997       September 30, 1997
  -----------------------------           ------------------       ------------------

Revenues ..............................      $ 37,566,037              $27,924,772

Income (loss) from operations .........        (7,294,105)                  54,684

Net income (loss) .....................       (10,508,143)                 (83,726)

Net income (loss) per common and
common equivalent share (basic) .......             (1.61)                   (0.02)

Weighted average common shares and
common share equivalents outstanding
(basic) ...............................         6,545,016                5,005,081


     Summary Consolidated
      Balance Sheet Data                   September 30, 1998        September 30, 1997
      ------------------                   ------------------        ------------------

Working capital .......................       $ (3,718,424)             $ 2,921,045

Total assets ..........................         26,202,283               21,082,369

Long-term debt, net ...................          6,257,285                6,920,470

Capital ...............................            986,796                9,488,497


                   SELECTED HISTORICAL FINANCIAL DATA OF MHC

         In the table below, we provide you with selected historical financial data of MHC. We prepared this data using the consolidated financial statements of MHC. When you read this selected historical combined financial data, it is important that you read the historical financial statements of MHC and accompanying notes that we have included as Appendix C to this Proxy Statement.

         It is also important that you read the unaudited pro forma combined financial information and accompanying notes that we have included in this Proxy Statement under the heading "Financial and Business Information - Unaudited Pro Forma Combined Condensed Financial Statements."


       SUMMARY CONSOLIDATED                 FISCAL YEAR ENDED          FISCAL YEAR ENDED
   STATEMENTS OF OPERATIONS DATA             MARCH 31, 1998              MARCH 31, 1997
   -----------------------------             --------------              --------------

Revenues ..........................        $    6,436,950               $  3,665,982

Income (loss) from operations .....            (3,311,679)                (1,318,509)

Net income (loss) .................            (3,949,195)                (1,569,273)

     Note: MHC was not required to, and did not, compute earnings per share.


       SUMMARY CONSOLIDATED
        BALANCE SHEET DATA                    MARCH 31, 1998             MARCH 31, 1997
        ------------------                    --------------             --------------

Working capital ...................         $   (2,663,403)                $   327,283

Total assets ......................              4,706,262                  5,795,876

Long-term debt, net ...............                443,084                    765,444

Total stockholders' deficit .......             (5,591,271)                (1,471,937)


                SELECTED PRO FORMA FINANCIAL DATA OF THE COMPANY
                                  (unaudited)


         In the table below, we attempt to illustrate the financial results that might have occurred if the Acquisition had been completed previously. Presented is combined statement of operations information for the Company for the fiscal year ended September 30, 1998 as if the Acquisition and the Private Placement (as defined herein) had been completed on October 1, 1997.

         It is important to remember that this information is hypothetical, and does not necessarily reflect the financial performance that would have actually resulted if the Acquisition and the Private Placement had been completed on that date. It is also important to remember that this information does not necessarily reflect future financial performance.

         Please see the information in this Proxy Statement under the heading "Financial and Business Information - Unaudited Pro Forma Combined Condensed Financial Statement" for a more detailed explanation of this analysis.


       Summary Pro Forma Combined                        Fiscal Year Ended
      Statement of Operations Data                       September 30, 1998
      ----------------------------                       ------------------

Revenues....................................              $   41,315,477

Income (loss) from operations ..............                  (8,154,153)

Net income (loss) ..........................                 (11,642,332)

Basic earnings (loss) per share ............                       (1.78)

Weighted average common shares and
  common share equivalents outstanding .....                   6,545,016

                                  RISK FACTORS

         Each UCI stockholder should carefully consider and evaluate the following factors, among others, before voting.

FINANCIAL STATUS OF MHC

         MHC has experienced losses (aggregating approximately $5.7 million) and operating deficits since its inception in February 1996. UCI expects that the operations associated with the assets acquired in the Acquisition may continue to experience losses and require the infusion of substantial capital to build those operations to a profitable state. Although UCI management believes that the assets acquired from MHC in the Acquisition are valuable to the Company's operations and are expected to contribute to long-term profitability and enhanced stockholder value, there can be no assurance that such expectations can be realized or that UCI can achieve profitability as a consequence of the Acquisition.

         In addition, MHC continues to have various repayment obligations to its third-party creditors. As of May 1, 1998, the effective closing date of the Acquisition, these obligations totaled approximately $4 million. To the extent that MHC is unable to satisfy its obligations to such creditors, MHC could be forced to file for protection under applicable bankruptcy laws or could be placed into an involuntary bankruptcy proceeding by its creditors. In such event, the transfer of assets to UCI pursuant to the Acquisition could come under review of a bankruptcy trustee, who could seek to characterize the transfer in the Acquisition as a preference that could be set aside under applicable bankruptcy law, requiring UCI and MHC to reverse the transactions comprising the Acquisition. Pursuant to the Acquisition Agreement, MHC, the MHC-PCs and certain of the MHC stockholders have represented and warranted that they will not hinder, delay, defraud or avoid any obligation to any past, present or future creditor in the transactions contemplated by the Acquisition Agreement; that the consideration received by MHC and the MHC-PCs is more than a reasonably equivalent value in exchange for the transfer of the assets of MHC and the MHC-PCs; that each of MHC and the MHC-PCs is solvent and will not be rendered insolvent as a result of the transactions contemplated by the Acquisition Agreement; and that neither MHC nor any of the MHC-PCs has initiated, nor does it intend to initiate or expect to have initiated against it as debtor, any proceeding under federal or any state's bankruptcy, insolvency or similar laws. Additionally, MHC and the MHC-PCs have represented and warranted to UCI-GA that MHC and the MHC-PCs shall, as and when due, use their reasonable best efforts within eleven months after the closing of the Acquisition to pay all valid liabilities of MHC and the MHC-PCs which are not assumed by UCI-GA. The Company's remedy for any breach of the foregoing by MHC, the MHC-PCs or the MHC stockholders is subject to certain limitations which apply to all breaches of the Acquisition Agreement. See "The Acquisition - Description of Agreements - Acquisition Agreement - Representations, Indemnifications and Holdback Shares." Although MHC has represented that it intends to satisfy its third-party creditor obligations following the Acquisition, in the event of a set-aside pursuant to applicable bankruptcy law, the expected benefits to UCI from the Acquisition would not be achieved and, subject to a possible recovery under the applicable indemnification provisions of the Acquisition Agreement, the transaction costs associated with the Acquisition would not be recoverable by UCI, thereby adversely affecting UCI's operations.

INTEGRATION OF OPERATIONS; MANAGEMENT OF GROWTH

         In determining that the Acquisition was in the best interests of the Company, the UCI Board addressed the cost savings, operating efficiencies, and other synergies that may result from the consummation of the Acquisition. The consolidation of functions and the integration of departments, systems and procedures following the Acquisition present significant management challenges requiring the dedication of management resources that may temporarily detract attention from the day-to-day business of the Company. The difficulties of assimilation may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. The process of combining the MHC assets may cause an interruption of, or a loss of momentum in, the Company's business, which could have an adverse effect on the revenues and operating results of the combined Company, at least in the near term. There can be no assurance that the combined entity will be able to retain all of its key management and other operating personnel or that the combined entity will realize any of the other anticipated benefits of the Acquisition.

DILUTION

         VOTING CONTROL

         Upon receipt of requisite stockholder approval, UCI has committed to issue 2,901,396 shares of Common Stock to a designated escrow agent in connection with the Acquisition and has committed to issue the Warrants for the purchase of up to 300,000 shares of Common Stock as placement agent and financial advisory services fees in connection with the Private Placement. Without giving effect to any other issuance of Common Stock by UCI following the closing of the Acquisition, such additional shares of Common Stock to be issued in connection with the Acquisition and pursuant to the exercise of the Warrants would represent, in the aggregate, approximately 24.7 percent of the number of shares of Common Stock outstanding immediately after the closing of the Acquisition. Accordingly, the contemplated issuance of shares in connection with the Acquisition and the exercise of the Warrants would have the effect of substantially reducing the percentage voting interest in UCI represented by a share of the Common Stock immediately prior to such share issuances.


         As of the Record Date for the Annual Meeting, Companion HealthCare Corporation ("CHC") and Companion Property and Casualty Company ("CP&C"), each a wholly-owned subsidiary of BCBS (individually, a "BCBS Subsidiary," and collectively, the "BCBS Subsidiaries"), owned in the aggregate 2,624,623 shares, or approximately 39 percent, of the outstanding Common Stock. Under various agreements between UCI and the BCBS Subsidiaries (the "Anti-Dilution Agreements"), the BCBS Subsidiaries have the right at any time to purchase from UCI such number of shares of the voting stock of UCI as is necessary for BCBS and its affiliated entities, as a group, to maintain an aggregate ownership of 47 percent of the outstanding voting stock of UCI. To the extent either of the BCBS Subsidiaries exercises such right in conjunction with a sale of voting stock by UCI, the price to be paid by the BCBS Subsidiary is the average price to be paid by the other purchasers in such sale. Otherwise, the price is the average closing bid price of the UCI voting stock on the ten trading days immediately preceding the election by the BCBS Subsidiary to exercise its purchase rights. Consequently, to the extent any of the BCBS Subsidiaries elect to exercise any or a portion of their rights under the Anti-Dilution Agreements following the Private Placement and, if approved, the issuance of shares contemplated by the Acquisition and pursuant to the Warrants, the sale of shares of Common Stock to such BCBS Subsidiary will have the effect of further reducing the percentage voting interest in UCI represented by a share of the Common Stock immediately prior to such sale.


         The substantial ownership of Common Stock by the BCBS Subsidiaries, MHC and other affiliates of the Company following the Acquisition and the Private Placement will provide them with the ability to exercise substantial influence in the election of directors and other matters submitted for approval by the UCI stockholders. As a result, it may be difficult for other stockholders of UCI to successfully oppose matters which are presented by such entities for action by stockholders, or to take actions which are opposed by such entities. Such ownership may also have the effect of delaying, deterring or preventing a change in control of UCI without the consent of such entities. In addition, sales of Common Stock by such entities could result in another stockholder obtaining control over UCI.

         EARNINGS AND BOOK VALUE PER SHARE


         On a pro forma basis, the closing of the Acquisition and the Private Placement have a dilutive effect on earnings per share of UCI for the fiscal year ended September 30, 1998 (from $(1.61) per share to $(1.78) per share). These pro forma amounts are based on the assumptions reflected in the notes to the Unaudited Pro Forma Combined Condensed Financial Statement included elsewhere in this Proxy Statement and, consequently, may not be reflective of all of the actual cost savings or other synergies, if any, or the related expenses that may be realized or incurred by the Company as a result of the Acquisition and the Private Placement. The extent of dilution to UCI stockholders with respect to future earnings per share and book value per share will depend on the actual results achieved by the Company following the Acquisition and the Private Placement as compared to the results that could have been achieved by the Company on a stand-alone basis over the same period in the absence of such transactions. No assurance can be given as to such future results, and, accordingly, as to whether the Acquisition and the Private Placement will ultimately be dilutive to UCI stockholders with respect to future earnings per share or book value per share.


RESALES OF COMMON STOCK

          Upon receipt of requisite stockholder approval, UCI has committed to issue 2,901,396 shares of Common Stock to a designated escrow agent in connection with the Acquisition and the Warrants for the purchase of up to 300,000 shares of Common Stock as placement agent and financial advisory services fees in connection with the Private Placement. In addition, 1,200,000 shares of Common Stock were issued to investors in the Private Placement. Without giving effect to any other issuance of Common Stock by UCI following the closing of the Acquisition, shares of Common Stock issued in the Private Placement and the shares that may be issued pursuant to the Acquisition and pursuant to the exercise of the Warrants would represent, in the aggregate, approximately 37 percent of the number of shares of Common Stock outstanding immediately after such share issuances. The shares issued in connection with the Private Placement and the shares UCI has committed to issue in connection with the Acquisition and pursuant to the Warrants are considered "restricted securities" under applicable securities laws, thereby limiting the resale of such shares into the public market, in the absence of an effective registration or exemption from such registration requirements. The holders of shares issued in the Private Placement have been granted registration rights which entitle such holders to have such shares registered for sale into the public market. Comparable registration rights are to be granted to the holders of the shares to be issued pursuant to the Acquisition and to the holders of the Warrants to be issued in connection with the Private Placement. To the extent that such holders do not exercise such registration rights, all of such shares will nevertheless become eligible for sale in the public market in accordance with the Securities and Exchange Commission's Rule 144 or Rule 145 one year following the closing of the Acquisition and the Private Placement, as applicable, with certain volume and manner of sale limitations continuing only for one year thereafter (except as to shares held by persons deemed to be affiliates of UCI). In addition, if the proposed amendments to the UCI Certificate are approved by the stockholders at the Annual Meeting, UCI will substantially increase the number of shares of Common Stock available for issuance. Sales of substantial amounts of Common Stock, or the availability of substantial amounts of Common Stock for future sale, could adversely affect the prevailing market price of the Common Stock.

NASDAQ DELISTING

         On October 20, 1998, the Common Stock was delisted for trading on the Nasdaq SmallCap Market. The delisting was a consequence of the Company's failure to meet certain quantitative requirements regarding assets as set forth in the NASD's expanded quantitative and qualitative listing criteria for all companies listed on the Nasdaq Stock Market. These new requirements for continued listing became effective as to the Company on February 23, 1998. As of June 30, 1998, after giving effect to the issuance of Common Stock contemplated in the Conditional Delivery Agreement executed at the closing of the Acquisition, the amount of the Company's net tangible assets exceeded the applicable Nasdaq Stock Market $2 million net tangible assets requirement. As of September 30, 1998, however, the Company's net tangible assets were below the Nasdaq requirements. As a consequence of such delisting, trading in the Common Stock is currently conducted in the over-the-counter market, and it is expected that stockholders of UCI will find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock. In addition, delisting makes the Common Stock substantially less attractive as collateral for margin and purpose loans, for investment by financial institutions under their internal policies or state legal investment laws, as consideration in the financing of future acquisitions of other medical practices by the

Company, and for issuance by the Company in future capital raising transactions. Although the Common Stock remains eligible for quotation on the over-the-counter bulletin board, the Company is informed that the NASD may presently be considering higher standards for permitting quotations of securities on such bulletin board, thereby foreclosing this trading market to UCI stockholders as well.

                                THE ACQUISITION

DESCRIPTION OF THE ACQUISITION

         BACKGROUND

         The Company has experienced significant growth in the last few years as a result of acquisitions of medical practices. Management has sought to increase the Company's bargaining power with insurance payors and to lower operating costs through negotiated discounts on medical supplies by enhancing the Company's negotiating leverage through the clout associated with an expanding number of medical practices under the Company's control and an expanding number of medical providers employed by the professional corporations affiliated with UCI. In this regard, several out-of-state acquisition targets have been evaluated by the Company over the past few years.

         In the third calendar quarter of 1997, A. Wayne Johnson, Chairman and Chief Executive Officer of MHC, contacted M.F. McFarland, III, M.D., Chairman and Chief Executive Officer of UCI, to discuss the potential benefits of a combination of UCI and MHC. Mr. Johnson and Dr. McFarland had not met or had any discussions regarding a combination of the two companies prior to that time. Following their initial discussions, a determination was reached by the two executives to informally exchange information about their respective companies. In September 1997, several meetings took place among Dr. McFarland, Mr. Johnson, Jerry F. Wells, Jr., Executive Vice President of Finance and Chief Financial Officer of UCI, and Robert G. Riddett, Jr., President of MHC. During these meetings, the possible combination of UCI and MHC was discussed and analyzed at length in the context of both the existing operations of the respective companies and the potential growth and estimated synergies that could result.

         The content and findings from the September 1997 meetings were discussed with the UCI Board at its regularly scheduled September 1997 meeting in the context of potential growth opportunities and the enhancement of long-term value for the UCI stockholders.

         During October 1997, Dr. McFarland and Mr. Johnson authorized the continued exploration of combination possibilities at an expanded level, involving only a few members of senior management from each company. Thereafter, Mr. Wells notified Mr. Johnson of the kinds of additional information UCI would need to conduct more in-depth due diligence with respect to MHC. Following the receipt and review by UCI of this information from MHC, meetings among the top executive officers of UCI and MHC were held in October and November of 1997 to discuss and clarify the information provided, and to give UCI the opportunity to provide MHC with UCI's preliminary business plan and ideas for a possible acquisition of MHC by UCI.

         The two most in-depth meetings concerning the possible acquisition were held on October 16, 1997 at the corporate headquarters of MHC in Tucker, Georgia and on November 19, 1997 at the corporate offices of UCI in Columbia, South Carolina. Each of these two meetings were attended by Dr. McFarland and Mr. Wells of UCI and by Mr. Johnson and Mr. R. G. Riddett, President of MHC. At both of these meetings, each of the MHC operating facilities was discussed in detail (including the provider complement, provider contract issues, patient base, competition, growth potential, facility operating costs, equipment status, etc.). The proposed purchase price for the MHC assets was also discussed at both of these meetings. Mr. Johnson commenced these discussions by proposing a purchase price of approximately 1.9 times the annual revenue stream of MHC, primarily on the basis of his estimation of the attractiveness of the MHC markets. Dr. McFarland and Mr. Wells, however, proposed that approximately one times the annual revenue stream was closer to the industry average for a practice of the nature and size of that operated by MHC. Following additional negotiation, Messrs. Johnson, Wells and Dr. McFarland settled on a purchase price of approximately 1.3 times the annual revenue stream of MHC.

         Through a series of telephone conversations in November 1997, Dr. McFarland and Mr. Wells discussed with and recommended to the UCI Board that UCI pursue the acquisition of the MHC medical practices. As part of such conversations, Dr. McFarland and Mr. Wells reported to the UCI Board members on the course of negotiations related to the proposed acquisition, summarized the results of the due diligence that had been conducted on MHC, discussed the potential benefits and risks of the proposed acquisition, provided their respective views of the business and financial condition of MHC, and responded to questions from the directors.

         At the regularly scheduled December 1997 UCI Board meeting, results of due diligence to date, forecasts for combined operations, and purchase price negotiation details were presented by Dr. McFarland and Mr. Wells to the UCI Board. Following extensive deliberation, UCI's Board unanimously approved proceeding with the proposed acquisition of MHC in accordance with the objectives that had been set forth by UCI senior management.

         In January 1998, the UCI Board engaged the services of Dr. Oliver G. Wood, Jr., an independent consulting economist, to conduct a financial analysis of the proposed acquisition and to render an opinion as to the fairness of the proposed acquisition to UCI from a financial point of view. Dr. Wood was not engaged to, and did not, participate in the determination of the consideration to be paid by UCI in the proposed acquisition.

         At a meeting among Dr. McFarland, Mr. Wells and Mr. Johnson during the last week of January 1998, Mr. Wells informed Mr. Johnson that under NASD rules, UCI stockholder approval would be necessary to issue Common Stock to MHC as partial consideration in the proposed acquisition. To address the concern expressed at that meeting by Mr. Johnson over the uncertainty of UCI stockholder approval, Mr. Johnson required as a condition to MHC executing an acquisition agreement that Dr. McFarland and certain subsidiaries of BCBS (who at that time owned in the aggregate a majority of the outstanding Common Stock) execute agreements with MHC under which each stockholder committed to vote the stockholder's shares in favor of the issuance of Common Stock to MHC. Such agreements were executed on February 9, 1998.

         A letter of intent relating to the proposed acquisition was negotiated in the first week of February 1998 among top management officials of both companies, outside counsel and financial advisors. Over the course of the same period, Dr. McFarland and Mr. Wells continued to hold discussions with members of the UCI Board and provided board members with oral and written information regarding the proposed acquisition. The letter of intent and the form of a definitive acquisition agreement, including additional supporting agreements, was unanimously approved by the UCI Board in the first week of February 1998.

         On February 9, 1998, Dr. Wood delivered a written opinion to the effect that, as of that date and based on and subject to certain matters stated in his opinion, the proposed acquisition was fair from a financial point of view to UCI. On February 9, 1998, a definitive Acquisition Agreement was executed by UCI and MHC.

         During December of 1997, senior management of MHC provided the members of the Board of Directors of MHC (the "MHC Board") with information on the status of the discussions and negotiations with UCI and due diligence on UCI. A meeting of the MHC Board was held on February 6, 1998. Prior to that meeting, each director of MHC was provided with materials outlining and analyzing the proposed acquisition. At the meeting of the MHC Board, MHC senior management presented to the MHC Board the background of the proposed acquisition, the outline of the terms and conditions of the proposed acquisition, a financial analysis of the proposed acquisition, and the potential benefits and risks of the proposed acquisition. MHC senior management also responded to questions from directors. During the first week of

February 1998, the MHC Board approved the form of a definitive purchase agreement and related documentation, subject to finalization by MHC management and its legal advisors.

         On February 13, 1998, UCI issued a press release announcing the Acquisition.


         On February 24, 1998, the Company filed with the Securities and Exchange Commission (the "SEC") its preliminary proxy statement relating to the Annual Meeting. During the first week of March 1998, the SEC notified the Company as to its timetable for reviewing the preliminary proxy statement. The Company determined that the proposed timetable for the review of its proxy statement by the SEC made it impracticable to obtain stockholder approval of the issuance of Common Stock in the Acquisition prior to March 31, 1998, the date originally contemplated by the parties for the closing of the Acquisition. As a consequence of various operational needs of the Company and MHC, the respective managements of both companies determined that it was in the best interests of both companies to close the Acquisition prior to the Annual Meeting, but to delay the actual delivery of Common Stock to MHC as contemplated in the Acquisition Agreement until after requisite stockholder approval for such issuance had been obtained at the Annual Meeting. To address the revised structure of the Acquisition and the delay in delivery of the Common Stock portion of the purchase price, on April 15, 1998 the parties to the original Acquisition Agreement executed a First Amendment to the Acquisition Agreement. The Acquisition Agreement was further amended on May 7, 1998 upon the parties' execution of a Second Amendment which had the primary effect of changing the amounts of cash and the promissory note to be delivered by the Company at closing.


         Following the date of the second amendment to the Acquisition Agreement and continuing through the date of the closing of the Acquisition, UCI and MHC continued to meet to exchange information and to prepare for the anticipated consummation of the Acquisition.

         On May 12, 1998, UCI closed the Private Placement of 1,200,000 shares of Common Stock for net proceeds of approximately $1,074,000. A portion of these proceeds was necessary to satisfy the cash portion of the consideration exchanged by the Company in the Acquisition.

         CLOSING OF THE ACQUISITION

         The closing of the Acquisition took place on May 13, 1998 and is being accounted for as of May 1, 1998. All of the transfers and exchanges identified below were completed and accounted for as of such dates. At the closing of the Acquisition, the following took place:

o MHC transferred to UCI-GA substantially all of the assets of MHC in exchange for the following:

         o assumption by UCI-GA of certain liabilities, including a $594,184 line of credit obligation and certain real property and equipment lease obligations of MHC; and

         o cash, note payable and a commitment to issue stock having an aggregate value of $8.14 million, exchanged as follows:

                  o delivery of a cash payment of $450,000 to an escrow agent selected by MHC and the delivery to the escrow agent of a $800,000 promissory note of UCI-GA payable to the escrow agent, with such cash and the proceeds from the repayment of the note to be paid by the escrow agent to certain creditors of MHC; and

                  o delivery of a Conditional Delivery Agreement pursuant to which UCI commits to issue 2,901,396 shares of Common Stock to the escrow agent subject to the receipt of stockholder approval for such issuance (such shares valued at $6.89 million using a value of $2.375 per share pursuant to the share price formula set forth in the

                           Acquisition Agreement). At the Annual Meeting, stockholders of UCI will be asked to approve the issuance of such shares. See "Annual Meeting Proposals."

o The MHC-PCs transferred to the UCI-PCs all of the assets of the MHC-PCs in exchange for the following:

         o assumption by the UCI-PCs of the obligations of the MHC-PCs under employment agreements with medical service providers; and

         o       an aggregate cash payment of $200 ($100 to each of the two
                 MHC-PCs).

         REASONS FOR THE ACQUISITION

         The UCI Board and UCI senior management believe that the terms of the Acquisition are fair to, and in the best interests of, UCI and the UCI stockholders. In reaching its determination to approve the Acquisition, the UCI Board identified and analyzed the following factors and potential benefits, among others, relating to the Acquisition:

o alternatives for growth in the healthcare business, including internal development, which the UCI Board viewed as less advantageous due to UCI's limited development resources as well as the uncertainty of the success of such development efforts, none of which appeared to present the opportunity that an acquisition of MHC presented;

o the strategic value of further developing a multi-state presence for the Company;

o the competitive advantage gained by increasing the medical provider base in negotiating insurance reimbursement rates and discounts to medical supply costs;

o the expectation that the assets of MHC represented a complementary business and that the Acquisition would be viewed favorably by investors due to such complementary nature;

o the benefits of enjoying economies of scale by combining the two companies and eliminating certain duplications of overhead (The expected savings from the elimination of certain MHC overhead are estimated to range from $465,000 to $2 million annually.);

o information concerning the Company's and MHC's respective prospects, financial performance, financial condition, assets and operations;

o the financial terms of the Acquisition and its effect on future earnings;

o the opinion of Dr. Oliver G. Wood Jr. that the terms of the Acquisition were fair, from a financial point of view, to UCI, as well as the underlying financial analysis of Dr. Wood presented in connection with such opinion; and

o a review with UCI's outside legal counsel of the terms of the Acquisition Agreement and related agreements.

         Following its deliberations concerning such factors, the UCI Board concluded that the Acquisition may increase the long-term prospects of the Company for continued growth, may increase stockholder value and was in the best interests of UCI and its stockholders from both a financial and strategic perspective. The timing of the discussions between UCI and MHC which led to the Acquisition was a consequence of the election by the Chief Executive Officer of MHC to initiate contact with UCI in the third quarter of 1997 as disclosed above. The election by the respective managements of UCI and MHC to proceed with the closing of the Acquisition was based on their observations regarding the expected advantages of the Acquisition and the absence of any compelling basis on which to delay the closing.

         The UCI Board also considered a variety of potentially negative factors in its deliberations concerning the Acquisition, including: (i) the possible dilutive effect of the issuance of Common Stock in the Acquisition; (ii) the charges expected to be incurred in connection with the Acquisition, including the transaction costs and costs of integrating the businesses of the companies;
(iii) the risk that, despite the efforts of the combined company, key personnel of MHC may not be retained by the Company and the MHC assets may continue to be unprofitable; and (iv) the risk that other benefits sought to be obtained by the Acquisition might not be obtained.

         The financial condition of MHC (including its losses to date) was considered by both UCI management and the UCI Board whose members evaluated this factor in conjunction with the potential cost savings expected to be achieved by the elimination of certain duplications of overhead following the proposed acquisition. An estimate of approximately $100,000 in related costs of the acquisition (including professional, legal and accounting fees) was presented to the UCI Board by UCI management.

         In view of the wide variety of factors, both positive and negative, considered by the UCI Board, the UCI Board did not find it practical to, and did not quantify or otherwise assign relative weights to the specific factors considered. In its deliberations, the UCI Board also did not undertake to segregate its analysis of any one factor or a group of factors from the context of all factors under consideration, nor did individual members express how their conclusion as to any single factor or group of factors affected or was otherwise relevant to that member's decision. In addition, individual members of the UCI Board may have given different weights to the various factors considered.

         RECOMMENDATION OF THE UCI BOARD

         The UCI Board has approved the Acquisition Agreement and the transactions contemplated by the Acquisition Agreement by the unanimous consent of all directors and has determined that the terms of the Acquisition Agreement and related agreements are fair to, and that the Acquisition is in the best interests of, UCI and its stockholders and, therefore, recommends that the holders of common stock vote FOR the proposals relating to the Acquisition.

                  YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

         STOCKHOLDER APPROVAL


         Stockholders of UCI are not being asked at the Annual Meeting to approve or ratify the Acquisition or the Private Placement. Stockholder approval is being sought at the Annual Meeting to enable UCI to satisfy its obligations under agreements delivered at the closings of the Acquisition and the Private Placement. Specifically, under Conditional Delivery Agreements delivered at the closings of each of the Acquisition and the Private Placement, UCI has committed to issue 2,901,396 shares of Common Stock to an escrow agent and to issue Warrants for the purchase of 300,000 shares of Common Stock to certain parties who participated in the Private Placement. Because the aggregate number of such shares of Common Stock will exceed the existing number of shares authorized under the UCI Certificate, stockholder approval is being sought to make an appropriate amendment to the UCI Certificate to increase the authorized capital stock. Because the Common Stock and the Warrants were not actually issued at the closings of the Acquisition and the Private Placement, stockholder approval was not required for such closings to take place.


         The Conditional Delivery Agreement delivered at the closing of the Acquisition states that in the event the stockholders of UCI fail to approve any of the matters necessary to issue the shares to MHC as provided in the Acquisition Agreement, each of the parties, to the extent possible, is to be restored to its position held prior to the closing. In recognition of the fact that the Acquisition resulted in the integration of multiple business operations involving the combination of operating, accounting and software systems and departments, as well as various re-allocations of administrative management and staff, modifications and enhancements to support functions, and applicable adjustments in arrangements with third parties, the Conditional Delivery Agreement addresses the fact that it may not be possible to restore a party to the position it held prior to the closing of the Acquisition. In such event, the Conditional Delivery Agreement provides that should any party be unable to return to any other party any assets or liabilities originally transferred by such other party in the Acquisition, the party unable to fully return such assets or liabilities shall instead deliver a promissory note in principal amount equal to the excess of the fair market value of any assets not returned over the fair market value of any liabilities not returned. It is expected that the parties will resolve by mutual agreement the definitive amounts of any such promissory notes and the extent of any set-offs to be recognized. The notes will bear interest at the then prime rate, with all interest and principal due one month following the date of the note.

         EXPECTATION OF STOCKHOLDER APPROVAL


         As noted above, on February 9, 1998 M.F. McFarland, III, M.D., Chairman and Chief Executive Officer of UCI, and two subsidiaries of Blue Cross Blue Shield of South Carolina ("BCBS") executed separate agreements with MHC in which each of them has agreed to vote shares held by such stockholder in favor of the proposals relating to the Acquisition and the Private Placement that will be presented for stockholder approval. In late July 1998 MHC obtained an agreement with D. Michael Stout, M.D., Executive Vice President of Medical Affairs for UCI, in which he agreed to vote his shares in favor of the Acquisition proposals. As of the record date for the Annual Meeting, shares held by these four stockholders represented approximately 50.8 percent of the outstanding Common Stock.


         ACCORDINGLY, IF EACH OF SUCH STOCKHOLDERS VOTES AS INDICATED, ALL OF THE PROPOSALS RELATING TO THE ACQUISITION AND THE PRIVATE PLACEMENT ARE ASSURED TO BE APPROVED, REGARDLESS OF THE VOTES THAT MAY BE CAST BY ANY OTHER HOLDERS OF COMMON STOCK ENTITLED TO VOTE.

         SCHEDULING OF STOCKHOLDER APPROVAL


         The timing of the Acquisition and the Private Placement made it convenient for UCI to seek stockholder approval for the issuance of the Common Stock and the Warrants at the Annual Meeting. The Annual Meeting had originally been scheduled to occur prior to the closing of the Acquisition and the Private Placement. However, in the context of various operational needs of both UCI and MHC which were to be addressed through the Acquisition, and the delays in the scheduling of the Annual Meeting as a consequence of the review of this Proxy Statement and related materials by the SEC, the respective managements of both companies determined that the interests of the stockholders of both companies were better served by proceeding to close the Acquisition and the Private Placement in advance of the Annual Meeting. As discussed above, to ensure that UCI's commitment to issue the shares contemplated by the Conditional Delivery Agreement would be approved, MHC has obtained the commitment of four stockholders of UCI holding votes sufficient to approve the issuance of the Common Stock to vote in favor of such issuance at the Annual Meeting. Prior to scheduling the closings, UCI also sought and received confirmation from the NASD that closing of the Acquisition and the Private Placement in advance of stockholder approval for the issuance of the Common Stock and the Warrants would not violate applicable NASD rules and regulations.


         FAIRNESS OPINION

         Dr. Oliver G. Wood, Jr. has delivered his opinion to the effect that the terms of the Acquisition are fair to UCI from a financial point of view.

         The full text of the written opinion of Dr. Wood, dated February 9, 1998, is attached as Appendix A to this Proxy Statement and describes the assumptions made, matters considered and limits on the review undertaken. UCI stockholders are urged to read the opinion in its entirety. Dr. Wood's written opinion is addressed to the UCI Board, is directed only to the fairness, from a financial point of view, of the terms of the Acquisition to UCI, and does not constitute a recommendation of the Acquisition over other courses of action that may have been available to UCI or constitute a recommendation to any holder of Common Stock concerning how such holder should vote with respect to the proposals relating to the Acquisition. The summary of the opinion of Dr. Wood set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

         In arriving at his opinion, Dr. Wood (i) reviewed the terms and conditions of the Acquisition, including drafts of the Acquisition Agreement and agreements ancillary to the Acquisition Agreement; (ii) analyzed certain financial aspects of the Acquisition and consideration to be paid by UCI and UCI-GA in connection with the Acquisition, (iii) reviewed and analyzed publicly available historical business and financial information relating to UCI, as presented in documents filed with the Securities and Exchange Commission (the "SEC") as well as historical financial information relating to MHC provided to him by UCI and MHC; (iv) analyzed selected non-public financial and operating results of operations of UCI and MHC; (v) analyzed the financial conditions and prospects of UCI and MHC; (vi) reviewed and analyzed public information, including certain stock market data and financial information of selected companies with operating and financial characteristics similar to those of UCI and MHC; (vii) reviewed the trading history of the Common Stock, including such stock's performance in comparison to market indices and to selected companies with operating and financial characteristics similar to those of UCI; (viii) conferred with the management teams of UCI and MHC; (ix) reviewed public financial and transaction information relating to multiples paid in selected merger and acquisition transactions similar to the Acquisition or relevant portions thereof; and (x) conducted such other financial analyses and investigations as deemed necessary or appropriate for the purposes of his opinion. All material analyses conducted by Dr. Wood are described in this section of this Proxy Statement.

         In connection with his review, Dr. Wood assumed and relied on the accuracy and completeness of the information he reviewed for the purpose of his opinion and did not assume any responsibility for independent verification of such information or for any independent evaluation or appraisal of the assets of UCI or MHC. With respect to UCI's and MHC's non-public financial and operating data, Dr. Wood assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of UCI and MHC. Dr. Wood expressed no opinion with respect to such non-public financial and operating data or the assumptions on which they were based. Dr. Wood's opinion was necessarily based upon business, market, economic and other conditions as they existed on, and could be evaluated as of, the date of his opinion. Dr. Wood's opinion did not imply any conclusion as to the likely trading range of the Common Stock following the consummation of the Acquisition, which may vary depending on, among other factors, changes in interest rates, dividend rates, financial and operating performance of UCI market conditions, general economic conditions and other factors that generally influence the price of securities.

         Dr. Wood's analysis focused primarily upon the purchase prices and implied transaction multiples paid in selected merger and acquisition transactions involving physician practices. Included in the transactions relied upon by Dr. Wood were mergers and acquisitions involving InPhyNet Medical Management/MedPartners, Inc., AHI Healthcare Systems, Inc./FPA Medical Management, Inc., ReadiCare, Inc./HealthSouth Corp., Sterling Healthcare Group, Inc./FPA Medical Management, Inc., Caremark International, Inc./MedPartners, Inc. and Pacific Physician Services, Inc./MedPartners, Inc. The acquisition value-to-target net sales multipliers of the indicated transactions ranged from 0.754:1 to 1.992:1. The weighted average acquisition value-to-target net sales multiplier of the indicated transactions was 1.017:1. Also considered by Dr. Wood were the acquisition value-to-target net sales multipliers for the pending HealthSouth Corp./Company Doctor acquisition (1.74:1) and the weighted average acquisition value-to-target net patient revenue multiplier for six recently completed physician practice acquisitions by the Company (0.823:1). Applying the same analysis, Dr. Wood calculated an acquisition value-to-target net patient revenue multiplier for the Acquisition of 1.31:1. In making his evaluation, Dr. Wood also considered certain other factors, including, among other things, the changing dynamics of the medical care consumer price index and its reflection of competitive pressures in the healthcare industry, the potential for various synergies and cost reductions in consolidation of selected marketing, operations and administrative activities of the Company and MHC, the potential for growth in certain geographic areas of MHC and various risks associated with the Acquisition.

         No company used in the comparable transaction analyses conducted by Dr. Wood is identical to UCI or MHC, and no acquisition used in such analyses is identical to the Acquisition. Accordingly, any such analysis of the consideration to be paid by UCI in connection with the Acquisition involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable companies and acquisitions and other factors in relation to the trading and acquisition values of the comparable companies.

         The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Dr. Wood believes that his analyses and the summary set forth above must be considered as a whole and that selecting portions of his analyses and the factors considered by him, without considering all analyses and factors, could create an incomplete view of the processes underlying the analysis set forth in his opinion. Dr. Wood has not indicated that any of the analyses which he performed had a greater significance than any other.

         In determining the appropriate analyses to conduct and when performing those analyses, Dr. Wood made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of UCI and MHC. The analyses which Dr. Wood performed are not necessarily indicative of actual values of actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Dr. Wood's analysis of the fairness, from a financial point of view, to UCI of the terms of the Acquisition. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or any time in the future.

         Dr. Wood is engaged in the general business of providing valuations of businesses and securities in connection with private placements and valuations for corporations and other purposes. Dr. Wood was engaged by UCI primarily because of his regional reputation in performing valuations and financial analyses of the kind provided in connection with the Acquisition. Prior to the engagement of Dr. Wood by UCI in connection with the matters discussed above, neither UCI, MHC nor any affiliate of such companies had any material relationship with Dr. Wood.

         UCI entered into an agreement with Dr. Wood pursuant to which Dr. Wood agreed to act as UCI's financial advisor in connection with the Acquisition and to evaluate the fairness to UCI, from a financial point of view, of the terms of the Acquisition. As compensation for his services, Dr. Wood received $10,000, plus reimbursement of certain out-of-pocket expenses, payable without regard to the financial analyses presented or the conclusions reached in the opinion rendered.

         FINANCING OF THE ACQUISITION

         UCI engaged Allen & Company ("Allen") as its financial advisor to assist UCI in the private offering and sale of 1.2 million shares of Common Stock in the Private Placement which closed on May 12, 1998. The net proceeds to UCI from the sale of Common Stock in the Private Placement (after payment of related commissions and expenses) was approximately $1,074,000. UCI financed the cash portion of the consideration issued in the Acquisition using $450,000 of the net proceeds received by UCI in the Private Placement.

         For its financial advisory and placement agent services in connection with the Private Placement, Allen was paid a commission of $96,000 (8% of the aggregate purchase price in the Private Placement) and the Company committed to issue the Warrants for the purchase of 150,000 shares of Common Stock upon receipt of requisite stockholder approval at the Annual Meeting. The Warrants to be issued to Allen are to be exercisable at any time during their five-year term at a price per share of $1.00. In addition, the Company has committed to issue Warrants for the purchase of 150,000 shares of Common Stock to Laidlaw Global Securities, Inc. ("Laidlaw") for certain financial advisory services in connection with the Private Placement. The Warrants to be issued to Laidlaw are to be exercisable at any time during their five-year term at a price per share of $1.50.

          The shares of Common Stock and the Warrants issued in the Private Placement were issued pursuant to exemptions from the registration requirements of federal and state securities laws. Consequently, the transferability of such securities is restricted following the Private Placement. UCI has entered into a registration rights agreement with the investors in the Private Placement that provides the investors with certain registration rights. Upon issuance of the Warrants, UCI will enter into a similar registration rights agreement with Allen with respect to the Common Stock issuable upon exercise of the Warrants issued to Allen. See "Risk Factors - Dilution - Voting Control" and "Risk Factors - Resales of Common Stock."

         CERTAIN FEDERAL INCOME TAX MATTERS

         For U.S. federal income tax purposes, no income, gain or loss will be recognized by UCI or the stockholders of UCI as a result of the Acquisition.

         ACCOUNTING TREATMENT

         In accordance with generally accepted accounting principles, the Acquisition is being accounted for as a purchase of certain assets and an assumption of certain liabilities of MHC and its affiliated entities with the Company treated as the acquiror for accounting purposes in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended.

         Under EITF 97-2, the Company is consolidating the results of the affiliated medical practices of the MHC-PCs acquired in the Acquisition by the UCI-PCs with those of the Company. Consolidation is required by EITF 97-2 as a consequence of the nominee shareholder arrangement that exists with respect to each of the UCI-PCs.


         Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.


         RESALES OF COMMON STOCK

         All shares of Common Stock that were issued in the Private Placement and all shares of Common Stock that may be issued in connection with the Acquisition and pursuant to the exercise of the Warrants are, or upon issuance will be, deemed to be "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "1933 Act"). As a consequence, such shares may not be sold, pledged or otherwise transferred by the stockholders receiving such shares except in transactions permitted by the resale provisions of Rule 145 under the 1933 Act (with respect to shares issued in the Acquisition) and Rule 144 under the 1933 Act (with respect to persons purchasing such shares in the Private Placement and persons who are or become affiliates of UCI), or as otherwise permitted under the 1933 Act. See "Risk Factors - Resales of Common Stock."

          In general, under Rule 145 (with respect to shares received in the Acquisition) and Rule 144 (with respect to shares received in the Private Placement or purchased upon exercise of the Warrants) during the first year following the issuance of the shares, any person receiving shares of Common Stock in any of such transactions will be able to sell or otherwise transfer such shares only pursuant to an effective registration statement under the 1933 Act or in compliance with an exemption from the registration requirements of the 1933 Act. During the second year following the receipt of such shares, such person will be entitled to sell such shares only through unsolicited "brokers' transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by such person (together with certain related persons) within any three-month period for the purposes of Rule 144 and Rule 145 cannot exceed the greater of one percent of the outstanding shares of Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rules 144 and 145 will only remain available, however, if UCI remains current with its informational filings with the SEC under the Securities Exchange Act of 1934, as amended (the "1934 Act"). Two years after the issuance of shares in the Acquisition, the Private Placement, or upon exercise of the Warrants, as applicable, a stockholder who received Common Stock in such transaction will be able to sell such Common Stock without such manner of sale or volume limitations, provided that UCI has been current with its 1934 Act informational filings and such person has not been an affiliate of UCI for at least three months prior to such sale. Persons who may be deemed to be affiliates of UCI generally include individuals or entities that control, are controlled by, or are under common control with, UCI, and may include certain officers and directors of UCI as well as principal stockholders of UCI.

         In order to help assure compliance with Rule 144 and Rule 145 under the 1933 Act, each purchaser in the Private Placement signed, and each of MHC and its stockholders will be required to sign prior to the issuance to any of them of shares of Common Stock, an agreement providing that such person or entity will not transfer any Common Stock received in the respective transaction except in compliance with the 1933 Act, and a restrictive legend referencing such transfer restrictions will be placed on the reverse side of certificates representing such shares.

         Under the terms of various registration rights agreements, the investors in the Private Placement, Allen, MHC and the MHC Stockholders have certain demand and piggyback registration rights pursuant to which they may require UCI, subject to certain terms and conditions, to register under the 1933 Act all or part of the Common Stock received or to be by such stockholders in connection with the Private Placement and the Acquisition and upon the exercise of the Warrants, as applicable. See "Description of the Agreements -Other Agreements Registration Rights Agreement."

         ABSENCE OF DISSENTERS' RIGHTS


         UCI is incorporated in the State of Delaware, and accordingly, is governed by the provisions of the Delaware General Corporation Law (the "DGCL"). UCI stockholders are not entitled to appraisal rights under the DGCL with respect to the Acquisition. Approval of the stockholders of UCI is required under the DGCL to amend the UCI Certificate to increase the number of authorized shares of Common Stock. Stockholder approval of neither the Acquisition nor the Private Placement themselves is required under the DGCL.


         INTERESTS OF CERTAIN PERSONS IN THE ACQUISITION


         Pursuant to the Acquisition Agreement, UCI agreed to undertake appropriate corporate action to have A. Wayne Johnson, Chairman and Chief Executive Officer of MHC, appointed to the UCI Board. The UCI Board has nominated Mr. Johnson as one of the three nominees in the election of directors at the Annual Meeting. To the extent Mr. Johnson is not elected as a director at the Annual Meeting, promptly following the Annual Meeting, the UCI Board is expected to vote to increase the size of the UCI Board from seven to eight members and to appoint Mr. Johnson to fill the vacancy created by the expansion in the number of directors. In the event Mr. Johnson is elected as a director at the Annual Meeting and the amendment of the UCI Certificate is not approved by the UCI stockholders, thereby requiring the parties to the Acquisition to return, to the extent possible, to their postures held prior to the Acquisition, there is no arrangement or understanding currently in place or contemplated that would limit or otherwise restrict his service on the UCI Board for the full term to which he is elected.

DESCRIPTION OF THE AGREEMENTS

         ACQUISITION AGREEMENT

         GENERAL

         The Acquisition Agreement (which includes as exhibits the Non-Solicit Agreements and the Registration Rights Agreement) is the legal document that governs the Acquisition. Pursuant to the terms of the Acquisition Agreement, UCI-GA acquired substantially all of the assets of MHC (the "MHC Assets") and the UCI-PCs acquired certain assets of the MHC-PCs (the "MHC-PC Assets"), all in exchange for the assumption by UCI-GA of certain liabilities of MHC (the "MHC Liabilities") and the payment of approximately $8.14 million in value, comprised of a combination of cash paid by UCI-GA and the UCI-PCs, a note payable of UCI-GA, and an agreement to issue UCI Common Stock. The closing of the Acquisition was completed on May 13, 1998, effective for accounting purposes as of May 1, 1998.

         THE DESCRIPTION IN THIS SECTION OF THE ACQUISITION AGREEMENT IS QUALIFIED BY REFERENCE TO THE FULL AGREEMENT WHICH HAS BEEN FILED AS AN EXHIBIT TO THE UCI CURRENT REPORT ON FORM 8-K FILED WITH THE SEC ON FEBRUARY 17, 1998, AS AMENDED BY FILING OF FORMS 8-K/A ON APRIL 20, 1998, MAY 28, 1998, JULY 24, 1998, AUGUST 13, 1998, OCTOBER 13, 1998 AND DECEMBER 7 , 1998. YOU CAN OBTAIN SUCH REPORTS BY FOLLOWING THE INSTRUCTIONS WE PROVIDE IN THIS PROXY STATEMENT UNDER THE HEADING "ADDITIONAL INFORMATION - WHERE YOU CAN FIND MORE INFORMATION."

         ASSETS PURCHASED AND LIABILITIES ASSUMED

         The MHC Assets included the MHC accounts receivable, machinery, furniture, furnishings, equipment, computer hardware and software, inventory, supplies, leasehold interests, other contract rights, permits, licenses and goodwill. Excluded from the MHC Assets were cash and cash accounts (other than any holdback amounts associated with MHC's line of credit, as described below), accounts receivable from employees, automobile leases, certain real property, and any furniture, equipment and software used at the MHC headquarters facility. Each of MHC and the MHC-PCs (collectively, the "Selling Entities") also transferred or otherwise assigned to the Company all of their rights to all corporate and trade names used by each of the Selling Entities or their divisions. All MHC Assets, with the exception of MHC's accounts receivable which were pledged in support of the MHC line of credit obligation, were conveyed free and clear of all liens and encumbrances.

         The MHC-PC Assets primarily included medical records and the rights under the various employment agreements with medical providers employed at the MHC Centers.

         The MHC Liabilities included the obligations of MHC under operating and capital equipment leases, the obligations of MHC under certain of its real property leases (or the obligations under new leases with similar terms), and the MHC line of credit obligation with Bank One, N.A. in the amount of $594,184. UCI-GA did not assume any other of the Selling Entities' obligations or liabilities, including current and long-term liabilities, contingent liabilities, medical malpractice claims, environmental claims, workers' compensation claims, and sales, income and payroll taxes.

         CONSIDERATION PAID IN THE ACQUISITION

         The aggregate purchase price for the MHC Assets was $8.14 million, plus the assumption of the MHC Liabilities, including the $594,184 line of credit obligation and lease obligations of MHC. Payment of the purchase price consisted in part of a cash payment by UCI-GA at closing of $450,000 to an escrow agent appointed by MHC and the delivery of a promissory note in the principal amount of $800,000 executed by UCI-GA in favor of the escrow agent. Such promissory note, as amended, is in the principal amount of

$759,079, bears interest at a rate of 6.5% per annum for the period May 1, 1998 through August 1, 1998, and interest at the rate of 10.5% thereafter until the note is paid in full. Such promissory note, as amended, is interest only until its maturity date which is defined as the earlier of January 31, 1999; the sale by UCI of substantially all of its assets; any person, entity or group acquiring more than 50% of the voting stock of UCI; or the sale by UCI of more than $1 million of Common Stock. UCI guaranteed the promissory note. The purchase price received by the escrow agent is to be used to pay certain creditors of MHC identified to the escrow agent by MHC.

         The balance of the purchase price of the Acquisition consisted of the delivery to MHC at the closing of a Conditional Delivery Agreement (the "Conditional Delivery Agreement") by and between UCI, UCI-GA and MHC which requires UCI to issue to MHC 2,901,396 shares of Common Stock after the stockholders of UCI approve such issuance. Pursuant to the Acquisition Agreement, the price per share utilized to determine the number of shares of Common Stock to be issued to MHC was $2.375. The Conditional Delivery Agreement states that in the event the stockholders of UCI fail to approve any of the matters necessary to issue the shares to MHC as provided in the Acquisition Agreement, the parties are to undertake, to the extent possible, such actions as are necessary to restore the parties to their positions held prior to the closing of the Acquisition. In the event it is impossible to restore a party to its position held prior to closing, any deficiency is to be resolved by the exchanging of promissory notes among the parties.

         The purchase price for the MHC-PC Assets was $200 which was paid by the UCI-PCs to the MHC-PCs at the closing of the Acquisition.

         The purchase price was allocated among the MHC Assets pursuant to a letter provided by UCI-GA to MHC following the closing. In such allocation, the amount allocated to the fixed assets of the Selling Entities was determined by an appraisal firm selected by UCI-GA.

         TAX TREATMENT

         Although the parties believe that the purchase of the MHC Assets qualified as a tax-free reorganization under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company will not be responsible for assuring that the transaction so qualifies, and the Acquisition was not conditioned upon such qualification.

         COVENANTS

         Each of MHC and the MHC-PCs has agreed in the Acquisition Agreement not to compete with the Company anywhere within the states of South Carolina, Tennessee and Georgia for a period of three years after the closing. In addition, the holders of the Class B voting common stock of MHC (the "Class B Stockholders") executed a Non-Solicit Agreement attached as an exhibit to the Acquisition Agreement. See "Related Agreements - Non-Solicit Agreements."

         EMPLOYEES

         Each of the Selling Entities made available for employment by the Company all of each of the Selling Entities' employees, but the Company was not obligated to employ any particular employee. Each of the physician-employees, physician assistants and nurse practitioner employees of the Selling Entities (collectively, the "Medical Providers") executed, effective as of May 1, 1998, employment agreements with the UCI-PCs. All of the such employment agreements also include non-compete provisions which are consistent with such employee's non-compete agreements, if any, with MHC and the MHC-PCs, as applicable. MHC and the MHC-PCs will satisfy, and the Company will be protected against, all accrued employee benefits, severance, accrued vacation or other paid leave, and all obligations or liabilities to each of the employees of MHC and the MHC-PCs arising in connection with their employment by any of MHC and the MHC-PCs.

         REPRESENTATIONS, INDEMNIFICATIONS AND HOLDBACK SHARES

         The Acquisition Agreement contains certain customary comprehensive representations and warranties of the Selling Entities, the Class B Stockholders and the Company. The Acquisition Agreement also contains mutual indemnification provisions which are subject to the following limitations which apply to all claims for indemnification other than claims by the Company related to the Selling Entities' pending and threatened litigation: (a) a basket of $125,000, below which such indemnifying party will have no obligation for breaches of representations, warranties and certain covenants, but when exceeded will require payment of the first dollar of loss, (b) a general twelve-month survival period for indemnification for breaches of representations, warranties and certain covenants, and (c) a cap of $3 million for the total aggregate liability of the indemnifying parties for breaches of representations, warranties and certain covenants. Each Class B Stockholder is severally but not jointly liable for any other Class B Stockholder's breach of the Acquisition Agreement. Also, each Class B Stockholder's liability is limited to an agreed upon percentage of the indemnified party's total damages which approximates each Class B Stockholder's pro rata equity interest in MHC.

         To provide the Company additional security in the event a claim for indemnification by the Company arises, after the date of issuance of the shares of Common Stock to MHC pursuant to the Conditional Delivery Agreement, MHC will place into escrow 126,315 shares of Common Stock (the "Holdback Shares") for a period of one year. In the event ownership of the Holdback Shares is transferred to a stockholder of MHC upon the liquidation of MHC, or upon any other distribution by MHC, the Holdback Shares will remain in escrow as an asset of such stockholder of MHC. Subject to certain limitations described above, in the event a claim by the Company for indemnification arises, the Company may elect to recover such indemnification damages from the Selling Entities, the Class B Stockholders and the Holdback Shares, or any one or more of them.

         BOARD OF DIRECTORS

         In accordance with the Acquisition Agreement, the Company has nominated
A. Wayne Johnson, Chairman and Chief Executive Officer of MHC, for election as a director at the Annual Meeting. To the extent permitted by law, as long as MHC or Penman Private Equity and Mezzanine Fund, L.P. ("Penman") is the holder or record of five percent or more the issued and outstanding Common Stock, a representative of Penman will be invited to attend, at Penman's expense, all meetings of the UCI Board.

RELATED AGREEMENTS

         NON-SOLICIT AGREEMENTS

         Each of the Class B Stockholders entered into a non-solicit agreement with the Company which prohibits each of the Class B Stockholders for a period of two years after closing from soliciting or inducing any person employed by any of Selling Entities or the Company to terminate such person's contract of employment with such entity. In addition, each of the Class B Stockholders is obligated under a covenant in the Acquisition Agreement which prohibits each of the Class B Stockholders for a period of five years after closing from soliciting or inducing a certain senior management employee of the Selling Entities to terminate such senior management employee's contract of employment with the Company.

         REGISTRATION RIGHTS AGREEMENT

         Under the registration rights agreement between UCI, MHC and each of the MHC stockholders, UCI, upon written demand of the holders of at least 20 percent of the shares (the "Demand"), agrees to register on one occasion, all or any portion of the shares so requested to be registered. In addition, UCI grants to MHC and its stockholders certain "piggyback" registration rights, subject to standard underwriter cutbacks and company deferral for good cause. The registration rights terminate one year after the date of closing.

Provided UCI receives the Demand within 30 days after the date of the issuance of the Common Stock to MHC, UCI will file with the SEC such registration statement within 60 days after the receipt of the Demand. UCI agrees to use its reasonable best efforts to cause such registration statement to become effective and to maintain its effectiveness for a period of nine months after its effective date.

         STOCKHOLDER AGREEMENTS


         As noted elsewhere in this Proxy Statement, each of M.F. McFarland III, M.D.; D. Michael Stout, M.D.; CHC and CP&C have executed and delivered to MHC separate agreements to vote their shares of Common Stock at the Annual Meeting in favor of the transactions described in the Acquisition Agreement. As of the record date for the Annual Meeting, such stockholders held, in the aggregate, shares representing approximately 50.8 percent of the outstanding Common Stock. See "Description of the Acquisition - Expectation of Stockholder Approval."

                       FINANCIAL AND BUSINESS INFORMATION

MARKET PRICE AND DIVIDEND INFORMATION

         Until October 19, 1998, the Common Stock was traded on the Nasdaq SmallCap Market under the symbol UCIA. On October 20, 1998, the Common Stock was delisted for trading on the Nasdaq SmallCap Market as a consequence of the Company's failure to meet certain quantitative requirements under the NASD's expanded listing criteria. Trading in the Common Stock is currently conducted in the over-the-counter market. The prices set forth below indicate the high and low bid prices reported on the Nasdaq SmallCap Market for the indicated periods. The quotations reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily reflect actual transactions.

                                                                                   BID PRICE
                                                                                   ---------

                                                                        High                        Low
                                                                     ------------               -------------


       Fiscal Year Ended September 30, 1998


            1st quarter (10/01/97 - 12/31/97)                        $  3-1/4                    $  1-3/4
            2nd quarter (01/01/98 - 03/31/98)                           2-1/2                       2
            3rd quarter (04/01/98 - 06/30/98)                           2-1/16                      1-3/8
            4th quarter (07/01/98 - 09/30/98)                           1.469                       0.75

       Fiscal Year Ended September 30, 1997

            1st quarter (10/01/96 - 12/31/96)                           3-3/8                       2-3/8
            2nd quarter (01/01/97 - 03/31/97)                           3-3/8                       2-1/2
            3rd quarter (04/01/97 - 06/30/97)                           2-11/16                     1-11/16
            4th quarter (07/01/97 - 09/30/97)                           2-3/4                       1-5/16





     On February 12, 1998, the last trading day prior to the public announcement of the Acquisition, the Common Stock closed at $2.3125 per share. On January 21, 1999, the latest practicable trading day before the printing of this Proxy Statement, the high and low bid prices for the Common Stock were $0.40 and $0.40 per share, respectively.


     As of the Record Date, there were 501 stockholders of record of Common Stock, excluding individual participants in security position listings.




     UCI has not paid cash dividends on the Common Stock since its inception and has no plans to declare cash dividends in the foreseeable future.



DESCRIPTION OF MHC

     Prior to the Acquisition, MHC provided nonmedical management and administrative services for its 11 MHC Centers located in Georgia and Tennessee (nine operating as MainStreet Healthcare in the Atlanta, Georgia area and two operating as Prompt Care in Knoxville, Tennessee). All medical services at the MHC Centers were provided by or under the supervision of the MHC-PCs which contracted with MHC to be the sole provider of all medical direction and supervision of the MHC Centers. Each of the MHC-PCs designated one of its licensed physicians as a medical director. The medical director was available for professional consultation by any of the healthcare providers concerning patient matters to ensure that quality medical care was provided at each patient encounter at the MHC Centers. The medical director did not exert control over the financial management of medical treatment. Pricing for medical treatment was dictated almost exclusively by insurance payor contracts. The MHC-PCs were organized so that all physician services were offered by the physicians who were employed by the MHC-PCs. MHC did not employ practicing physicians as practitioners, exert control over their decisions regarding medical care or represent to the public that it offered medical services. MHC entered into administrative services agreements with the MHC-PCs for the performance by MHC of all financial functions (billings, collections, payables, payroll, etc.) and all administrative management and support functions (excluding, as required by state law, any functions involving the professional aspects of medical practice).

     The MHC Centers were and continue to be staffed by licensed physicians, other healthcare providers and administrative support staff. The medical support staff includes licensed nurses, certified medical assistants, laboratory technicians and x-ray technicians.

     Both before and following the Acquisition, the MHC Centers have continued to offer out-patient medical care, with and without appointment, for treatment of acute and episodic medical problems. The MHC Centers provide a broad range of medical services which would generally be classified as within the scope of family practice and occupational medicine. The medical services are provided by licensed physicians, nurses and auxiliary support personnel. The services that were and continue to be provided at the MHC Centers include, but are not limited to, the following:

o Routine care of general medical problems, including colds, flu, ear infections, hypertension, asthma, pneumonia and other conditions typically treated by primary care providers;

o Treatment of injuries, such as simple fractures, dislocations, sprains, bruises and cuts;

o Minor surgery, including suturing of lacerations and removal of cysts and foreign bodies;

o Diagnostic tests, such as x-rays, electrocardiograms, complete blood counts, urinalysis and various cultures; and

o Occupational and industrial medical services, including drug testing, workers' compensation and physical examinations.

     At any of the MHC Centers, a patient with a life-threatening condition would be evaluated by the physician, stabilized and immediately referred to a nearby hospital.

     The fees charged to a patient are determined by the nature of medical services rendered. The MHC Centers accept payment from a wide range of sources. These include patient payment at time of service (by cash, check or credit card), patient billing and assignment of insurance benefits (including Blue Cross Blue Shield, workers' compensation and other private insurance). Private pay billings represent the most significant source of revenues.

     As of the closing date of the Acquisition, MHC had 103 full-time equivalent employees and 20 part-time employees. Included in these numbers were 23 medical providers employed by the MHC-PCs.

     Attached as Appendix C to this Proxy Statement are the audited financial statements of MHC for the two fiscal years ended March 31, 1998 and MHC's management's discussion and analysis of financial condition and results of operations relating to such annual financial statements.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENT

     The following unaudited pro forma combined condensed financial statement (the "Condensed Statement") has been prepared to give effect to the Acquisition and the Private Placement. The purchase method of accounting was used to give effect to all transactions. The Condensed Statement reflects certain assumptions regarding the Acquisition and the Private Placement and is based on the historical consolidated financial statements of the respective entities. The financial information relating to UCI reflected in the Condensed Statement, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with, the audited financial statements , including the notes thereto, of UCI, which are incorporated by reference in this Proxy Statement. The Condensed Statement was prepared on the basis of such audited financial statements of UCI, as well as the internal unaudited monthly financial statements of MHC for each of the months in the seven-month period ended
April 30, 1998.

     The Condensed Statement combines UCI's historical results of operations for the fiscal year ended September 30, 1998 with MHC's historical results of operations for the seven months ended April 30, 1998, giving effect to the Acquisition and the Private Placement as if they had occurred on October 1, 1997.

     The Condensed Statement is presented for illustrative purposes only and is not necessarily indicative of the results of operations which would have actually been reported had the Acquisition occurred as of October 1, 1997, nor is the Condensed Statement necessarily indicative of future financial position or results of operations.


     Under EITF 97-2, the Company is consolidating the results of the affiliated medical practices of the MHC-PCs acquired by the UCI-PCs in the Acquisition with those of the Company. Such consolidation is required under EITF 97-2 as a consequence of the nominee shareholder arrangement that exists with respect to each of the UCI-PCs. In each case, the nominee (and sole) shareholder of the UCI-PC has entered into an agreement with UCI-GA which satisfies the requirements set forth in footnote 1 of EITF 97-2. Under each agreement, UCI-GA, in its sole discretion, can effect a change in the nominee shareholder at any time for a payment of $100 from the new nominee shareholder to the old nominee shareholder, with no limits placed on the identity of any new nominee shareholder and no adverse impact resulting to either UCI-GA or the UCI-PC resulting from such change.


     The Condensed Statement does not give pro forma effect to the acquisitions by UCI-SC, completed since October 1, 1997, of certain assets (including patient lists and goodwill) associated with the professional practices of the physicians and entities identified below:


Acquisition Date     Seller                                 Acquisition Price
----------------     ------                                 -----------------


October 1, 1997      Progressive Therapy Services, P.A.          $ 550,720
October 1, 1997      Bar-Ed, Professional Corporation              306,036
November 1, 1997     Marvin Dees, M.D.                             259,536
March 1, 1998        Allan M. Weldon, M.D.                         235,000



         Forms 8-K dated the respective acquisition dates and describing the acquisition transactions were filed by UCI with the SEC in connection with each of the acquisitions identified above. Forms 8-K/A which included historical and pro forma financial information with respect to each of the acquisitions were also filed by UCI with the SEC. You can obtain such reports by following the instructions we provide in this Proxy Statement under the heading "Additional Information - Where You Can Find More Information." In light of the existing public disclosure of each of these other acquisitions and consistent with the Company's objective of isolating for the reader of this Proxy Statement the pro forma impact of the Acquisition, the Company has elected not to reflect the pro forma impact of such other acquisitions in the Condensed Statement. The inclusion of such transactions in the Condensed Statement would have reflected a pro forma increase in revenues, operating and administrative costs, depreciation and amortization, and loss for the combined entity and a pro forma decrease in the operating margins for the combined entity.



              UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
                                   FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998



                                            UCI                 MHC
                                    (Fiscal Year Ended     (SEVEN MONTHS
                                       September 30,           ENDED             PRO FORMA           PRO FORMA
                                           1998)           APRIL 30,1998)       ADJUSTMENTS           COMBINED
                                    --------------------  -----------------   ----------------   -------------------

Revenue                                $     37,566,037      $   3,749,440      $         ---       $    41,315,477
Operating costs                              39,094,276          3,812,855          (315,000) (a)
                                                                                    (150,000) (b)        42,442,131
                                    --------------------  -----------------   ----------------   -------------------
         Operating margin                    (1,528,239)           (63,415)          465,000             (1,126,654)

General and administrative expenses             113,172            827,895               ---                941,067
Realignment and other expenses                3,702,546                ---               ---              3,702,546
Depreciation and amortization                 1,950,148            149,955           263,783  (c)
                                                                                      20,000  (d)         2,383,886
                                    --------------------  -----------------   ----------------   -------------------
Income (loss) from operations                (7,294,105)        (1,041,265)          181,217             (8,154,153)

Interest expense, net                        (1,463,792)          (274,141)              ---             (1,737,933)
Gain (loss) on equipment                          1,936                ---               ---                  1,936
                                    --------------------  -----------------   ----------------   -------------------
Other income (expense)                       (1,461,856)          (274,141)              ---             (1,735,997)

Income (loss) before income tax              (8,755,961)        (1,315,406)          181,217             (9,890,150)
Income tax (expense) benefit                 (1,752,182)               ---               ---             (1,752,182)
                                    --------------------  -----------------   ----------------   -------------------

Net income (loss)                      $    (10,508,143)     $  (1,315,406)     $    181,217       $    (11,642,332)
                                    ====================  =================   ================   ===================

Basic earnings (loss) per share        $          (1.61)               --- (e)           ---       $          (1.78)
                                    ====================  =================   ================   ===================

Basic weighted average common
shares outstanding                            6,545,016                --- (e)           ---              6,545,016
                                    ====================  =================   ================   ===================


 NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENT

(a) Net decrease in salaries paid to former corporate officers.
(b) Net decrease in salaries for clinic based administrative personnel.
(c) Amortization of goodwill on a straight line basis over 15 years.
(d) Net increase in amortization expense related to building improvements in leased real estate.
(e) As a privately held corporation, MHC was not required to, and did not, compute earnings per share.

                               THE ANNUAL MEETING


BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING

         PROPOSALS TO BE VOTED UPON

         This Proxy Statement is furnished to holders of Common Stock in connection with the solicitation of proxies by the UCI Board for use at the Annual Meeting of Stockholders of UCI to be held for the purposes described in this Proxy Statement. Each copy of this Proxy Statement mailed to a holder of Common Stock is accompanied by a form of proxy for use at the Annual Meeting. There are two sets of proposals - one set relates to the Acquisition and the other set relates to general business in connection with the Annual Meeting.

         ACQUISITION PROPOSALS

         UCI stockholders will be asked at the Annual Meeting to approve the following proposals which relate to the Acquisition:

                  1. Issuance of shares of Common Stock in connection with the Acquisition (the "Share Issuance Proposal").

                  2. Issuance of the Warrants in connection with the Private Placement, including the shares of Common Stock underlying the Warrants (the "Warrant Issuance Proposal").

                  3. Amendment of Article Fourth of the UCI Certificate to increase the authorized shares of Common Stock from 10 million shares to 50 million shares (the "Authorized Capital Stock Proposal").

         ANNUAL MEETING PROPOSALS

         In connection with the Annual Meeting, UCI stockholders will be asked:

                  1. To elect three members of the UCI Board, each to hold office for a term ending on the date of the annual meeting of stockholders in the year 2001 and until such director's respective successor shall have been duly elected and qualified.

                  2. To approve the adoption of the UCI Medical Affiliates, Inc. 1999 Stock Incentive Plan for officers, directors, employees and consultants of UCI and its subsidiaries (the "1999 Incentive Plan Proposal").

                  3. To approve an amendment of the UCI Certificate to give effect to a one-for-five reverse stock split of the Common Stock (the "Reverse Stock Split Proposal").


                  4. To ratify the appointment of PricewaterhouseCoopers LLP as the firm of independent auditors to audit the consolidated financial statements of the Company for the fiscal year ended September 30, 1998 (the "Ratification of Auditors Proposal").


         DATE, TIME AND PLACE OF MEETING


         The Annual Meeting will be held on Wednesday, February 24, 1999 at 10:00 a.m. local time, at the Adam's Mark Hotel, 1200 Hampton Street, Columbia, South Carolina.

         RECORD DATE


         Only holders of record of Common Stock at the close of business on December 31, 1998 (the "Record Date") are entitled to notice of and will be entitled to vote at the Annual Meeting.


         SHARES OUTSTANDING AND ENTITLED TO VOTE


         The Common Stock is entitled to one vote per share on each matter that is presented for stockholder approval at the Annual Meeting. At the close of business on the Record Date, there were 6,749,119 shares of Common Stock outstanding and entitled to vote, held of record by approximately 501 stockholders. All of such shares are eligible to be voted on each matter currently scheduled to come before the Annual Meeting.


         VOTING AND REVOCATION OF PROXIES

         The form of proxy accompanying this Proxy Statement is solicited on behalf of the UCI Board for use at the Annual Meeting. You are requested to complete, date and sign the accompanying form of proxy and promptly return it in the accompanying envelope or otherwise mail it to UCI. All proxies that are properly executed and returned, and that are not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted FOR each of the proposals described in this Proxy Statement, including election of the director nominees set forth in this Proxy Statement.

         The UCI Board does not presently intend to bring any business before the Annual Meeting other than the specific UCI proposals referred to in this Proxy Statement and specified in the notice of the Annual Meeting. So far as is known to the UCI Board, no other matters are to be brought before the Annual Meeting. If any other business properly comes before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted on such matters in accordance with the judgment of the persons voting such proxies.

         Any UCI stockholder who has signed the proxy referred to in this Proxy Statement may revoke it at any time before it is exercised at the Annual Meeting by (i) delivering to the Corporate Secretary of UCI a written notice, bearing a date later than the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). Whether or not you plan to attend the Annual Meeting, you are urged to sign and return the enclosed proxy.

         QUORUM


         The quorum required for the transaction of business at the Annual Meeting is a majority of shares of Common Stock, or 3,374,560 shares, issued and outstanding on the Record Date, which shares must be present in person or represented by proxy at the Annual Meeting. Directions to withhold authority to vote for directors, abstentions and broker non-votes will be considered shares present in person or by proxy and entitled to vote and therefore will be counted for purposes of determining whether there is a quorum at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the chairman of the meeting or the stockholders holding a majority of the shares of Common Stock entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present or represented. Directors, officers and employees of UCI may solicit proxies for the reconvened Annual Meeting in person or by mail, telephone or telegraph. At any such reconvened Annual Meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally scheduled.

         VOTE REQUIRED

         GENERAL


          Approval by the affirmative vote of the holders of a majority of the total votes cast on each of the Share Issuance Proposal and the Warrant Issuance Proposal, in person or by proxy, is required to approve such proposals. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the vote.


         Under the DGCL, approval by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote is required to approve the Authorized Capital Stock Proposal and the Reverse Stock Split Proposal. Accordingly, abstentions will have the same effect as a vote against such proposals. Broker non-votes will be considered shares present but not entitled to vote and therefore will have no effect on the outcome of the vote.

         Under the DGCL, the three director nominees receiving the greatest number of votes cast (although not necessarily a majority of the votes cast) in the election of directors at the Annual Meeting will be elected to the Board of Directors. Accordingly, directions to withhold authority, abstentions and broker non-votes will have no effect on the outcome of the vote. The UCI Certificate does not allow for cumulative voting in the election of directors.

         Approval by the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve each of the 1999 Incentive Plan Proposal and the Ratification of Auditors Proposal. Accordingly, abstentions will have the same effect as a vote against such proposals. Broker non-votes will be considered shares present but not entitled to vote and therefore will have no effect on the outcome of the vote. Approval of the 1999 Incentive Plan Proposal is required pursuant to the rules and bylaws of the NASD and by the Code.

         A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or other nominee does not have the discretionary voting power and has not received voting instructions from the beneficial owner.

         STOCKHOLDER AGREEMENTS


         Each of M. F. McFarland, III, M.D., D. Michael Stout, M.D., CHC and CP&C has separately agreed with MHC to vote shares of Common Stock as to which each of them has voting control in favor of the proposals relating to the Acquisition to be presented at the Annual Meeting. Each of them has also indicated to the Company their intent to vote in favor of all other proposals scheduled to be presented at the Annual Meeting. As of the Record Date, these shares represented approximately 50.8 percent of the outstanding Common Stock.


         BASED ON THESE NUMBERS, APPROVAL OF ALL PROPOSALS AND THE ELECTION OF THE THREE DIRECTORS TO BE ELECTED BY THE HOLDERS OF COMMON STOCK IS ASSURED, REGARDLESS OF THE VOTE CAST BY ANY OTHER UCI STOCKHOLDER.

         SOLICITATION OF PROXIES AND EXPENSES

         UCI will bear the cost of preparing, assembling and mailing this Proxy Statement and the accompanying form of proxy to stockholders. In addition to solicitation by mail, the directors, officers and employees of UCI may solicit proxies from stockholders by telephone, telegram, letter, facsimile or in person. No compensation will be paid for such solicitations. UCI may request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Common Stock and to request authority for the exercise of proxies. In such cases, UCI, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

DESCRIPTION OF PROPOSALS

         The UCI Board has considered each of the proposals described in this Proxy Statement and believes that each proposal is in the best interests of UCI stockholders.

         THE UCI BOARD RECOMMENDS, BY THE UNANIMOUS CONSENT OF ALL DIRECTORS, THAT YOU VOTE FOR EACH PROPOSAL DESCRIBED IN THIS SECTION.

            YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

ACQUISITION PROPOSALS

         SHARE ISSUANCE AND WARRANT ISSUANCE PROPOSALS


         Because the shares of Common Stock to be issued in the Acquisition and the shares of Common Stock issuable upon exercise of the Warrants to be delivered in connection with the Private Placement will exceed 20 percent of the number of shares of Common Stock outstanding prior to such issuances, the Board of Directors of UCI has proposed that approval by UCI stockholders be sought for the issuance of such Common Stock and Warrants.


         AUTHORIZED CAPITAL STOCK PROPOSAL

         The Authorized Capital Stock Proposal provides that Article Fourth of the UCI Certificate will be amended to increase the authorized shares of Common Stock from 10 million shares to 50 million shares. The remaining shares of authorized but unissued Common Stock may thereafter be used for general corporate purposes, including in connection with future acquisitions. Approval of this proposal is required to consummate the issuance of the shares of Common Stock contemplated by the Share Issuance Proposal and the issuance of the Warrants and underlying Common Stock contemplated by the Warrant Issuance Proposal discussed above. The full text of the Authorized Capital Stock Proposal is included in Appendix B attached to this Proxy Statement.

         The Conditional Delivery Agreement delivered at the closing of the Acquisition states that in the event the stockholders of UCI fail to approve any of the matters necessary to issue the shares to MHC as provided in the Acquisition Agreement, each of the parties, to the extent possible, is to be restored to its position held prior to the closing. In the event it is impossible to restore a party to its position held prior to closing, any deficiency is to be resolved by the exchanging of promissory notes among the parties.

ANNUAL MEETING PROPOSALS

         ELECTION OF DIRECTORS

         Three directors are to be elected at the Annual Meeting. The UCI Certificate provides for a classified Board of Directors so that, as nearly as possible, one-third of the UCI Board is elected each year to serve a three-year term. Pursuant to the authority granted to it under the UCI Bylaws, the UCI Board has set the size of the UCI Board at seven members with staggered terms expiring at the forthcoming Annual Meeting and at the next two succeeding annual meetings of stockholders . Charles P. Cannon, a director whose term would have expired at the forthcoming Annual Meeting, resigned from the UCI Board effective June 1, 1998. On August 11, 1998, the UCI Board appointed John M. Little, Jr., M.D. to fill the vacancy on the UCI Board created by Mr. Cannon's resignation. A. Wayne Johnson, Ashby M. Jordan, M.D. and John M. Little, Jr., M.D. have been nominated by the UCI Board for election as directors at the forthcoming

Annual Meeting for terms expiring at the annual meeting of stockholders in the year 2001. Dr. Jordan's and Dr. Little's terms as directors expire at the forthcoming Annual Meeting. See "Directors and Executive Officers."


         The persons named in the accompanying proxy have been designated by the UCI Board and, unless authority is specifically withheld, they intend to vote for the election of the nominees listed above. A stockholder executing the enclosed proxy may vote for the nominees or may withhold such vote from the nominees. In each case where the stockholder has appropriately specified how the proxy is to be voted, it will be voted in accordance with such stockholder's specifications. Although it is not contemplated that the nominees will become unable to serve prior to the Annual Meeting, the persons named on the enclosed proxy will have the authority to vote for the election of another person in accordance with their best judgment.

         Pursuant to the Acquisition Agreement, in the event Mr. Johnson is not elected to the UCI Board at the Annual Meeting, promptly following the Annual Meeting, the UCI Board, acting pursuant to the authority granted to it under the UCI Bylaws, is expected to increase the size of the UCI Board to eight directors, and Mr. Johnson is to be appointed by the UCI Board as the director to fill the vacancy created by such expansion of the size of the UCI Board.

         1999 INCENTIVE PLAN PROPOSAL

         GENERAL

         The UCI Board approved the adoption of the UCI Medical Affiliates, Inc. 1999 Stock Incentive Plan (the "Stock Plan") to be effective as of January 1, 1999, subject to the approval of the Stock Plan by the stockholders at the Annual Meeting. The following discussion of the Stock Plan is qualified in its entirety by reference to the Stock Plan. UCI will provide promptly, upon request and without charge, a copy of the full text of the Stock Plan to each stockholder to whom a copy of this Proxy Statement is delivered. Requests should be directed to: Mr. Jerry F. Wells, Jr., Chief Financial Officer, UCI Medical Affiliates, Inc., 1901 Main Street, Suite 1200, Columbia, South Carolina 29201
(803) 252-3661.

         PURPOSE

         The Stock Plan is intended to provide UCI with maximum flexibility to meet the evolving needs of UCI and its subsidiaries over the next ten years in providing stock-based incentives and rewards to officers, directors and employees of UCI, and to consultants and advisors to UCI, who are and have been in a position to contribute materially to improving UCI's profits. The enhanced employment incentives available through the Stock Plan are expected to promote the interests of UCI and its stockholders by strengthening UCI's ability to attract and retain key officers and employees. Through the operation of the Stock Plan, such present and future officers and employees may be encouraged to acquire, or to increase their acquisition of, Common Stock, thus maintaining their personal and proprietary interests in UCI's continued success and progress.

         ADMINISTRATION

         The UCI Board will oversee and carry out the provisions of the Stock Plan, and may establish one or more Committees (the "Committee") to assume such duties and any other duties as are contemplated for any of such Committees under the terms of the Stock Plan. When and if established by the UCI Board, the Committee will be responsible to the UCI Board for the operation of the Stock Plan and will make recommendations to the UCI Board with respect to participation in the Stock Plan by officers, directors and employees of, and consultants and advisors to, UCI and its subsidiaries, and with respect to the extent of that participation. (All further references to the Committee contained in this description of the Stock Plan should be deemed to be references to the UCI Board to the extent that a Committee has not been established by the Board.) The interpretation and construction by the Committee of any provisions of the Stock Plan or of any award granted under it will be final. All awards made under the Stock Plan will be evidenced by written agreements between UCI and the participant.

         OPERATION

         The Stock Plan provides for the grant of incentive stock options ("ISOs"), nonqualified stock options ("NSOs"), stock appreciation rights ("SARs") and restricted stock awards ("Restricted Stock"). The Stock Plan will be effective for a term of ten years after the effective date of its adoption by the UCI Board. A maximum of 1,500,000 shares of Common Stock may be issued pursuant to awards granted under the Stock Plan, and the UCI Board has reserved 1,500,000 shares for this purpose. The number of shares reserved for issuance under the Stock Plan will be adjusted in the event of an adjustment in the capital stock structure of UCI affecting the Common Stock (in connection with a merger, consolidation, recapitalization, reclassification, combination, stock dividend, stock split or similar event), and the Committee is authorized to adjust the terms of awards under the Stock Plan in the event of a change in the capital stock in order to prevent dilution or enlargement of awards under the Stock Plan. UCI intends to register the shares of Common Stock reserved under the Stock Plan under the 1933 Act.

         All obligations of UCI under the Stock Plan and under any award granted under the Stock Plan will be binding upon any successor to UCI, whether the existence of such successor is the result of a direct or indirect purchase of all or substantially all of the business or assets of UCI, or a merger, consolidation or otherwise. Unless otherwise specifically prohibited by the terms of any award or under any applicable laws, rules or regulations, upon the occurrence of a change in control of UCI, each then outstanding option and SAR that is not otherwise exercisable will become immediately and fully exercisable, and any restrictions imposed on Restricted Stock will lapse. Under the Stock Plan, events constituting a change in control include the acquisition by any third party or group of 35 percent or more of the outstanding Common Stock; the change over a two-year period of the makeup of a majority of the members of the UCI Board; a tender offer to acquire control of the outstanding Common Stock; and stockholder approval of the liquidation of UCI, the sale of substantially all of its assets, or the merger, consolidation or reorganization of UCI where the voting securities of UCI prior to such event do not continue to constitute at least 65 percent of the voting securities of the surviving entity.

         ELIGIBILITY


         Each officer, director and employee of UCI or any of its subsidiaries is eligible to participate in the Stock Plan, and awards under the Stock Plan may also be granted from time to time to persons serving as consultants or advisors to UCI or any of its subsidiaries. The Committee will select the individuals who will participate in the Stock Plan, and members of the Committee will not be restricted under the terms of the Stock Plan from participating in the Stock Plan while serving as members of the Committee. On the date of this Proxy Statement, seven directors, approximately 512 employees and no consultants and advisors were eligible to participate in the Stock Plan. The Committee may grant awards under the Stock Plan to any officer, director or other employee of, or any consultant or advisor to, UCI or any of its subsidiaries. Awards that are granted at the same or at different times under the Stock Plan are not required to contain similar provisions.


         No awards may be granted under the Stock Plan after December 31, 2009. The Board may terminate the Stock Plan sooner without further action by the stockholders. The UCI Board also may amend the Stock Plan without stockholder approval, except that no amendment that increases the number of shares of Common Stock that may be issued under the Stock Plan or changes the class of individuals who may be selected to participate in the Stock Plan will become effective until it is approved by the stockholders.

         STOCK OPTIONS

         The Stock Plan permits the granting of non-transferable ISOs that qualify as incentive stock options under Section 422A(b) of the Code and non-transferable NSOs that do not so qualify. The option exercise price of each option will be determined by the Committee in its sole discretion, but may not be less than the fair market value of the Common Stock on the date the option is granted in the case of ISOs and may not be less than 50 percent of such fair market value in the case of NSOs. On December 31, 1998, the high and low bid prices of the Common Stock on the over-the-counter market were $0.41 and $0.41 per share, respectively.


         The term of each option will be fixed by the Committee, but may not exceed ten years from the date of grant. The Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. The exercise price of options granted under the Stock Plan must be paid in cash or by delivery of shares of Common Stock or a combination of cash and shares.

         Except as otherwise provided below, upon termination of a participant's employment, an option will terminate upon the earliest to occur of the full exercise of the option, the expiration of the option by its terms, and the date three months following the date of employment termination. Should termination of employment (a) result from the death or permanent and total disability of a participant, such three-month termination period shall extend to one year, or
(b) be for cause, the option will terminate on the date of employment termination. The employment of a consultant or advisor will be deemed terminated upon UCI's notice to the participant that UCI will no longer transact business with the consultant or advisor.

         To qualify as ISOs, options must currently meet additional federal tax requirements, including limits on the value of shares subject to ISOs first exercisable annually to any participant, and a shorter exercise period and higher minimum exercise price in the case of certain large stockholders. To the extent these special requirements are changed or eliminated, the Stock Plan will be amended accordingly.

         STOCK APPRECIATION RIGHTS

         The Committee may also grant non-transferrable rights, alone or in conjunction with options, entitling the holder upon exercise to receive an amount in any combination of cash or shares of Common Stock (in the sole discretion of the Committee) equal to the increase since the date of grant in the fair market value of the shares covered by such SAR over the SAR price for such shares. The SAR price will be established at the date of grant of the SAR and will be determined by the Committee in its sole discretion, except that the SAR price may not be less than the fair market value of the Common Stock on the date the SAR is granted in the case of an SAR issued in tandem with an ISO, and may not be less than 50 percent of such fair market value in the case of all other SARs. The restrictions applicable to the exercise of SARs under the Stock Plan in the context of termination of employment with UCI are the same as those restrictions applicable to the exercise of stock options under the Stock Plan as discussed above.

         RESTRICTED STOCK AWARDS

         The Committee may also award shares of Common Stock subject to such conditions and restrictions, if any, as the Committee may determine. The purchase price, if any, of shares of Restricted Stock shall be determined by the Committee. Recipients of Restricted Stock may be required to enter into a Restricted Stock award agreement with UCI in such form as the Committee may determine, setting forth the restrictions to which the shares are subject and the date or dates on which the restrictions will lapse. The Committee may at any time waive such restrictions or accelerate such dates. Shares of Restricted Stock will be non-transferable. If a participant who holds shares of Restricted Stock terminates employment for any reason (including death) prior to the lapse or waiver of any restrictions, then the shares shall be forfeited to UCI for no payment. Prior to the lapse of any restrictions on shares of Restricted Stock, the participant will have all rights of a stockholder with respect to the shares, including voting and dividend rights, subject only to the conditions and restrictions generally applicable to Restricted Stock or specifically set forth in any Restricted Stock award agreement.

         CURRENT AWARDS

         The number and value of awards that may be granted under the Stock Plan in the future to officers, directors and employees of, and consultants and advisors to, UCI or any of its subsidiaries cannot currently be determined and will be within the discretion of the Committee. As of the date of this Proxy Statement, no grants of any awards have been approved under the Stock Plan to any persons.

         FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is intended only as a brief summary of the federal income tax rules currently in effect that are generally relevant to stock incentive awards. The laws governing the tax aspects of awards are highly technical and such laws are subject to change.

         INCENTIVE STOCK OPTIONS: For regular income tax purposes, no taxable income is realized by the optionee upon the grant or exercise of an ISO. As long as no disposition of shares issued upon exercise of the ISO is made by the optionee within two years from the date of grant or within one year after the transfer of such shares to the optionee, then (a) upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (b) no deductions will be allowed to UCI for federal income tax purposes. However, the exercise of an ISO will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

         If shares acquired upon the exercise of an ISO are disposed of prior to the expiration of the holding periods described above (a "disqualifying disposition"), generally (a) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof, and (b) UCI will be entitled to deduct such amount. Any further gain realized will be taxed as short-term or long-term capital gain and will not result in any deduction by UCI. Special rules apply when all or a portion of the exercise price of the ISO is paid by tendering shares of Common Stock, and special rules may also apply where the optionee is subject to Section 16(b) of the 1934 Act. A disqualifying disposition will eliminate the item of tax preference associated with the exercise of the ISO if it occurs in the same taxable year as the exercise of the ISO.

         NONQUALIFIED STOCK OPTIONS: No income is realized by the optionee at the time an NSO is granted. Generally, (a) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and UCI receives a tax deduction for the same amount, and (b) at disposition, appreciation or depreciation after the date of the exercise is treated as either short-term or long-term capital gain or loss, depending on how long the shares have been held. Special rules could apply in some situations if the optionee is subject to Section 16(b) of the 1934 Act.

         STOCK APPRECIATION RIGHTS: No income will be realized by a participant in connection with the grant of an SAR. When the SAR is exercised, or when a participant receives payment in cancellation of an SAR, the participant will generally be required to include as taxable ordinary income in the year of such exercise or payment an amount equal to the amount of cash received and the fair market value of any stock received. UCI will generally be entitled at the same time to a deduction for federal income tax purposes equal to the amount includable as ordinary income by such participant.

         RESTRICTED STOCK AWARDS: The recipient of Restricted Stock generally will realize ordinary income equal to the fair market value of the stock at the time the stock is no longer subject to forfeiture, minus any amount paid for such stock, and UCI will receive a corresponding deduction. However, unless prohibited by any award agreement, a recipient may elect under Section 83(b) of the Code to realize ordinary income on the date of issuance equal to the fair market value of the shares of Restricted Stock at that time (measured as if the shares were unrestricted and could be sold immediately), minus any amount paid for such stock. If the shares are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares. Upon sale of the shares after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires (or upon earlier issuance of the shares, if the recipient elected immediate recognition of income under Section 83(b) of the
Code). If Restricted Stock is received in connection with another award under the Stock Plan, the income and the deduction, if any, associated with such award may be deferred in accordance with the rules described above for Restricted Stock.

         The foregoing discussion is provided for the information of stockholders and is not a complete description of the federal tax consequences in respect of transactions under the Stock Plan, nor does it describe state or local tax consequences.

         REVERSE STOCK SPLIT PROPOSAL

         The UCI Board has concluded that it would be advisable to amend the UCI Certificate to effect a one-for-five reverse stock split of the presently issued and outstanding shares of Common Stock, and to provide for the payment of cash in lieu of fractional shares otherwise issuable (the "Split"). The Split requires that the UCI Certificate be amended to reduce the number of authorized shares of Common Stock and increase the par value per share of Common Stock, as described below. Accordingly, the Split is subject to approval by the stockholders. Assuming approval of the Split by the stockholders, the Split would result in one share of post-Split Common Stock ("New Common Stock") being received in exchange for each five presently issued and outstanding shares of Common Stock.

         Except for those stockholders who receive cash in lieu of fractional interests, the Split will not affect any stockholder's proportionate equity interest in the Company. The Split will not have any impact on the aggregate assigned value of the shares of Common Stock for financial statement purposes. The full text of the Reverse Stock Split Proposal is included in Appendix B attached to this Proxy Statement.


         UCI is presently authorized to issue 10 million shares of Common Stock, of which 6,749,119 shares of Common Stock were outstanding at the close of business on December 31, 1998. In the event stockholders approve the proposal to increase the authorized number of shares of Common Stock in connection with the Acquisition, as discussed above, UCI will be authorized to issue 50 million shares of Common Stock. To give effect to the Split, the UCI Certificate is proposed to be amended to reduce by a factor of five the number of authorized shares of Common Stock and to increase by a factor of five the par value per share. The principal effect of the proposed Split will be to decrease the number of authorized shares of Common Stock to 2 million shares (or 10 million shares if the proposal to increase the authorized capital in connection with the Acquisition is approved), to increase the par value per share to twenty-five cents ($0.25), and to decrease the number of outstanding shares of Common Stock to approximately 1,349,820 (approximately 1,930,099 shares following the issuance, if approved, of shares contemplated by the Conditional Delivery Agreement executed and delivered at the closing of the Acquisition). Assuming the Reverse Stock Split Proposal is approved by the stockholders and UCI issues the 2,901,396 shares (580,279 shares, post-split) of Common Stock to the escrow agent as contemplated by the Conditional Delivery Agreement executed and delivered at the closing of the Acquisition, and assuming no other changes in the outstanding shares of Common Stock, UCI will have approximately 242,400 authorized but unissued shares reserved for issuance pursuant the Warrants, the UCI stock option plans (including the UCI 1999 Stock Incentive Plan, if approved by the stockholders), and certain other outstanding warrants of UCI, and will have approximately 7,717,481 authorized but unissued shares of Common Stock which are not otherwise reserved for any specific issuance.


         The proposal to amend the UCI Certificate also includes a provision to increase the number of authorized shares of New Common Stock from 2 million to 10 million shares immediately after the Split in the event the proposal to increase the authorized capital stock in connection with the Acquisition is not approved. Because the Reverse Stock Split Proposal includes this provision to increase the authorized shares of Common Stock, approval of the Reverse Stock Split Proposal by the stockholders will enable UCI to issue the shares of Common Stock and Warrants in connection with the Acquisition even if the Authorized Capital Stock Proposal is not approved by the stockholders. UCI does not presently have any plans or understandings with respect to the issuance of additional shares of Common Stock, except for issuances in connection with agreements delivered at the closings of the Acquisition and the Private Placement described in this Proxy Statement, and as otherwise necessary in connection with exercises from time to time of stock options granted under the employee stock option plans of UCI.

         The UCI Board believes that the current share price of the Common Stock has reduced the effective marketability of the Common Stock because of the reluctance of many leading brokerage firms to recommend low-priced stocks to their clients. Further, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low-priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of low-priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of low-priced stocks because the brokerage commission on the sale of a low-priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher-priced issue.

         The UCI Board is hopeful that the decrease in the number of shares of Common Stock outstanding as a consequence of the Split, and the expected increase in share price, will encourage interest in the New Common Stock, and possibly promote greater liquidity for the UCI stockholders. Also, although it may be anticipated that the expected increase in the price level of the New Common Stock as a consequence of the Split will be proportionately less than the decrease in the number of shares outstanding, the Split could result in a price level for the shares that will overcome the reluctance, policies and practices referred to above and diminish the adverse impact of trading commissions on the market for the shares. There can, however, be no assurance that the foregoing effects will occur, or that the per share price level of the New Common Stock immediately after the Split will be maintained for any period of time.

         If the Split is approved by the stockholders, UCI will promptly file an amendment to the UCI Certificate with the Secretary of State of the State of Delaware. The proposed Split will become effective on the date of that filing (the "Effective Date"). Commencing with the Effective Date, each certificate representing shares of Common Stock will be deemed for all corporate purposes to evidence ownership of a number of shares of New Common Stock equal to one-fifth of the number of shares reflected as Common Stock, or, to the extent a stockholder holds a number of shares not evenly divisible by five, fractional interests for which UCI will pay cash as described below. Stockholders will not have the opportunity on or after the Effective Date to round off their share-holdings to a number evenly divisible by five.

         American Stock Transfer & Trust Company has been appointed exchange agent (the "Exchange Agent") to act for the stockholders in effecting the exchange of their certificates. As soon as practicable after the Effective Date, stockholders will be notified and requested to surrender their certificates representing shares of Common Stock to the Exchange Agent in exchange for certificates representing shares of New Common Stock.

         No scrip or fractional share certificates of New Common Stock will be issued in connection with the Split. Assuming approval of the Split by the Company's stockholders, those stockholders who would otherwise receive fractional shares will be entitled to payment of the applicable fraction of the fair market value of each share of Common Stock held prior to the Effective Date upon surrender of certificates representing such shares of Common Stock to the Exchange Agent. Such fair market value shall be the closing price of the Common Stock as of the trading date immediately prior to the Effective Date.

         UCI will deposit sufficient cash with the Exchange Agent for the purchase of the fractional interests expected to result from the Split. Stockholders are urged to surrender their certificates to the Exchange

Agent and to claim the sums, if any, due them for fractional interests promptly after the Effective Date. Under the escheat laws of the various jurisdictions where stockholders reside, UCI is domiciled, and the funds are deposited, sums due for fractional interests which are not timely claimed after the Effective Date will, unless correspondence has been received by UCI or the Exchange Agent concerning those funds within the time allowed by those jurisdictions, be paid to those various jurisdictions. Thereafter stockholders otherwise entitled to the funds will have to seek to obtain them directly from the state to which the funds were paid.

         The ownership of a fractional interest will not give the holder any voting, dividend or any other right except the right to receive payment therefor as described above. No service charges will be payable by stockholders in connection with the exchange of stock certificates or the issuance of cash for fractional interests, all of which costs will be borne by UCI.

         The federal income tax consequences of the Split are expected to be as set forth below. The following information is based upon existing law which is subject to change by legislation, administrative action and judicial decision and is necessarily general. Therefore, stockholders are advised to consult with their own tax advisor for more detailed information relating to their individual tax circumstances.

         1. The Split is expected to be a tax-free recapitalization for UCI and its stockholders to the extent that shares of Common Stock are exchanged for shares of New Common Stock.

         2. The shares of New Common Stock in the hands of a stockholder will have an aggregate basis for computing gain or loss equal to the aggregate basis of shares of Common Stock held by that stockholder immediately prior to the Split, reduced by the amount of proceeds, if any, received from the redemption by UCI of fractional interests and increased by any gain recognized on that redemption.

         3. A stockholder's holding period for shares of New Common Stock will include the holding period of shares of Common Stock exchanged therefor, provided that the shares of Common Stock were capital assets in the hands of the stockholder.

         4. Stockholders who receive cash for all of their holdings will recognize a gain or loss for federal income tax purposes as a result of the disposition of their shares of Common Stock. Although the tax consequences to stockholders who receive cash for some of their holdings are not entirely certain, those stockholders in all likelihood will recognize a gain or loss for federal income tax purposes as a result of the disposition of a portion of their shares of Common Stock. Stockholders who do not receive any cash for their holdings will not recognize any gain or loss for federal income tax purposes as a result of the Split.

         It is estimated that the number of shares of Common Stock outstanding after payment of cash for fractional interests would be reduced by less than 0.03% (equivalent to approximately 7,000 shares of Common Stock or 400 shares of New Common Stock) and the number of stockholders of record would not change. Since the number of the UCI stockholders of record will not be reduced below 300 as a consequence of the Split, UCI will not as a result of those actions become eligible to terminate the registration of the Common Stock under the Securities Exchange Act of 1934 or to cease filing reports under that act with the SEC. UCI does not have any present plans to take any action which would further reduce the number of its stockholders.

         RATIFICATION OF AUDITORS PROPOSAL


         The UCI Board, adopting the recommendation of the Audit Committee of the UCI Board (the "Audit Committee"), has appointed the certified public accounting firm of PricewaterhouseCoopers LLP as UCI's independent auditors for the fiscal year ended September 30, 1998, subject to ratification by the stockholders at the Annual Meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the

Annual Meeting and will be available to respond to questions and may make a statement if such representatives so desire.


DIRECTORS AND EXECUTIVE OFFICERS

         DIRECTORS

         The following sets forth certain information concerning the persons nominated for election as directors and the current directors whose terms will continue beyond the Annual Meeting.

         DIRECTOR NOMINEES FOR TERMS EXPIRING IN 2001


         A. WAYNE JOHNSON, 48, has served as Chairman and Chief Executive Officer of MHC from its inception in February 1996. Mr. Johnson has 23 years of entrepreneurial and business operations experience in the field of financial services and corporate development. Prior to co-founding MHC in February 1996, Mr. Johnson had served since 1991 as President of one of the major operating subsidiaries of First Data Corporation and Chief Marketing Officer and strategic planner for First Data Card Services Group, a subsidiary of First Data Corporation. Mr. Johnson was the founder of both Integratec, a collection company, and QualiServ, a credit card outsourcing service company.

         ASHBY M. JORDAN, M.D., 60, has served as a director of UCI since August 1996 and as Vice President of Medical Affairs of BCBS since December 1986. Prior to joining BCBS, Dr. Jordan was the Vice President of Medical Affairs for CIGNA HealthPlan of South Florida, Inc. Dr. Jordan is Board Certified by the American Board of Pediatrics.

         JOHN M. LITTLE, JR., M.D., 49, has served as a director of UCI since August 11, 1998 and as Chief Medical Officer of CHC since 1996. Additionally, he has served since 1994 as Medical Director of Managed Care Services of CHC, as Chairman of the Quality Assurance Committee and the Pharmacy and Therapeutics Committee of CHC and as a Co-Chair of the Managed Care Oversight Committee of CHC. Prior to joining CHC in 1994, Dr. Little served as Assistant Chairman for Academic Affairs, Department of Family Practice, Carolinas Medical Center, Charlotte, North Carolina from 1992 to 1994.


         DIRECTORS WHOSE TERMS EXPIRE IN 2000


         M.F. MCFARLAND, III, M.D., 51, has served as Chairman of the Board, President and Chief Executive Officer of UCI since January 1987 and as a director of UCI since September 1984. From September 1984 until January 1987, he served as Vice President of UCI. He has served as President and as the sole director of UCI-SC and DC-SC for over five years and of UCI-GA since its organization in February 1998. He served as Associate Professional Director of the Emergency Department of Richland Memorial Hospital in Columbia, South Carolina from 1978 to 1981 and was President of the South Carolina Chapter of the American College of Emergency Physicians in 1979. Dr. McFarland is currently a member of the Columbia Medical Society, the South Carolina Medical Association and the American Medical Association.

         CHARLES M. POTOK, 50, has served as a director of UCI since September 1995 and as Executive Vice President and Chief Operating Officer of CP&C since March 1984. Mr. Potok is an Associate of the Casualty Actuarial Society and a member of the American Academy of Actuaries. Prior to joining CP&C, Mr. Potok served as Chief Property and Casualty Actuary and Director of the Property and Casualty Division of the South Carolina Department of Insurance.


         DIRECTORS WHOSE TERMS EXPIRE IN 1999


         HAROLD H. ADAMS, JR., 52, has served as a director of UCI since June 1994 and as President and owner of Adams and Associates, International, Adams and Associates, and Southern Insurance Managers since June 1992. He served as President of Adams Eaddy and Associates, an independent insurance agency, from 1980 to 1992. Mr. Adams has been awarded the Chartered Property Casualty Underwriter designation and is currently a member of the President's Board of Visitors of Charleston Southern University in Charleston, South Carolina. He has received numerous professional awards as the result of over 25 years of involvement in the insurance industry and is a member of many professional and civic organizations.

         THOMAS G. FAULDS, 58, has served as a director of UCI since August 1996 and as Executive Vice President of Private Business for BCBS since October 1991. Mr. Faulds has been with BCBS since March 1972 where he has served in key senior management positions in government programs, information systems and operations.


         EXECUTIVE OFFICERS

         The following sets forth certain information concerning the persons who currently serve as executive officers of UCI who do not also serve on the UCI Board.


         JERRY F. WELLS, JR., 37, has served as Chief Financial Officer and Executive Vice President of Finance of UCI since he joined UCI in February 1995 and as Corporate Secretary of UCI since December 1996. He has served as Executive Vice President of Finance, Chief Financial Officer and Corporate Secretary of UCI-SC since December 1996, and of UCI-GA since its organization in February 1998, and as Corporate Secretary of DC-SC since December 1996. Prior to joining UCI, he served as a Senior Manager and consultant for PricewaterhouseCoopers LLP from 1985 until February 1995. Mr. Wells is a certified public accountant and is a member of the American Institute of Certified Public Accountants, the South Carolina Association of Certified Public Accountants and the North Carolina CPA Association.

         D. MICHAEL STOUT, M.D., 54, has served as Executive Vice President of Medical Affairs of UCI and DC-SC since 1985. He is Board Certified in Emergency Medicine and is a member of the American College of Emergency Physicians, the Columbia Medical Society and the American College of Physician Executives.


         SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


         Section 16(a) of the 1934 Act requires the directors and officers of UCI to file reports of holdings and acquisitions in Common Stock with the SEC. Based on UCI records and other information, UCI believes that all SEC filing requirements applicable to its directors and officers were complied with in respect to the Company's fiscal year ended September 30, 1998.


         BOARD OF DIRECTORS AND BOARD COMMITTEES

         UCI BOARD


         The UCI Board had a total of four regular meetings and four special meetings during the Company's fiscal year ended September 30, 1998. No director attended fewer than 75 percent of the total of such Board meetings and the meetings of the committees upon which the director served. Among the standing committees established by the UCI Board are a Compensation Committee, an Audit Committee, and a Revenue Enhancement Committee. The UCI Board does not have a nominating committee for recommending to stockholders candidates for positions on the UCI Board. Currently, seven directors serve on the UCI Board.


         AUDIT COMMITTEE


         The Audit Committee consisted of Messrs. Adams and Cannon until Mr. Cannon's resignation from the UCI Board in June 1998. Mr. Cannon was replaced on the Audit Committee by the appointment of Dr. Jordan in August 1998. This committee recommends to the UCI Board the engagement of the independent auditors for the Company, determines the scope of the auditing of the books and accounts of the Company, reviews the reports submitted by the auditors, examines procedures employed in connection with the Company's internal control structure, reviews and approves the terms of acquisitions between the Company and any related party entities, undertakes certain other activities related to the fiscal affairs of the Company and makes recommendations to the UCI Board as may be appropriate. This committee met once during the Company's fiscal year ended September 30, 1998.


         COMPENSATION COMMITTEE


         The Compensation Committee consists of Messrs Adams, Potok and Russell
J. Froneberger. (Mr. Froneberger is not standing for reelection at the Annual Meeting.) This committee monitors the Company's executive compensation plan, practice and policies, including all salaries, bonus awards and fringe benefits, and makes recommendations to the UCI Board with respect to changes in existing executive compensation plans and the formation and adoption of new executive compensation plans. This committee did not meet during the Company's fiscal year ended September 30, 1998.


         REVENUE ENHANCEMENT COMMITTEE


         The Revenue Enhancement Committee consists of Messrs. Adams, Faulds, Froneberger and Potok. This committee monitors the Company's ancillary and complementary services, and makes recommendations to the UCI Board with respect to changes in such existing services. This committee met twice during the Company's fiscal year ended September 30, 1998.


EXECUTIVE COMPENSATION


         The following table sets forth the total compensation earned during the fiscal year ended September 30, 1998 and during each of the two prior fiscal years by the President and Chief Executive Officer of UCI and the executive officers of UCI whose annual compensation from UCI exceeded $100,000 for all services provided to the Company. No other executive officer of the Company earned compensation in excess of $100,000 for services provided to the Company in any of the three fiscal years reflected in the table.



                                            SUMMARY COMPENSATION TABLE

                                                                                LONG TERM
                                                                              COMPENSATION
                                           ANNUAL COMPENSATION                   AWARDS
                                  ---------------------------------------    ----------------
                                                                               SECURITIES
                                    FISCAL                                     UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR        SALARY (1)        BONUS(1)      OPTIONS         COMPENSATION (2)
---------------------------        -------       ----------      ----------   ----------------   ----------------
M.F. McFarland, III, M.D.            1998      $  322,274 (3)     $   -0-           -0-            $   8,983
  CHAIRMAN, PRESIDENT AND            1997         316,540 (3)         -0-         141,675              7,968
  CHIEF EXECUTIVE OFFICER            1996         315,000 (3)      63,500 (4)      30,000              7,368

D. Michael Stout, M.D.               1998      $  223,041 (5)     $   -0-           -0-            $    -0-
  EXECUTIVE VICE PRESIDENT OF        1997         216,825 (5)         -0-          79,825               -0-
  MEDICAL AFFAIRS                    1996         198,316 (5)         -0-          10,000               -0-


(1) Amounts included under the heading "Salary" and "Bonus" include compensation from both UCI-SC and DC-SC.

(2) Amounts included under the heading "All Other Compensation" are comprised of premiums for long term disability and life insurance provided by the Company for the benefit of Dr. McFarland.


(3) For services performed by Dr. McFarland for UCI-SC, a wholly-owned subsidiary of UCI, Dr. McFarland received an annual salary of $157,500 during each of the fiscal years ended September 30, 1998, 1997 and 1996. For services performed by Dr. McFarland for DC-SC, an affiliated professional association wholly owned by Dr. McFarland that contracts with UCI-SC to provide all medical services at UCI's medical facilities, Dr. McFarland received an annual salary of $164,774, $159,040 and $157,500 for the fiscal years ended September 30, 1998, 1997, and 1996, respectively.

(4) Pursuant to the employment agreement dated October 1, 1995 between UCI-SC and Dr. McFarland, UCI-SC accrued an incentive bonus of $63,500 during the fiscal year ended September 30, 1996 and made no payments to Dr. McFarland against accrued bonuses during the fiscal years ended September 30, 1998, 1997 and 1996. Dr. McFarland received draws from DC-SC out of previously accrued bonuses of $25,000, $62,000 and $120,000 during the fiscal years ended September 30, 1998, 1997 and 1996, respectively.

(5) For services performed by Dr. Stout for UCI-SC, Dr. Stout received an annual salary of $50,000, $50,000 and $45,833 during the fiscal years ended September 30, 1998, 1997 and 1996, respectively. For services performed by Dr. Stout for DC-SC, Dr. Stout received an annual salary of $173,041, $166,825 and $152,483 for the fiscal years ended September 30, 1998, 1997, and 1996, respectively.


         FISCAL YEAR-END OPTION VALUES


         The following table sets forth certain information with respect to unexercised options to purchase Common Stock held at September 30, 1998. None of the named executive officers exercised any options during the fiscal year ended September 30, 1998.

                                                1998 FISCAL YEAR-END
                                                   OPTION VALUES


                                      NUMBER OF SECURITIES UNDERLYING                 VALUE OF UNEXERCISED
                                           UNEXERCISED OPTIONS AT                         IN-THE-MONEY
                                              FISCAL YEAR END                      OPTIONS AT FISCAL YEAR END
                                  -----------------------------------------   --------------------------------------
             NAME                   EXERCISABLE          UNEXERCISABLE          EXERCISABLE        UNEXERCISABLE
------------------------------- -------------------- ---------------------- -------------------- -------------------

M.F. McFarland, III, M.D.             102,225              104,450              $   -0-            $   -0-
  CHAIRMAN, PRESIDENT AND
  CHIEF EXECUTIVE OFFICER

A. Michael Stout, M.D.                 53,276               56,549                  -0-                -0-
  EXECUTIVE VICE PRESIDENT OF
  MEDICAL AFFAIRS 53,276


DIRECTOR COMPENSATION

          Non-employee directors are paid a fee of $500 for attendance at each meeting of the UCI Board. Non-employee directors of UCI are reimbursed by UCI for all out-of-pocket expenses reasonably incurred by them in the discharge of their duties as directors, including out-of-pocket expenses incurred in attending meetings of the UCI Board.


          During the fiscal year ended September 30, 1996, UCI adopted a Non-Employee Director Stock Option Plan (the "1996 Non-Employee Plan"). The 1996 Non-Employee Plan provides for the granting of options to two non-employee directors for the purchase of 10,000 shares of Common Stock at the fair market value as of the date of grant. Under this plan, 5,000 options were issued to Harold H. Adams, Jr. and 5,000 options were issued to Russell J. Froneberger. These options are exercisable during the period commencing on March 20, 1999 and ending on March 20, 2006. At September 30, 1998, there were stock options outstanding under the 1996 Non-Employee Plan for 10,000 shares, none of which were exercisable.

          During the fiscal year ended September 30, 1997, UCI adopted a Non-Employee Director Stock Option Plan (the "1997 Non-Employee Plan"). The 1997 Non-Employee Plan provides for the granting of options to four non-employee directors for the purchase of 20,000 shares of Common Stock at the fair market value as of the date of grant. Under this plan, 5,000 options were issued each to Charles P. Cannon, Thomas G. Faulds, Ashby M. Jordan, M.D., and Charles M. Potok. These options are exercisable during the period commencing on March 28, 2000 and ending on March 28, 2007. At September 30, 1998, there were stock options outstanding under the 1997 Non-Employee Plan for 20,000 shares, none of which were exercisable.


EMPLOYMENT CONTRACTS

          Effective October 1, 1995, Dr. McFarland entered into a five-year contract with UCI-SC that provides for annual compensation of $157,500, the use of one automobile and an incentive bonus payable at the end of the fiscal year, subject to the determination of the UCI Board and based upon net income and gross revenue of UCI for the same year. Also, effective October 1, 1995, Dr. McFarland entered into a five-year contract with DC-SC that provides for annual compensation of $157,500.

          Effective November 1, 1995, Dr. Stout entered into a five-year contract with UCI-SC that provides for annual compensation of $50,000. Also, effective November 1, 1995, Dr. Stout entered into a five-year contract with DC-SC that provides for annual compensation of $160,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


          The following table sets forth certain information known to UCI regarding the beneficial ownership of Common Stock as of December 31, 1998. Information is presented for (i) stockholders owning more than five percent of the outstanding Common Stock, (ii) each director, director nominee and executive officer of UCI, individually, and (iii) all directors and executive officers of UCI, as a group. The percentages are calculated based on 6,749,119 shares of Common Stock outstanding on December 31, 1998.




                                                           NUMBER OF SHARES
                   NAME                                    BENEFICIALLY OWNED (1)        PERCENTAGE
---------------------------------------------             ----------------------        ----------

Blue Cross Blue Shield of South Carolina (2) .........     2,624,623                         38.89%
                                                                                           -------
M.F. McFarland, III, M.D. (3) ........................       641,353                          9.36
                                                                                           -------

Harold H. Adams, Jr ..................................         2,500                          *

Thomas G. Faulds .....................................          -0-                          -0-
Russell J. Froneberger ...............................         2,000                          *
A. Wayne Johnson .....................................          -0-                          -0-
Ashby M. Jordan, M.D .................................          -0-                          -0-
John M. Little, Jr., M.D .............................          -0-                          -0-
Charles M. Potok .....................................          -0-                          -0-
D. Michael Stout,  M.D. (4) ..........................       319,436                           4.7
                                                                                           -------
Jerry F. Wells,  Jr. (5) .............................        69,942                          1.03
                                                                                           -------

All current directors and executive officers
   as a group (9 persons) ............................     1,035,231                         14.84%
                                                           ---------                       -------


-------
  *       Amount represents less than 1.0 percent.
 (1) Beneficial ownership reflected in the table is determined in accordance with the rules and regulations of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of options currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise specified, each of the stockholders named in the table has indicated to UCI that such stockholder has sole voting and investment power with respect to all shares of Common Stock beneficially owned by that stockholder.
 (2) The business address of the named beneficial owner is I-20 at Alpine Road, Columbia, SC 29219. The shares reflected in the table are held of record by CHC (2,006,442 shares) and CP&C (618,181 shares), each of which is a wholly-owned subsidiary of BCBS.
 (3) The business address of the named beneficial owner is 1901 Main Street, Suite 1200, Columbia, SC 29201. Shares reflected in the table include 102,225 shares issuable pursuant to currently exercisable stock options.

 (4) Includes 53,276 shares issuable pursuant to currently exercisable stock options.
 (5) All shares are issuable pursuant to currently exercisable stock options.



CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS


 AGREEMENTS WITH DC-SC AND THE  UCI-PCS

          ADMINISTRATIVE SERVICES AGREEMENTS



          UCI-SC has entered into an Administrative Services Agreement with DC-SC, and UCI-GA has entered into Administrative Services Agreements with each of the UCI-PCs (collectively, the "Administrative Agreements"). Under the Administrative Agreements, UCI-SC and UCI-GA perform all non-medical management of DC-SC and the UCI-PCs (collectively with DC-SC, the "PCs"), and have exclusive authority over all aspects of the business of the PCs (other than those directly related to the provision of patient medical services or as otherwise prohibited by state law). The non-medical management provided by UCI-SC and UCI-GA includes, among other functions, treasury and capital planning, financial reporting and accounting, pricing decisions, patient acceptance policies, setting office hours, contracting with third party payors and all administrative services. UCI-SC and UCI-GA provide all of the resources (systems, procedures and staffing) to bill third party payors or patients, and provide all of the resources (systems, procedures and staffing) for cash collection and management of accounts receivables, including custody of the lockbox where cash receipts are deposited. From the cash receipts, UCI-SC and UCI-GA pay all physician salaries, operating costs of the centers and operating costs of UCI-SC and UCI-GA. Compensation guidelines for the licensed medical professionals at the PCs are set by UCI-SC and UCI-GA, and UCI-SC and UCI-GA establish guidelines for establishing, selecting, hiring and firing the licensed medical professionals. UCI-SC and UCI-GA also negotiate and execute substantially all of the provider contracts with third party payors, with the PCs executing certain of the contracts at the request of a minority of payors. Neither UCI-SC nor UCI-GA loans or otherwise advances funds to any PC for any purposes.

         During the Company's fiscal years ended September 30, 1998 and 1997, DC-SC received an aggregate of approximately $37,566,000 and $27,925,000, respectively, in fees prior to deduction by DC-SC of its payroll and other related deductible costs covered under the Administrative Agreement and its predecessor agreement. For accounting purposes, the operations of the PCs are combined with the operations of UCI and are reflected in the consolidated financial statements of UCI. Pursuant to the employment agreement between DC-SC and Dr. McFarland, Dr. McFarland serves as Executive Medical Director of the UCI Centers, and is paid an annual salary for his services in such position. Footnotes (3) and (4) of the Summary Compensation Table in this Proxy Statement describe compensation paid to Dr. McFarland by DC-SC during the fiscal years ended September 30, 1998 and 1997. Pursuant to the employment agreement between DC-SC and Dr. Stout, Dr. Stout provides medical services to DC-SC, and is paid an annual salary for such services. Footnotes (5) and (6) of the Summary Compensation Table in this Proxy Statement describe compensation paid to Dr. Stout by DC-SC during the fiscal years ended September 30, 1998 and 1997. Dr. McFarland is the Chief Executive Officer of UCI and is the President, sole director and sole owner of DC-SC. Dr. Stout is the Executive Vice President of Medical Affairs for UCI, UCI-SC and UCI-GA, and is the President, sole director and sole shareholder of the UCI-PCs.


         REFUND AGREEMENT


         Pursuant to a Facilities Fee Refund Agreement (the "Refund Agreement") entered into among UCI, UCI-SC and DC-SC, DC-SC was entitled to receive a refund of a portion of the fees payable to UCI-SC under the Facilities Agreement with respect to fourteen of the UCI Centers. The Refund Agreement was terminated effective October 1, 1995. During UCI's fiscal years ended September 30, 1998, 1997 and 1996, UCI-SC made payments to DC-SC of $25,000, $62,000 and $120,000, respectively, against accumulated
refunds payable. At September 30, 1998, 1997 and 1996, UCI-SC had refunds payable to DC-SC of approximately $69,000, $94,000 and $156,000, respectively.


MEDICAL CENTER LEASES


         UCI-SC leases six medical center facilities from CHC and one medical center facility from CP&C under operating leases with fifteen-year terms expiring in 2008, 2009 and 2010. The terms of these leases are believed to be no more or less favorable to UCI-SC than those that would have been obtainable through arm's-length negotiations with unrelated third parties for similar arrangements. Each of these leases has a five-year renewal option, and a rent guarantee by DC-SC. One of the leases has a purchase option allowing UCI-SC to purchase the center at fair market value after February 1, 1995. Total lease payments made by UCI-SC under these leases during the fiscal years ended September 30, 1998 and 1997 were $326,093 and $319,730, respectively.

         The Doctor's Care Northeast facility is leased from a partnership in which Dr. McFarland is a general partner. The lease was renewed in October 1994 for a five-year term. The terms of this lease are believed to be no more or less favorable to UCI-SC than those that would have been obtainable through arm's-length negotiations with unrelated third parties for similar arrangements. The lease has two five-year renewal options and provides UCI-SC with an option to purchase the facility at its fair market value after October 1995. Total lease payments made by UCI-SC under this lease during the fiscal years ended September 30, 1998 and 1997 were $62,400 and $45,600, respectively.


OTHER TRANSACTIONS WITH RELATED PARTIES


         At December 31, 1998, CHC owned 2,006,442 shares of Common Stock and CP&C owned 618,181 shares of Common Stock, which combine to approximately 39 percent of the outstanding Common Stock. Each of CHC and CP&C is a wholly-owned subsidiary of BCBS. The following is a historical summary of purchases of Common Stock by BCBS subsidiaries directly from UCI.


                                                                       PRICE              TOTAL
              DATE                BCBS               NUMBER             PER              PURCHASE
            PURCHASED          SUBSIDIARY          OF SHARES           SHARE              PRICE
       -------------------   ----------------    ---------------   ---------------   -----------------

            12/10/93               CHC              333,333            $1.50            $   500,000
            06/08/94               CHC              333,333             3.00              1,000,000
            01/16/95               CHC              470,588             2.13              1,000,000
            05/24/95               CHC              117,647             2.13                250,000
            11/03/95               CHC              218,180             2.75                599,995
            12/15/95               CHC              218,180             2.75                599,995
            03/01/96               CHC              109,091             2.75                300,000
            06/04/96              CP&C              218,181             2.75                599,998
            06/23/97              CP&C              400,000             1.50                600,000


         The Common Stock acquired by CHC and CP&C directly from UCI was purchased pursuant to exemptions from the registration requirements of federal securities laws available under Section 4(2) of the 1933 Act. Consequently, the ability of the holders to resell such shares in the public market is subject to certain limitations and conditions. The shares acquired by CHC and CP&C were purchased at share prices below market value at the respective dates of purchase in part as a consequence of the lower issuance costs incurred by UCI in the sale of these unregistered securities and in part as consequence of the restricted nature of the shares. CHC and CP&C have the right to require registration of the stock under certain circumstances as described in the respective stock purchase agreements. BCBS and its subsidiaries have the option to purchase as many shares as may be necessary for BCBS and its subsidiaries to maintain ownership of 47 percent of the outstanding Common Stock in the event that UCI issues additional stock to other parties (excluding shares issued to employees or directors of UCI).

         During the fiscal year ended September 30, 1994, UCI-SC entered into a capital lease purchase agreement with BCBS for a new billing and accounts receivable system, which includes computer equipment, for an aggregate purchase price of $504,000. UCI-SC has the option to purchase the equipment at the end of the lease term for $1. The lease obligation recorded at September 30, 1998 is $267,600, which includes lease addenda. The terms of the lease purchase agreement are believed to be no more or less favorable to UCI-SC than the terms that would have been obtainable through arm's-length negotiations with unrelated third parties for a similar billing and accounts receivable system, which includes computer equipment.


         During the fiscal year ended September 30, 1994, UCI-SC entered into an agreement with CP&C pursuant to which UCI-SC, through DC-SC, acts as the primary care provider for injured workers of firms carrying worker's compensation insurance through CP&C. Additionally, during the fiscal year ended September 30, 1995, UCI-SC executed a $400,000 note payable to CP&C payable in monthly installments of $4,546 (including 11 percent interest) from April 1, 1995 to March 1, 2010, collateralized by certain accounts receivable. The terms of the agreement with CP&C are believed to be no more or less favorable to UCI-SC than those that would have been obtainable through arm's-length negotiations with unrelated third parties for similar arrangements.

         UCI-SC, through DC-SC, provides services to members of a health maintenance organization operated by CHC who have selected DC-SC as their primary care provider. The terms of the agreement with CHC are believed to be no more or less favorable to UCI-SC than those that would have been obtainable through arm's-length negotiations with unrelated third parties for similar arrangements.



         The employees of UCI and its subsidiaries are offered health, life, and dental insurance coverage at group rates from BCBS and its subsidiaries. The group rates offered to the employees of UCI and its subsidiaries are believed to be no more or less favorable to UCI and its subsidiaries than those that would have been obtainable through arm's-length negotiations with unrelated third parties for similar services.


         UCI and its subsidiaries contracted with Adams and Associates for worker's compensation, and professional liability insurance coverage through fiscal year 1997, which in turn contracted with CP&C to be the insurance carrier for the workers compensation insurance coverage of UCI and its subsidiaries. Aggregate premiums paid during the fiscal year ended September 30, 1997 in connection with such policies were approximately $155,000. During the fiscal year ended September 30, 1996, Adams and Associates provided short-term financing to UCI for approximately $17,000 in workers compensation audit premiums, which was paid in full during the fiscal year ended September 30, 1997. Harold H. Adams, Jr. is the President and owner of Adams and Associates and is also a director of UCI. Effective November 1, 1997, UCI and its subsidiaries no longer contract through Adams and Associates for any of their insurance coverage. Management of UCI believes that the terms of its contracts with Adams and Associates were no more or less favorable to UCI and its subsidiaries than those that would have been obtainable through arm's-length negotiations with unrelated third parties for similar services.


         UCI contracts with Global Consulting, Inc. for certain financial and marketing consulting services. Russell J. Froneberger is the President and owner of Global Consulting, Inc. and is also a director of UCI whose term expires at the forthcoming Annual Meeting. Mr. Froneberger is not standing for reelection as a director at the Annual Meeting. Fees paid during the fiscal year ended September 30, 1998 in connection with these services were approximately $68,000. The terms of the contracts with Global Consulting, Inc. are believed to be no more or less favorable to UCI than those that would have been obtainable through arm's-length negotiations with unrelated third parties for similar services.

                             ADDITIONAL INFORMATION

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

         We have made forward-looking statements in this document that are subject to known and unknown risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of the combined company set forth under "Risk Factors" and "The Acquisition -Description of the Acquisition - Reasons for the Acquisition" and "- Fairness Opinion" and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. Such statements reflect the current views of UCI and/or MHC with respect to future events. For those statements as they relate to UCI only, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, to the extent provided by applicable law. This safe harbor does not apply to forward-looking statements of MHC because MHC has never registered its securities with the SEC. You should understand that the important factors set forth below, in addition to those discussed elsewhere in this document and in the documents which we incorporate by reference, could affect the future results of the Company and could cause those results to differ materially from those expressed or implied in our forward-looking statements. Although UCI's management believes that their expectations of future performance are based on reasonable assumptions within the bounds of their knowledge of their business and operations, there can be no assurance that actual results will not differ materially from their expectations. Factors which could cause actual results to differ from expectations include, among other things, the difficulty in controlling the Company's costs of providing healthcare and administering its network of medical centers; the possible negative effects from changes in reimbursement and capitation payment levels and payment practices by insurance companies, healthcare plans, government payors and other payment sources; the difficulty of attracting primary care physicians; the increasing competition for patients among healthcare providers; possible government regulations in multiple jurisdictions negatively impacting the existing organizational structure of the Company; the possible negative effects of prospective healthcare reform; the challenges and uncertainties in the implementation of the Company's expansion and development strategy; the dependence on key personnel; the ability to successfully integrate the management structures of MHC and consolidate the operations of MHC with those of the Company; and other factors described in this document and in other documents filed by UCI with the SEC.

STOCKHOLDER PROPOSALS


         Proposals of stockholders of UCI which are intended to be presented by such stockholders at the next Annual Meeting of UCI stockholders must be received by UCI on or before September 27, 1999 in order to be considered for inclusion in such proxy statement and form of proxy.


OTHER MATTERS

         The UCI Board knows of no other matters which are likely to be brought before the Annual Meeting. If any matters are brought before the Annual Meeting, the proxy agents named in the enclosed proxy will vote on such matters in accordance with their best judgment.


ANNUAL REPORT

         A copy of the Company's Annual Report on Form 10- KSB for the fiscal year ended September 30, 1998, a copy of which has been filed with the SEC, accompanies this Proxy Statement.



WHERE YOU CAN FIND MORE INFORMATION

         UCI files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information should also be available for inspection at the offices of the NASD.

         The SEC allows us to "incorporate by reference" information into this Proxy Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information contained directly in this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about UCI and its finances.



     UCI SEC Filings (File No. 0-13265)                                     Period
     ----------------------------------                                     ------
     Annual Report on Form 10-KSB ......................   Fiscal year ended September 30,  1998
                              ---                                                           ----
     Current Reports on Form 8-K and Form 8-K/A ........   Filed  October 13, 1998 and December 7, 1998
     A description of Common Stock
     contained in UCI's Registration
     Statement on Form 8-A .............................   Dated March 6, 1985



        Any statement in this document or in a document incorporated or deemed to be incorporated by reference in this document shall be deemed to be modified or superseded for purposes of this document to the extent that a statement contained in this document or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this document, except as so modified or superseded.

        UCI has supplied all information contained or incorporated by reference in this Proxy Statement relating to UCI. MHC has supplied all such information relating to its operations.

        If you are a stockholder, we may have already sent you some of the documents incorporated by reference, but you can obtain any document incorporated by reference through us, the SEC, or the SEC's Internet web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Proxy Statement. Stockholders may obtain documents incorporated by reference in this Proxy Statement by requesting them in writing or by telephone to us at the following address:

                          UCI Medical Affiliates, Inc.
                          Investor Relations Department
                          1901 Main Street, Suite 1200
                         Columbia, South Carolina 29201
                                 (803) 252-3661


         If you would like to request documents from us, please do so by February 10, 1999 to receive them before the Annual Meeting.
-----------

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE ON THE PROPOSALS RELATING TO THE ACQUISITION. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JANUARY 22, 1999. YOU SHOULD NOT ASSUME THAT THE

INFORMATION CONTAINED IN THE PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS NOR THE ISSUANCE OF COMMON STOCK IN CONNECTION WITH THE ACQUISITION SHALL CREATE ANY IMPLICATION TO THE CONTRARY.





                                                                      APPENDIX A

                                February 9, 1998

The Board of Directors
UCI Medical Affiliates, Inc.
1901 Main Street, Suite 1200
Columbia, SC 29201

Members of the Board of Directors:

        You have requested my opinion, as of this date, as to the fairness, from a financial point of view, to UCI Medical Affiliates, Inc., a Delaware corporation ("UCI"), of the terms of the proposed transactions referred to below.

        Pursuant to the proposed Acquisition Agreement and Plan of Reorganization (the "Acquisition Agreement") dated as of the date hereof, to be entered among UCI, UCI Medical Affiliates of Georgia, Inc. ("UCI-GA"), MainStreet Healthcare Corporation ("MainStreet") and certain of its affiliated entities, the parties thereto are to effect a business combination transaction pursuant to which, on the terms and subject to the conditions set forth in the Acquisition Agreement (the "Proposed Transactions"): (i) UCI-GA and certain of its affiliates will acquire from MainStreet and its affiliates certain assets and liabilities for a purchase price of $8,870,000 consisting of a combination of cash, common stock of UCI and assumption of certain liabilities. I understand that all approvals required for the consummation of the Proposed Transactions have been or, prior to consummation of the Proposed Transactions will be, obtained.

        In arriving at my opinion, I have among other things:

                 (i) reviewed the terms and conditions of the Proposed Transactions, including the draft Acquisition Agreement and the draft agreements ancillary thereto;

                 (ii) analyzed certain financial aspects of the Proposed Transactions and consideration to be paid by UCI and UCI-GA in connection with the Proposed Transactions;

                 (iii) reviewed and analyzed publicly available historical business and financial information relating to UCI and its affiliated entities, as presented in documents filed with the Securities and Exchange Commission and otherwise provided to me by UCI, as well as historical financial information relating to MainStreet and its affiliated entities as provided to me by UCI and MainStreet;

                 (iv) analyzed selected summary non-public financial and operating results of operations of UCI (consolidated) and MainStreet;

                 (v) analyzed the financial conditions and prospects of UCI and MainStreet;

                 (vi) reviewed and analyzed public information, including certain stock market data and financial information relating to selected companies with operating statistics and dynamics similar to those of UCI and MainStreet;

The Board of Directors
UCI Medical Affiliates, Inc.
February 9, 1998
Page 2
-----------------------------

                 (vii) reviewed the trading history of UCI's common stock, including such stock's performance in comparison to market indices and to selected companies with operating statistics and dynamics similar to those of UCI;

                 (viii) conferred with the management teams of each of UCI and MainStreet;

                 (ix) reviewed public financial and transaction information relating to premiums and multiples paid in certain merger and acquisition transactions similar to the Proposed Transactions or relevant portions thereof; and

                 (x) conducted such other financial analyses and investigations as I deemed necessary or appropriate for the purposes of the opinion expressed herein.

        In rendering my opinion, I have assumed and relied upon the accuracy and completeness of the financial and other information respecting UCI and MainStreet and any other information provided to me by the parties, and we have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of UCI and MainStreet. With respect to selected summary financial and operating results referred to above, I have assumed they were reasonably prepared on a basis reflecting the best currently available information and the good faith estimates and judgements of the management of UCI as to the future financial performance of UCI and the management of MainStreet as to the future financial performance of MainStreet.

        In addition to my review and analysis of the specific information set forth above, my opinion herein reflects and gives effect to my assessment of general economic, monetary and market conditions existing as of the date of this letter as they may affect the business and prospects of UCI and MainStreet.

        My engagement and the opinion expressed herein are for the benefit of the Board of Directors of UCI in its evaluation of the Proposed Transactions and may not be used for any other purpose without my prior written consent, except that this opinion may be included in its entirety and referred to in any filing made by UCI with the Securities and Exchange Commission with respect to the Proposed Transactions. Furthermore, the opinion rendered herein does not constitute a recommendation that UCI pursue the Proposed Transactions over any other alternative transactions which may be available to UCI or that any stockholder of UCI vote to approve the Proposed Transactions.

        Based on and subject to the foregoing, I am of the opinion that, as of the date of this letter, the terms of the Proposed Transactions are fair to UCI from a financial point of view.

                                           Very truly yours,

                                           /s/ Oliver G. Wood, Jr.

                                           Oliver G. Wood, Jr.

                                                                      APPENDIX B

                   PROPOSED AMENDMENTS TO THE UCI CERTIFICATE

                        AUTHORIZED CAPITAL STOCK PROPOSAL

        The Authorized Stock Proposal provides that the UCI Certificate will be amended by restating the first paragraph of Article Fourth to read in its entirety as follows:

        "FOURTH: The total number of shares of stock which the corporation shall have authority to issue is as follows: Fifty Million (50,000,000) shares of Common Stock, having a par value of five cents ($0.05) per share, amounting in the aggregate to Two Million Five Hundred Thousand Dollars ($2,500,000) and Ten Million (10,000,000) shares of Preferred Stock having a par value of one cent ($0.01) per share, amounting in the aggregate to One Hundred Thousand Dollars ($100,000)."

                          REVERSE STOCK SPLIT PROPOSAL

        The Reverse Stock Split Proposal provides that if the Authorized Capital Stock Proposal is approved by the UCI stockholders, the UCI Certificate will be amended by restating Article Seventh to read in its entirety as follows:

        "SEVENTH: Pursuant to a 1 for 5 reverse stock split, the amount of the total authorized Common Stock of this corporation is decreased and the number and par value are by these means changed so that the authorized Common Stock of this corporation, which, prior to the filing of this amendment, was Fifty Million (50,000,000) shares of Common Stock, having a par value of five cents ($0.05) per share, amounting in the aggregate to Two Million Five Hundred Thousand Dollars ($2,500,000), shall be Ten Million (10,000,000) shares of Common Stock, having a par value of twenty-five cents ($0.25) per share, amounting in the aggregate to Two Million Five Hundred Thousand Dollars ($2,500,000).

        At the time this amendment becomes effective, each five (5) prior issued and outstanding shares of the Common Stock of this corporation, par value five cents ($0.05) per share, shall thereby and thereupon be combined into one (1) share of validly issued, fully paid and nonassessable shares of Common Stock of this corporation, par value twenty-five cents ($0.25) per share. Each person at that time holding of record any issued and outstanding shares of Common Stock of this corporation shall receive upon surrender thereof to the corporation's authorized agency a stock certificate or certificates to evidence and represent the number of shares of post reverse stock split Common Stock of this corporation to which such person is entitled after this reverse split; provided, however, that this corporation shall not issue fractional shares of Common Stock in connection with this reverse stock split, but, in lieu thereof, this corporation shall make a cash payment at the rate equal to the fraction of the share of Common Stock that would otherwise be issuable, multiplied by the closing bid price for the Common Stock of this corporation as quoted by the Nasdaq Stock Market on the trading day immediately prior to the date this amendment is filed with the Delaware Secretary of State (or at the rate of One and No/100th Dollar ($1.00) per share in the event the Common Stock of this corporation is not listed for trading by the Nasdaq Stock Market on the trading day immediately proceeding the date of filing of this amendment) upon surrender to the corporation's authorized agent of certificates representing shares as to which a fractional share would otherwise be issuable. The ownership of such fractional interests shall not entitle the holder thereof to any voting, dividend or other right except the right to receive payment therefor as described above."

        The Reverse Stock Split Proposal also provides that if the Authorized Capital Stock Proposal is not approved by the UCI stockholders, the UCI Certificate will be amended as set forth in the preceding paragraphs, except that the first paragraph of Article Seventh shall be restated to read in its entirety as follows:

        "SEVENTH: Pursuant to a 1 for 5 reverse stock split, the amount of the total authorized Common Stock of this corporation is decreased and the number and par value are by these means changed so that the authorized Common Stock of this corporation, which, prior to the filing of this amendment, was Ten Million (10,000,000) shares of Common Stock, having a par value of five cents ($0.05) per share, amounting in the aggregate to Five Hundred Thousand Dollars ($500,000), shall be Two Million (2,000,000) shares of Common Stock, having a par value of twenty-five cents ($0.25) per share, amounting in the aggregate to Five Hundred Thousand Dollars ($500,000); provided however, immediately after the effectuation of such reverse stock split, the authorized Common Stock of this corporation shall be increased so that the authorized Common Stock of this corporation shall be Ten Million (10,000,000) shares of Common Stock, having a par value of twenty-five cents ($0.25) per share, amounting in the aggregate to Two Million Five Hundred Thousand Dollars ($2,500,000)."

                                                                      APPENDIX C

                        INDEX TO FINANCIAL STATEMENTS OF
                        MAINSTREET HEALTHCARE CORPORATION


                                                                                                               Page

Audited Consolidated Financial Statements as of March 31, 1998 and 1997 and for the fiscal years ended March 31, 1998 and 1997

          Independent Auditors' Report .........................................................................C-2
          Consolidated Balance Sheets ..........................................................................C-3
          Consolidated Statements of Operations ................................................................C-5
          Consolidated Statements of Stockholders' Deficit .....................................................C-6
          Consolidated Statements of Cash Flows ................................................................C-7
          Notes to Consolidated Financial Statements ...........................................................C-8

Management's Discussion and Analysis of Financial Condition and
     Results of Operations ....................................................................................C-19

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
MainStreet Healthcare Corporation:


We have audited the accompanying consolidated balance sheets of MainStreet Healthcare Corporation as of March 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MainStreet Healthcare Corporation at March 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that MainStreet Healthcare Corporation will continue as a going concern. As discussed in note 1(b) to the consolidated financial statements, MainStreet Healthcare Corporation has suffered recurring losses and has a working capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1(b) and note 13. The accompanying consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.


/S/ KPMG Peat Marwick, LLP


June 2, 1998, except as to the third
paragraph of note 7, which is as
of July 6, 1998

                        MAINSTREET HEALTHCARE CORPORATION
                           Consolidated Balance Sheets
                             March 31, 1998 and 1997


                                   Assets                                        1998              1997
                                   --------------------------------------------------------------------
Current assets:
    Cash                                                                $        34,231            1,950
    Accounts receivable, less allowances for
      contractual adjustments and uncollectible
      accounts of $1,216,718 and $1,258,571 in
      1998 and 1997, respectively                                             1,410,219        1,110,019
    Redeemable preferred stock subscriptions
      receivable (note 4)                                                             -          750,000
    Other receivables                                                            68,222          110,658
    Prepaid and other                                                            83,367          109,380
                                                                           ------------      -----------
           Total current assets                                               1,596,039        2,082,007

Property and equipment, net (notes 3 and 5)                                   1,520,503        1,422,594
Intangible assets, net (notes 3 and 6)                                        1,549,861        1,968,252
Other assets  39,859                                                            323,023





                                                                           ------------      -----------
           Total assets                                                 $     4,706,262        5,795,876
                                                                           ============      ===========

                                         MAINSTREET HEALTHCARE CORPORATION
                                            Consolidated Balance Sheets
                                              March 31, 1998 and 1997


                    Liabilities and Stockholders' Deficit                               1998              1997
                    --------------------------------------------------------------------------------------------

Current liabilities:
    Accounts payable                                                            $     1,136,606          695,411
    Line of credit (note 7)                                                             574,327                -
    Accrued expenses and liabilities                                                  1,928,547          615,237
    Current portion of notes payable (notes 3 and 8)                                    477,095          357,053
    Current portion of capital lease obligation (note 8)                                 48,693            3,401
    Stockholder loan (note 9)                                                            94,174           18,252
                                                                                   ------------      -----------
           Total current liabilities                                                  4,259,442        1,689,354
                                                                                  ------------------------------

Long-term liabilities:
    Notes payable, less current portion (notes 3 and 8)                                 368,704          751,261
    Capital lease obligation, less current portion (note 8)                              74,380           14,183
                                                                                   ------------      -----------
           Total long-term liabilities                                                  443,084          765,444
                                                                                   ------------      -----------

           Total liabilities                                                          4,702,526        2,454,798

Preferred stock, $.01 par value; 11,500 and 14,000 shares
    authorized, no shares issued and outstanding at March 31,
    1998 and 1997, respectively (note 4)                                                      -                -
5% cumulative redeemable preferred stock, $1,000 redemption
    value; 6,000 shares authorized, 4,367 shares issued and
    outstanding at March 31, 1998 and 3,367 shares issued and
    outstanding, 750 shares subscribed at March 31, 1997
    (notes 4, 9, and 12)                                                              4,367,000        4,117,000
10% cumulative redeemable preferred stock, $1,000 redemption value; 2,500 and -0- shares authorized, 412 and -0- shares issued and outstanding at March 31, 1998 and 1997, respectively
    (notes 4, 9, and 12)                                                                412,000                -
Class A nonvoting convertible common stock, $.01 par value;
    5,000,000 shares authorized, 248,000 and 268,000 shares
    issued and outstanding at March 31, 1998 and 1997,
    respectively (notes 3 and 4)                                                        816,007          738,979

Stockholders' deficit:
    Class B common stock, $.01 par value; 20,000,000
      shares authorized, 6,460,452 and 5,875,000
      shares issued and outstanding at March 31, 1998 and 1997,
      respectively (notes 4, 9, and 12)                                                  64,605           58,750
    Additional paid-in capital                                                           42,516           38,586
    Accumulated deficit                                                              (5,698,392)      (1,612,237)
                                                                                      ---------        ---------
           Total stockholders' deficit                                               (5,591,271)      (1,514,901)
                                                                                      ---------        ---------

           Total liabilities and stockholders' deficit                          $     4,706,262        5,795,876
                                                                                      ==========================


See accompanying notes to consolidated financial statements.

                                         MAINSTREET HEALTHCARE CORPORATION
                                       Consolidated Statements of Operations
                                    For the Years ended March 31, 1998 and 1997


                                                                                      1998                1997
                                                                                      ----                ----


Net patient service revenue                                                  $      6,436,950          3,665,982
                                                                                 ------------       ------------


Operating expenses:
    Cost of affiliated physician services                                           3,082,389          1,689,235
    Clinic salaries, wages, and benefits                                            2,404,156          1,188,415
    Clinic rent and lease expense (notes 8 and 9)                                     566,245            306,571
    Clinic supplies                                                                   784,825            317,417
    Other clinic costs                                                                788,919            371,001
    General corporate expenses (note 9)                                             1,655,974            587,404
    Depreciation and amortization (notes 5 and 6)                                     466,121            217,029
    Clinic start-up expenses                                                                -            307,419
                                                                                 ------------       ------------
           Total expenses                                                           9,748,629          4,984,491
                                                                                 ------------       ------------

           Operating loss                                                          (3,311,679)        (1,318,509)

Interest expense, net (note 8)                                                        364,292            161,774
Deferred financing costs (note 2(f))                                                  273,224                  -
Loss on clinic disposals (note 3)                                                           -             88,990
                                                                                   ----------         ----------
           Loss before income taxes                                                (3,949,195)        (1,569,273)

Income taxes (note 10)                                                                      -                  -
                                                                                 ------------       ------------
           Net loss                                                          $   (3,949,195)          (1,569,273)
                                                                                 ============       ============



See accompanying notes to consolidated financial statements.

                        MAINSTREET HEALTHCARE CORPORATION
                Consolidated Statements of Stockholders' Deficit
                   For the Years ended March 31, 1998 and 1997

                                                                       Class B              Additional                     Total
                                                                     common stock            paid-in     Accumulated   stockholders'
                                                               -------------------------
                                                                  Shares        Amount       capital       deficit         deficit
                                                                  ------        ------       -------       -------         -------

Balance at April 1, 1996                                              --            $---          --            --             --
Issuance of common stock (notes 4 and 9)                         5,875,000        58,750        38,586          --           97,336
Accretion of difference between fair value and
repurchase value of stock issued in connection with
acquisition (note 3)                                                  --            --            --         (42,964)       (42,964)
Net loss                                                              --            --            --      (1,569,273)    (1,569,273)
                                                                ----------    ----------    ----------    ----------     ----------
Balance at March 31, 1997                                        5,875,000        58,750        38,586    (1,612,237)    (1,514,901)

Issuance of common stock (notes 4 and 9)                           585,452         5,855         3,930          --            9,785
Accretion of difference between fair value
    and repurchase value of stock issued
    in connection with acquisition (note 3)                              0             0             0      (136,960)      (136,960)
Net loss                                                                 0             0             0    (3,949,195)    (3,949,195)
                                                                ==========    ==========    ==========    ==========     ==========
Balance at March 31, 1998                                        6,460,452    $   64,605        42,516    (5,698,392)    (5,591,271)
                                                                ==========    ==========    ==========    ==========     ==========


See accompanying notes to consolidated financial statements.

                                         MAINSTREET HEALTHCARE CORPORATION
                                       Consolidated Statements of Cash Flows
                                    For the Years ended March 31, 1998 and 1997


                                                                                       1998                1997
                                                                                       ------------------------

Operating activities:
    Net loss                                                                   $   (3,949,195)        (1,569,273)
    Adjustments to reconcile net loss to net cash provided
      (used) by operating activities:
        Depreciation and amortization                                                 466,121            217,029
        Changes in operating assets and liabilities,
          net of effects of acquisitions:
             Accounts receivable, net                                                (320,013)          (517,720)
             Other receivables                                                         42,436           (110,658)
             Prepaid expenses and other assets                                        (75,061)           (64,010)
             Accounts payable                                                         441,195            580,688
             Other accrued expenses and liabilities                                 1,410,974            615,237
             Deferred financing costs                                                 273,224                  -
                                                                                 ------------       ------------
                Net cash used by operating activities                             ( 1,710,319)          (848,707)
                                                                                 ------------       ------------

Investing activities:
    Acquisitions of businesses, net of cash acquired                                        -         (1,226,480)
    Purchases of property and equipment                                              (236,730)          (631,279)
                                                                                 ------------        -----------
                Net cash used by investment activities                               (236,730)        (1,857,759)
                                                                                 ------------        -----------

Financing activities:
    Net proceeds from issuance of preferred stock                                   1,298,000          2,071,607
    Proceeds from shareholder loans                                                   192,500          1,370,300
    Proceeds from issuance of common stock                                              7,207             65,810
    Net borrowings under capital lease obligations                                    105,489             17,584
    Net borrowings from line of credit                                                574,327                  -
    Repayment of notes payable                                                       (198,193)          (423,363)
    Repayment of shareholder loans                                                          -           (393,522)
                                                                                 ------------       ------------
                Net cash provided by financing activities                           1,979,330          2,708,416
                                                                                --------------------------------

                Net increase in cash                                                   32,281              1,950

Cash at beginning of period                                                             1,950                  -
                                                                                 ------------        -----------
Cash at end of period                                                        $         34,231              1,950
                                                                                 ============       ============

Supplemental disclosure of cash flow information cash paid during the period for:
      Interest                                                               $        117,077             55,476
                                                                                 ============       ============

      Income taxes                                                           $              -                  -
                                                                                 ============       ============
See accompanying notes to consolidated financial statements.


                        MAINSTREET HEALTHCARE CORPORATION
                   Notes to Consolidated Financial Statements



(1)      Organization and Basis of Presentation

         (a)      Description of Business

                  MainStreet Healthcare Corporation ("the Company") was incorporated on February 6, 1996 and commenced operations on April 1, 1996. The Company was organized to purchase general practitioner outpatient clinics in Georgia and Tennessee. After purchasing a clinic, the Company focuses on centralizing fixed costs and reducing the overall overhead of each outpatient clinic in order to maximize income and cash flow. From April 1, 1996 to March 31, 1998, the Company has acquired 14 primary care clinics.

         (b)      Basis of Presentation

                  The consolidated financial statements have been prepared on the accrual basis of accounting and include the accounts of the Company and the affiliated professional corporations ("Professional Corporations"). Through the initial management services agreements between the Company and the Professional Corporations which contain fifty-year terms, the Company has assumed full responsibility for the operating expenses in return for the assignment of the revenue of the Professional Corporations.

                  The Company has perpetual, unilateral control over the assets and operations of the Professional Corporations, and notwithstanding the lack of technical majority ownership of the stock of such entities, consolidation of the various Professional Corporations is necessary to present fairly the financial position and results of operations of the Company because control exists by means other than ownership of stock. Control by the Company is perpetual rather than temporary because (i) the length of the original terms of the agreements, (ii) the successive extension periods provided by the agreements, (iii) the continuing investment of capital by the Company, (iv) the employment of the nonphysician personnel, and (v) the nature of the services provided to the Professional Corporations by the Company. All intercompany accounts and transactions have been eliminated during consolidation.

                  The Company has experienced recurring losses of approximately $5,700,000 since its inception and has a net working capital deficiency of approximately $2,700,000 at March 31, 1998. In addition, the liabilities of the Company, including preferred stock and Class A common stock, exceeded its assets by approximately $5,600,000. Effective May 1, 1998, the Company sold substantially all of its assets for which the ultimate proceeds will not be determined until the stock to be received is sold (note 13). The Company is currently negotiating with its creditors and preferred and Class A common shareholders to satisfy its debt obligations. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                        MAINSTREET HEALTHCARE CORPORATION
                   Notes to Consolidated Financial Statements



(2)      Summary of Significant Accounting Policies

         (a)      Property and Equipment

                  Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets.

                  Equipment held under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the assets.

         (b)      Intangible Assets

                  (1)      Noncompete Agreements

                           In connection with certain clinic acquisitions, the
                  Company entered into noncompete agreements with physicians. Such agreements are being amortized using the straight-line method over the terms of the agreements, generally three to five years.

                  (2)      Excess of Cost

                           Goodwill, which represents the excess of purchase
                  price over fair value of net assets acquired, is amortized on the straight-line method over the expected periods to be benefited, generally fifteen years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved. In management's estimation, the remaining amount of goodwill has continuing value.

         (c)      Net Revenue

                  Patient revenue is recorded at established rates reduced by allowances for doubtful accounts and contractual adjustments. Contractual adjustments arise due to the terms of certain reimbursement and managed care contracts. Such adjustments represent the difference between charges at established rates and estimated recoverable amounts and are recognized in the period the services are rendered. Any differences between estimated contractual adjustments and actual final settlements under reimbursement contracts are reported as contractual adjustments in the year final settlements are made.

         (d)      Income Taxes

                        MAINSTREET HEALTHCARE CORPORATION
                   Notes to Consolidated Financial Statements

                  The Company accounts for income taxes using the asset and liability method of Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES ("SFAS No. 109"). Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                  Prior to the merger of MainStreet Georgia with and into MainStreet Delaware, as discussed in note 4, the Company was taxed as an S Corporation under the Internal Revenue Code. As a result, the Company was taxed in a manner similar to a partnership for the period prior to December 9, 1997, and has not provided any federal or state income taxes as the results of operations were passed through to, and the related income taxes became the individual responsibility of the Company's shareholders.

         (e)      Impairment of Long-Lived Assets

                  Financial Accounting Standards No. 121 ("SFAS No. 121"), ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, requires the Company to review for the impairment of long-lived assets and certain identifiable intangibles to be held and used by the Company whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

                  The statement also addresses the accounting for long-lived assets that are expected to be disposed. SFAS No. 121 is applicable for most long-lived assets, identifiable intangibles, and goodwill related to those assets. Management has determined that long-lived assets are fairly stated in the accompanying consolidated balance sheets.

         (f)      Redeemable Preferred Stock Offering Costs

                  Costs associated with the issuance of redeemable preferred stock have been capitalized and are being amortized using a straight-line method over five years and are included in other assets in the accompanying 1997 consolidated balance sheet. During 1998, the unamortized portion of these costs was written off.

         (g)      Use of Estimates

                  Management of the Company has made certain estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                        MAINSTREET HEALTHCARE CORPORATION
                   Notes to Consolidated Financial Statements

         (h)      Reclassifications

                  Certain reclassifications have been made in the 1997 consolidated financial statements to conform with the presentation in the 1998 consolidated financial statements.

(3)      Clinic Acquisitions and Closures

         Since its inception, the Company has acquired, through its wholly owned subsidiaries, certain operating assets of 14 primary care physician practices.

   A summary of the 14 primary care physician practice acquisitions is as follows:

       Acquired practices                             Location                    Date acquired
       ------------------                             --------                    -------------

    Dr. Pamela Erdman, DO                        Tucker, GA                       April 1996
    Tucker Eye, Ear, Nose, Throat                Tucker, GA                       April 1996
    Family Care Associates                       Covington, GA                    April 1996
    Mountain East Family Care                    Stone Mtn, GA                    May 1996
    Lawrenceville Family Care                    Lawrenceville, GA                June 1996
    Dr. Frank Corker, MD                         Valdosta, GA                     August 1996
    Promptcare, Inc.                             Knoxville, TN                    November 1996
    Dr. Dennis Thomas, MD                        Adel, GA                         December 1996
    Gwinnett Family Medicine                     Snellville, GA                   December 1996
    Salem Gate Family Medicine                   Conyers, GA                      December 1996
    Dr. I. Oliver, MD                            Austell, GA                      December 1996
    Occupational Medicine                        Macon, GA                        January 1997
    Park Central Family Medicine                 Decatur, GA                      February 1997
    Dr. Lanier L. Allen, MD                      Thomaston, GA                    May 1997

            The acquisitions have been accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the net assets acquired and the liabilities assumed based upon their fair values at the dates of acquisition. In connection with these acquisitions, the Company issued 268,000 shares of Class A common stock in MainStreet Healthcare Corporation in 1997. The Company also entered into stock repurchase agreements with the selling physicians whereby in the event there has not been an initial public stock offering, or a sale of substantially all of the Company's assets, or a change in control of the Company's voting stock which would produce for the Class A shareholders a value of $5 per share, the shareholders could compel the Company to purchase the stock for $5 a share at a predetermined future date (the "repurchase date"). The Company recorded the stock by discounting the $5 per share price from the repurchase date using a risk-based interest rate of 15%. The difference between the recorded value and the maximum repurchase value of its stock issued in connection with these acquisitions was $643,395, which is being accreted over the period from the date of issuance to the repurchase dates through periodic charges to accumulated deficit. Effective May 1, 1998, the Company sold substantially all of the assets of the Company (see note 13). The Company is in the process of negotiating settlements with each Class A

                        MAINSTREET HEALTHCARE CORPORATION
                   Notes to Consolidated Financial Statements

shareholder to satisfy these obligations. The ultimate settlement amount has not been determined. The Company also issued $71,876 and $1,531,677 in notes payable in 1998 and 1997, respectively. The excess of the purchase price over the fair values of the net assets acquired was $29,612 and $1,813,179 in 1998 and 1997, respectively, and has been recorded as goodwill and is being amortized using a straight-line method over 15 years. The composition of acquisition of businesses, net of cash acquired, is set forth below:

                                                                         1998         1997

          Working capital, other than cash                      $    12,264          477,577
          Property and equipment                                     30,000          862,916
          Noncompete agreements                                           -          300,500
          Excess of costs over fair value of assets acquired         29,612        1,813,179
          Less:
            Value of stock issued                                         -         (696,015)
            Value of notes payable issued                           (71,876)      (1,531,677)
                                                                    -------       ----------

          Cash purchase price, net of cash acquired             $         -        1,226,480
                                                                   =========================

            The operating results of the acquired clinics have been included in the consolidated statements of operations from the respective dates of acquisition.

            During 1998, the Company closed three physician clinics resulting in losses of $88,990 which were accrued for at March 31, 1997. In connection with the closure of the physician clinics, 28,000 shares of Class A common stock in the Company and $50,000 in notes payable were canceled.

            During 1998, in consideration for a release of a covenant not to compete, a physician canceled $94,872 in notes payable which was used to reduce goodwill. The Company then wrote off the remaining unamortized noncompete agreement of $8,334.

(4) Reorganization

            MainStreet Healthcare Corporation (MainStreet Georgia), an S Corporation, was organized on February 6, 1996 as a Georgia Corporation and was authorized 10,000,000 shares of no par common stock of which 5,375,000 shares were issued.

            On December 4, 1996, MainStreet Healthcare Corporation (MainStreet Delaware), a C Corporation, was incorporated and was authorized 10,000,000 shares of no par common stock. Effective December 9, 1996, the shareholders of MainStreet Georgia exchanged their shares for equal shares in MainStreet Delaware pursuant to a merger of MainStreet Georgia with and into MainStreet Delaware.

            On December 11, 1996, MainStreet Delaware amended and restated the Certificate of Incorporation in order to give MainStreet Delaware the authority to issue preferred stock and common stock as follows:

            (a) 20,000 shares of preferred stock, par value $.01 per share. MainStreet Delaware's Board of Directors has the authority to fix the terms of the preferred stock. These shares were subsequently used to issue five and ten percent cumulative redeemable preferred stock in MainStreet Delaware during 1998 and 1997.

                        MAINSTREET HEALTHCARE CORPORATION
                   Notes to Consolidated Financial Statements

       (b) 5,000,000 shares of Class A non-voting convertible common stock, par value $.01 per share. One share of Class A non-voting is convertible upon: (i) a qualified public offering; (ii) a sale of substantially all of the assets; or (iii) a sale of a majority of the Class B common stock, into one fully paid and non-assessable share of Class B common stock. On May 1, 1998, substantially all the assets of the Company were sold. The Company is negotiating with all Class A shareholders to either effect the conversion or enter into a settlement agreement (note 13).

       (c) 20,000,000 shares of Class B common stock, par value $.01 per share.

            The Class A and Class B common stocks are identical, except with respect to voting rights, where the Class A shares have no voting rights.

            Effective December 12, 1996, MainStreet Delaware entered into a recapitalization agreement with its shareholders. The shareholders exchanged all of the 5,375,000 outstanding shares of no par common stock and $964,336 of debt owed them by MainStreet Delaware for 2,350,000 shares of Class B common stock and 927 shares of five percent cumulative redeemable preferred stock.

            In addition, Penman Private Equity and Mezzanine Fund, L.P., (Penman) purchased 3,525,000 shares of Class B common stock for $60,000 and 2,440 shares of five percent cumulative redeemable preferred stock in MainStreet Delaware for $2,071,607, net of offering expenses of $368,393.

            On March 21, 1997, Penman subscribed to 750 shares of the five percent cumulative redeemable preferred stock for $750,000. On April 8, 1997, the Company received $750,000 for the subscribed preferred stock.

            In 1998, an additional 423,458 shares of Class B common stock, 250 shares of five percent cumulative redeemable preferred stock, and 298 shares of ten percent cumulative redeemable preferred stock in the Company were issued to Penman for $555,207. In addition, a shareholder of the Company exchanged $116,578 of debt owed by the Company to the shareholder for 161,994 shares of Class B common stock and 114 shares of ten percent cumulative redeemable preferred stock in the Company.

(5) Property and Equipment

    Property and equipment consists of:

                                                                       1998           1997
                                                                       ----           ----
         Land                                                $       104,600         104,600
         Buildings and improvements                                  426,494         406,635
         Furniture and fixtures                                      181,946         181,621
         Clinic equipment                                            774,166         559,451
         Office equipment                                            218,048         193,843
         Leasehold improvements                                       50,143          48,046
                                                                ------------     -----------
                                                                   1,755,397       1,494,196
         Accumulated depreciation and amortization                  (234,894)        (71,602)
                                                                 -----------     -----------

                                                                  $1,520,503       1,422,594
                                                                  ==========       =========

                        MAINSTREET HEALTHCARE CORPORATION
                   Notes to Consolidated Financial Statements

(6) Intangible Assets

    Intangible assets consists of:

                                                                    1998           1997
                                                                    -------------------
          Excess of cost over fair value of
            assets acquired                                 $      1,586,601    1,813,179
          Noncompete agreements                                      275,500      300,500
          Less accumulated amortization
            and amounts written-off                                 (312,240)    (145,427)
                                                                    --------     --------

                                                           $       1,549,861    1,968,252
                                                                   =========     ========

(7)     Line of Credit

        On October 14, 1997, the Company entered into a loan and subservicing agreement (the "Loan Agreement") with National Century Financial Enterprises
(NCFE) whereby the Company is allowed to borrow against its accounts receivable. At March 31, 1998, the Company had outstanding borrowings under this Loan Agreement aggregating $574,327, bearing interest at 13% and collateralized by gross accounts receivable aggregating $1,895,388.

        Pursuant to the Acquisition Agreement and Plan of Reorganization entered into between UCI Medical Affiliates Inc. (UCI) and the Company, UCI purchased the accounts receivable and assumed the liability for the outstanding borrowings (see note 13).

        The Loan Agreement contained certain terms and financial covenants for which the Company was not in compliance at March 31, 1998. In a letter dated May 1, 1998, NCFE acknowledged that the remedies available to NCFE should the Company be in default of the terms of the Loan Agreement, would not be pursued by NCFE so long as UCI satisfied the outstanding loan balance on or before May 31, 1998. UCI did not pay off the loan by May 31, 1998 which subsequently put the Company in default. On July 6, 1998, the loan was paid.

(8)     Long-Term Debt and Leases

        Long-term debt and capital leases consist of:

                                                                         1998          1997
                                                                         ----          ----
         Notes payable to physician groups with interest
                  rates ranging from 7% to 10.5%, with payments
                  due at varying intervals through March 1, 2006     $ 845,799       1,108,314
         Capital leases                                                123,073          17,584
                                                                       -------       ---------
                                                                       968,872       1,125,898
         Less amounts due within one year                              525,788         360,454
                                                                       -----------------------

                                                                     $ 443,084         765,444
                                                                     =========         =======

                        MAINSTREET HEALTHCARE CORPORATION
                   Notes to Consolidated Financial Statements

                        MAINSTREET HEALTHCARE CORPORATION
                   Notes to Consolidated Financial Statements

   The following is a schedule of principal maturities of long-term debt, including capital leases, as of March 31, 1998.

                  1999                                  $    525,788
                  2000                                       174,171
                  2001                                        52,503
                  2002                                        47,982
                  2003                                        35,466
                  Thereafter                                 132,962
                                                             -------

                           Total                        $    968,872
                                                             =======

                           CAPITAL LEASES: The Company is the lessee of
                  equipment under a capital lease which expires during the next ten years. The related equipment is being amortized over ten years and the related amortization expense is included with depreciation and amortization expense in the consolidated statement of operations.

         The following is a schedule of future minimum lease payments under the capital leases together with the present value of the net minimum lease payments as of March 31, 1998.

                  1999                                                             $    60,055
                  2000                                                                  47,055
                  2001                                                                  22,648
                  2002                                                                  13,908
                  2003                                                                   1,159
                                                                                     ---------
                           Total minimum lease payments                                144,825

                  Less amounts representing interest                                    21,752
                                                                                        ------
                           Obligation under capital leases                             123,073

                  Less current portion of capital lease obligations                     48,693
                                                                                     ---------

                           Long-term obligations under capital leases             $     74,380
                                                                                     =========

         Capitalized equipment leases included in equipment were 169,007 and $18,600 at March 31, 1998 and 1997, respectively. Imputed interest rates ranged from 6.20% to 16.45% at March 31, 1998 and 1997, respectively.

         OPERATING LEASES: Operating leases generally consist of short-term lease agreements for professional office space where the medical practices are located. These leases generally have five-year terms with renewal options. Lease expense of approximately $565,000 and $250,000 for 1998 and 1997, respectively, consists of corporate office space, corporate equipment and medical office space, and equipment for the operating practices.

                        MAINSTREET HEALTHCARE CORPORATION
                   Notes to Consolidated Financial Statements


         The following is a schedule of future minimum lease payments under noncancelable operating leases as of March 31, 1998.

                  1999                                             $    515,583
                  2000                                                  458,279
                  2001                                                  423,524
                  2002                                                  266,906
                  2003                                                   82,732
                                                                     ----------

                                                                   $  1,747,024
                                                                   ============


(9)    Related Party Transactions

         During 1998, Penman and the Chief Executive Officer made loans to the Company of $42,500 and $12,500, respectively. The Chief Executive Officer also made an additional loan in lieu of $137,500 in salary, of which $114,000 was converted into ten percent cumulative redeemable preferred stock and $2,578 was converted to Class B common stock. There were no cash repayments made to the stockholders during 1998.

         In 1997, the officers of the Company made loans to finance the Company's operations in the amounts of $1,376,110, of which $927,000 was converted into five percent cumulative redeemable preferred stock; $37,336 was converted into Class B common stock; $393,522 was repaid during the year; and the remainder of $18,252 is outstanding at March 31, 1998 and 1997.

         During the year ended March 31, 1998 and the period ended March 31, 1997, the Company made payments of $21,624 and $14,270, respectively, to related parties for rent expense in connection with the clinic facilities. Also, the Company made principal and interest payments of $9,000 and $423,363, respectively, on behalf of the Chief Executive and Operations Officers of the Company for the corporate office location.

         In the process of acquiring the physician clinic groups during 1997, the Company paid $47,650 to a consultant who became an officer of the Company. The Company did not make any similar payments in 1998.

(10)     Income Taxes

         Because of operating losses, the Company has not provided any income tax expense for the year ended March 31, 1998 and the period ended March 31, 1997. The Company has operating loss carryforwards, which may be used to reduce future taxable income, of approximately $3,296,000 and $280,000 at March 31, 1998 and 1997, respectively, which expire beginning in 2013.

         The income tax recognition of temporary differences originating before the Company became a C Corporation will reverse. Accordingly, an income tax liability of $101,500 was recorded as of the date the Company became a C Corporation.

         Deferred income taxes determined in accordance with Statement 109 reflect the net tax effects of (a) temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and (b) operating loss and tax credit carryforwards. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred

                        MAINSTREET HEALTHCARE CORPORATION
                   Notes to Consolidated Financial Statements

tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Due to the uncertainty of future realization, the Company's deferred tax assets are subject to a valuation allowance that results in the recognition of no deferred tax asset at March 31, 1998 and 1997. The increase in the valuation allowance of approximately $1,413,000 during 1998 was equal to the increase in the deferred asset.

         The tax effects of significant items comprising the Company's deferred income taxes for March 31, 1998 and 1997 are as follows:

                                                                           1998              1997
                                                                           ----              ----
       Deferred tax assets:
        Accrual to cash                                           $         31,300           62,600
        Net operating loss carryforwards                                 1,252,600          106,400
        Allowance for doubtful accounts                                    438,800          144,400
        Intangible assets                                                   35,800           15,500
        Accrued expenses                                                    64,500           33,800
                                                                      ------------       ----------
                                                                         1,823,000          362,700
        Less valuation allowance                                        (1,731,700)        (318,600)
                                                                         ---------          -------
              Net deferred tax assets                                       91,300           44,100

       Deferred tax liabilities - depreciation                             (91,300)         (44,100)
                                                                      ------------       ----------

              Net deferred taxes                                  $              -                -
                                                                      ============       ==========

         The significant components of the deferred income tax expense (benefit) for the year ended March 31, 1998 and the period ended March 31, 1997 are as follows:

                                                                        1998           1997
                                                                        ----           ----

          Deferred income tax benefit                          $     1,413,100         420,100
          Change in tax status from S Corporation
               to C Corporation                                              -        (101,500)
          Increase in valuation allowance                           (1,413,100)       (318,600)
                                                                    ----------        --------

                 Deferred income tax expense                   $             -      $        -
                                                                  ============       =========

(11)     Contingencies

         In addition to the general liability and malpractice insurance carried by the individual physicians, the Company is insured with respect to general liability and medical malpractice risks on a claims-made basis. To the extent that any claims-made coverage is not renewed or replaced with equivalent insurance, claims based on occurrences during the term of the coverage, but reported subsequently, would be uninsured. In connection with the sale of substantially all the assets of the Company, the Company did not extend its medical malpractice beyond May 1, 1998. However, general liability will be extended through May 1, 1999.

                        MAINSTREET HEALTHCARE CORPORATION
                   Notes to Consolidated Financial Statements

(12)     Redeemable Preferred Stock

         The five and ten percent preferred stock is cumulative, mandatory redeemable nonvoting shares issued in connection with the reorganization described in note 4. The five percent preferred stock dividend is payable when declared by the Company. During 1998 and 1997, the Company declared a dividend on the five percent preferred stock of $215,674 and $47,046, respectively, based on the preferred stock issuance date of December 12, 1996. During 1998, the Company also declared a dividend on the ten percent preferred stock issued in 1998 of $29,793. Upon sale of the Company or a qualified public offering and providing that sufficient proceeds remain after satisfying secured and unsecured obligations (see note 1(b)), the Company will redeem the preferred stock at the redemption price which is $1,000 per share plus the amount of accrued and unpaid dividends at such date. The preferred shares are mandatory redeemable on December 12, 2001.

         During 1997, the Company granted options to acquire up to 146,875 shares of Class B common stock to officers of the Company, which are vested and are exercisable at $5.50 per share.

(13)     Sale of Company

         Pursuant to an Acquisition Agreement and Plan of Reorganization (the "Agreement") dated February 9, 1998 and as amended on April 15, 1998 and May 7, 1998, the Company sold effective May 1, 1998, substantially all of its assets to UCI Medical Affiliates, Inc. (UCI). The purchase price by UCI to the Company for the assets, as defined in the agreement consisted of: (i) cash of $450,000; (ii) a promissory note receivable of $800,000 due August 1, 1998; (iii) 2,901,396 shares of UCI common stock; (iv) the assumption of capital leases aggregating $123,073 at March 31, 1998; and (v) the assumption of the line of credit having a balance of $574,327 at March 31, 1998.

         The issuance of the shares of UCI common stock to the Company is contingent upon the approval of UCI shareholders. The market value of the shares to be received based on the closing price of UCI common stock at May 1, 1998 was approximately $4,442,000; however, the ultimate value will be determined when the Company sells the common stock which cannot take place prior to November 1, 1998. Based on the closing price of UCI common stock at July 30, 1998, the market value of the shares to be received was approximately $2,901,000 (unaudited). As of August 3, 1998, approval of UCI shareholders had not occurred (unaudited).

                        MAINSTREET HEALTHCARE CORPORATION

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         MainStreet Healthcare Corporation ("MHC") was organized and incorporated with the purpose of acquiring and subsequently managing, primary care, family health centers. Within a period of 24 months, MHC acquired fourteen practices and attained net revenues of $6.4 million. MHC, after acquisition of a practice, utilizes management expertise to encourage growth in services and revenues, and promote cost consolidation within each practice.

         To facilitate the organization of the business, MHC formed both MainStreet Healthcare Medical Group, PC, Georgia, and MainStreet Healthcare Medical Group PC, Tennessee, (collectively the "PC") to provide employment to physicians who provide patient care and other medical services at the practices. Management service agreement(s) were executed to provide an underlying basis of rights and obligations between both MHC and the PC. Also, such agreements provided proper delineation of duties and responsibilities for the management of, and administration within, each practice.

         The consolidated financial statements include the accounts of MHC and PC. The management service agreement between MHC and the PC conveys to MHC perpetual and unilateral control over the assets and operations of the PC. Control is perpetual rather than temporary because of (1) the length of term of the agreement (50 years), (2) the continuing investment of capital by MHC, (3) the employment of all of the non-physician personnel by MHC, and (4) the nature of the services provided to the PC by MHC.

         The financial terms of the management service agreement call for the PC to provide medical service to patients. MHC, charges a fee to the patient or to the patient's insurance carrier, or employer for such services (pursuant to the agreement PDC assigns to MHC the rights to receive all payments for all services performed by the PC). MHC collects all of the "Net Business Revenues" through the collection of open accounts receivable. MHC agrees to compensate the PC for payment of physician salaries and physician related expenses for continuing education and payroll taxes. MHC is financially responsible to provide all support personnel (nurses, technicians, clerical staff), all administrative functions (billing, collecting, vendor payment), all facilities, supplies (both medical, equipment and administrative), and equipment in substance all other business costs and expenses.

         MHC has the obligation to provide to the business the management services, personnel, equipment and supplies provided for and encapsulated as follows:

         1. the payment for all facility costs, including rent, repairs, maintenance, utilities, insurance, janitorial, refuse disposal, property taxes and improvements.
         2. the provision of supplies, items of furniture, fixtures and equipment, and repairs or improvements of same.
         3.       preparation of annual capital budgets.
         4. maintaining the role of exclusive manager and administrator of all business functions and services related to the business, including (but not limited to):

                  (a) evaluating, negotiating, administering all managed care contracts on behalf of the PC.

                  (b) provision of on-going assessment of business activity, such as product line activity and patient satisfaction.

                  (c) ordering and purchasing all medical and office supplies reasonably required.

                  (d) billing and collection from patients all professional fees for medical services and for ancillary services performed at the medical offices.

                  (e) marketing services, physician recruitment, analysis and procurement for expansion of business.

         The PC has obligations to MHC including (but not limited to) payment of all costs and expenses for insurance premiums for malpractice insurance coverage, and physician employment expenses related to salaries, worker's compensation, retirement plan contributions, health, disability and life insurance premiums, payroll taxes and automobile expenses.

         The PC enters into employment agreements with physicians for terms ranging from one to ten years. All employment agreements have clauses which allow for early termination of the agreement if certain events occur such as the loss of a medical license. The physicians are paid on a salary basis. A few of the physicians have incentive compensation agreements which afford them incentive for additional earnings based upon an increase, as compared to previous financial quarters, in the collections of Net Business Revenues at the medical office the physician is employed Such agreements have no effect upon MHC's rights to collect the net profits of the business. Any amounts paid in fiscal years ending March 31, 1998 and 1997 were minimal.

         MHC and the PC jointly establish fees for all professional and other ancillary services and pharmaceutical items provided at the medical offices. To facilitate consolidated billing and collection functions, MHC established a centralized department during the second half of fiscal year 1998. This department developed the communication systems (using computer systems, telecommunications and administrative operations) to allow the billing and collecting functions at 70% of the medical centers to be centralized. The intent is to centralize the remaining 30% of the medical centers during the fiscal year 1999. This plan encouraged more moderate fee structures within the medical centers. MHC is better able to set pricing plans within the company and between he various medical offices using this centralized approach. Billing practices for using proper and correct coding methods required by the various insurance carriers and governmental programs are also more effectively monitored by using a centralized department.

         Subsequent to acquisition(s), MHC entered into several operational agreements to facilitate cost consolidation, as well as to promote improved services within the medical practices. Processes for ordering all medical supplies and office supplies were centralized. All computer processes and telecommunication processes were provided by single sources. Acquisitions of new and more modern equipment provided the medical practices with improved patient handling and treatment methods. Patient billing and collection processes were centralized, the intent being to reduce the administrative costs of processing such information.

         Three unprofitable practices were closed by MHC on August 31, 1997 and effectively transferred back to their original owners through specific agreement. As discussed in Note 3 of the MHC consolidated financial statements, accrued losses of $88,990 were recorded as of March 31, 1997. Goodwill recorded during the acquisition of these three practices amounted to a total of $4,500 and was considered immaterial in the presentation of the financial statements.

         RESULTS OF OPERATIONS FOR THE YEAR ENDED MARCH 31, 1998 AS COMPARED TO THE YEAR ENDED MARCH 31, 1997:

         Revenues of $6,436,950 for the year ended March 31, 1998 reflects an increase of 75.5% over those of the year ended March 31, 1997. The majority of this increase related to having all of the acquired practices reporting revenues for the full twelve months of the fiscal year ended March 31, 1998. MHC commenced operations with its first acquisition on April 1, 1996, and grew through a series of acquisitions through July, 1997 when a maximum of 14 clinics had been acquired.

         MHC revenues per practice per month decreased from $46,700 in fiscal 1997 to $44,701 in fiscal 1998. Revenues were short of goals for fiscal 1998 due in part to the increased competition from hospitals and other providers in the metropolitan Atlanta market. In this area, regional hospitals have acquired or opened new primary care physician practices that compete directly with the company for patients. In each case, the hospital owners (MHC's competition) are believed to have significantly greater resources than MHC.

         MHC contracted with a broad cross section of managed care markets in an attempt to increase its viability and marketability to the general patient public. The following table listing the percentage of revenue by revenue source provides an indication of the type of insurance markets which MHC entered.



          Private Pay                                             6.5%
          Medicare                                               16.8%
          Medicaid                                                5.1%
          Commercial Insurance                                   25.5%
          PPO Insurance                                          41.7%
          Workers Compensation Insurance                          2.8%
          All others                                              1.6%
                                                                -----
                                                                100.0%


         The following table shows the percentage of net revenue by various expense categories reflected in the MHC Consolidated Statements of Operations:

                                                                1998       1997
                                                             ---------  --------
Net Patient service revenue ..............................       100%       100%
Operating expenses
         Cost of affiliated physician services ...........        48%        46%
         Clinic salaries/benefits ........................        37%        32%
         Clinic rent and lease expense ...................         9%         9%
         Clinic supplies .................................        12%         9%
         Other clinic costs ..............................        12%        10%
         General corporate expenses 26% ..................        16%
         Depreciation and amortization ...................         7%         6%
         Clinic start-up expenses ........................         0%         8%
                                                                 ---        ---
                  Total expenses .........................       151%       136%

Operating loss ...........................................       -51%       -36%
Interest expense .........................................         6%         4%

         Most of the categories of expenses increased during fiscal 1998 as compared to fiscal 1997, primarily due to the fact that fiscal 1998 included a full year of operations for all acquired practices.

         Cost for clinic salary, wages and benefits increased from $1,188,415 in fiscal 1997, to $2,404,156 in fiscal 1998. This increase was mostly related to the process of moving billing and collection processes out from the medical centers staff and into the corporate staff. The reduction in personnel at the medical center level upon transferring duties to the corporate staff level did not transition in such a way as to allow for any significant costs savings. It was quickly determined after most acquisitions that many medical centers were over staffed, thus requiring many staffing changes. Most of the staffing changes would have benefited fiscal periods beyond March 31, 1998.

         General corporate expenses increased from $587,404 in fiscal 1997 to $1,655,974 in fiscal 1998. This was due in part to several issues, including operation of a departmental staff to locate, make recommendations on, hire, train and administer, all medical office personnel. Responsibilities included engaging and contracting with insurance carriers, as well as obtaining admission privileges at local hospital centers for employed physicians. Secondly, both hard and soft costs were incurred to establish a centralized collection department, designed to bill and collect net business revenues for all medical practices. Thirdly, greater than anticipated expenses were incurred to manage changes resulting from the growth oriented phase the company went through from November 1996 to May 1997. A total of nine medical centers were either acquired or started up during this time. The ability to bring all three of the above mentioned departmental staff and processes up to operational profitability took most of the end of fiscal year 1997 as well as the entire fiscal year 1998, a period of 12 to 15 months, when it was originally anticipated such processes would only take 3 to 6 months.

         Depreciation and amortization expense increased to $466,121 in fiscal 1998 from $217,029 in fiscal 1997. This increase is a direct reflection of the additional practice months in 1998 (144 in 1998, as compared to 75 in 1997).

         Interest expense of $364,292 in fiscal 1998 and $161,774 in fiscal 1997 is composed of those costs associated with amortization of interest on debt for long-term financing of the acquisition of physician practices, interest for the financing of accounts receivable, and interest associated with the indebtedness incurred with the issuance of 5% and 10% cumulative redeemable preferred shares.

         Operating losses (before corporate expenses and non cash items) decreased on a monthly basis during five of the final six months of fiscal 1998.

FINANCIAL CONDITION AT MARCH 31, 1998

         Working capital at March 31, 1997 was $392,653. At March 31, 1998, there was a deficit working capital of $2,663,403. Operating losses in fiscal 1998 were not offset by equity transactions as they had been in fiscal 1997.

         Management entered into a financing agreement on certain accounts receivable in October 1997. Approximately 70% of the outstanding accounts were placed into the agreement, as well as future billed revenues from those same medical centers. This financing provided MHC with some of the new capital needed to operate the practices during fiscal year 1998.

         Accounts receivable allowances for contractual adjustments and uncollectible accounts decreased from 53% of gross accounts receivable at March 31, 1997 to 46% of gross accounts receivable at March 31, 1998, due to the changes in make-up which occurred in gross receivables during the year. At March 31, 1997, outstanding accounts receivable from acquired practices represented 32% of the outstanding gross accounts receivable. Those acquired accounts had a 98% allowance. At March 31, 1998, acquired accounts receivable balances totaled only 4% of total gross accounts receivable, as the majority of those accounts were either collected or written off in fiscal 1998. The remaining 96% of gross accounts receivable was allowed for at a more defined basis for contractual adjustments and uncollectible accounts. See the table below:

                                                                      1998                          1997
                                                                      ----                          ----
Gross accounts receivable (acquired)                              $  112,617           4%        $  766,206          32%
Gross accounts receivable (generated)                             $2,514,320          96%        $1,602,384          68%
                                                                  ----------                     ----------
         Total gross accounts receivable                          $2,626,937                     $2,368,590
                                                                  ==========                     ==========

Allowance account (acquired)                                      $   61,809          55%        $  752,312          98%
Allowance account (generated)                                     $1,154,909          46%        $  506,259          32%
                                                                  ----------                     ----------
         Total allowance account                                  $1,216,718          46%        $1,258,571          53%
                                                                  ==========                     ==========

         Total liabilities increased from $2,454,798 at March 31, 1997 to $4,702,526 at March 31, 1998 primarily as a result of indebtedness incurred in the establishment of equipment capital leases and financing accounts receivable. Increases to accounts payable and accrued expenses resulted from losses incurred in operations.

         New equity in the form of working capital was derived during fiscal year 1998 through the sale of both 5% and 10% cumulative preferred stock, and Class B common stock. This infusion of capital (approximately $550,000) provided some of the working capital needed to operate the business during fiscal year 1998.

         LIQUIDITY AND CAPITAL RESOURCES

         MHC requires capital principally to fund growth (acquire new medical centers), for working capital needs and for the retirement of indebtedness. MHC's capital requirements and working capital needs have been funded through a combination of external financing (including receivable funding and proceeds from the sale of 5% and 10% cumulative redeemable preferred stock) and credit extended by suppliers.

         SUBSEQUENT EVENTS

         In May of 1998, MHC sold substantially all of the assets of MHC to UCI Medical Affiliates, Inc. And affiliated entities ("UCI") in exchange for the assumption of certain indebtedness and certain leases of MHC and the payment of approximately $8.14 million in value, comprised of a combination of cash, a note payable and a commitment to issue common stock of UCI.

                          UCI MEDICAL AFFILIATES, INC.


         PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, FEBUARY 24, 1999 AT THE ADAM'S MARK HOTEL, 1200 HAMPTON STREET, COLUMBIA, SOUTH CAROLINA AT 10:00 A.M. LOCAL TIME.



                  The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for the above-referenced Annual Meeting and appoints each of Jerry F. Wells, Jr. and S. Louise Bryant as proxy and attorney-in-fact of the undersigned, each with full power of substitution, to vote all of the shares of common stock of UCI Medical Affiliates, Inc., a Delaware corporation, held or owned by the undersigned or standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company and at any adjournments thereof, and the undersigned hereby instructs said proxies and attorneys to vote as follows:

         1. To approve the issuance of shares of Common Stock of the Company in connection with the Acquisition.

                  FOR [   ]                AGAINST [   ]           ABSTAIN [   ]


         2. To approve the issuance of Warrants and underlying Common Stock in connection with the Private Placement.

                  FOR [   ]                AGAINST [   ]           ABSTAIN [   ]


         3. To approve the amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company's common stock.

                  FOR [   ]                AGAINST [   ]           ABSTAIN [   ]

         4.       Election of Directors:    Terms Expiring in 2001


                     FOR the nominee listed below      WITHHOLD AUTHORITY
                                                       to vote as to the nominee
                     A. Wayne Johnson          [   ]                       [   ]
                     Ashby M. Jordan, M.D.     [   ]                       [   ]
                     John M. Little, Jr., M.D. [   ]                       [   ]

         5.       To approve the adoption of the Company's 1999 Stock Incentive
                  Plan.

                  FOR [   ]                AGAINST [   ]           ABSTAIN [   ]

         6. To approve the amendment and restatement of the Company's Amended and Restated Certificate of Incorporation to give effect to a one-for-five reverse stock split.

                  FOR [   ]                AGAINST [   ]           ABSTAIN [   ]



         7. To ratify the appointment of PricewaterhouseCoopers LLP as the firm of independent auditors for the Company for the fiscal year ended September 30, 1998.


                  FOR [   ]                AGAINST [   ]           ABSTAIN [   ]

         8. In the discretion of each proxy and attorney-in-fact, upon any other business which may properly come before the meeting or any adjournment thereof.

         DATE:                 , 1999
               ---------------             -----------------------  ------------
                                               (Signature)*          Print Name

                (Please sign exactly as shown on the envelope addressed to you.)

         NUMBER OF SHARES:
                           -----------              ----------------------
                                                    (Signature, if held jointly)

         *Note:   When shares are held by joint tenants, both should sign.
                  When signing as attorney, executor, administrator, trustee, guardian or corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

THIS PROXY WILL BE VOTED AS INSTRUCTED. IN THE ABSENCE OF SUCH INSTRUCTIONS, THIS PROXY WILL BE VOTED "FOR" EACH OF THE PROPOSALS LISTED, AND THE PROXIES HEREIN NAMED WILL VOTE ON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF IN ACCORDANCE WITH THEIR JUDGMENT.

                                           FORM 10-KSB
                                SECURITIES AND EXCHANGE COMMISSION
                                      WASHINGTON, D.C. 20549
(MARK ONE)
(X) ANNUAL REPORT UNDER SECTION 13 OR 15 (D) OF THE SECURITIES AND EXCHANGE ACT OF 1934
       For the fiscal year ended September 30, 1998

( ) TRANSITION REPORT UNDER SECTION 13 OR 15 (D) OF THE SECURITIES AND EXCHANGE ACT OF 1934
       For the transition period from _________________ to _________________

COMMISSION FILE NUMBER:  0-13265

                          UCI MEDICAL AFFILIATES, INC.
                 (Name of Small Business Issuer in its charter)

                           Delaware                                                  59-2225346
--------------------------------------------------------------         ------------------------------------
(State or other jurisdiction of incorporation or organization)         (IRS Employer Identification Number)

1901 Main Street, Suite 1200, Mail Code 1105, Columbia, SC                             29201
--------------------------------------------------------------         ------------------------------------
        (Address of principal executive offices)                                     (Zip Code)

Registrant's telephone number, including area code                                 (803) 252-3661
                                                                       ------------------------------------
Securities registered pursuant to Section 12(b) of the Act:                             None
                                                                       ------------------------------------
Securities registered pursuant to Section 12(g) of the Act:             Common Stock, $.05 par value
                                                                       ------------------------------------

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to the filing requirements for the past 90 days. YES (X) NO ( )

Indicate by check mark if the disclosure of delinquent filers pursuant to Item 405 of regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. (X)

The registrant's revenue for the year ended September 30, 1998, the registrant's most recent year end, was $37,566,037.

The aggregate market value of voting stock held by nonaffiliates of the registrant on January 11, 1999, is approximately $2,525,800.*

The number of shares outstanding of the registrant's common stock, $.05 par value, was 7,256,415 at December 31, 1998.

Transitional Small Business Disclosure Format (check one):  Yes ( )    No  (X)

                       DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Registrant's Proxy Statement to be furnished in connection with its Annual Meeting of Stockholders to be held February 24, 1999 are incorporated by reference into Part III of this Form 10-KSB.


* Calculated by excluding all shares held by officers, directors and controlling shareholder of registrant without conceding that all such persons are Affiliates of registrant for purposes of the federal securities laws.

UCI MEDICAL AFFILIATES, INC.

INDEX TO FORM 10-KSB

        PART I                                                                                               PAGE
                                                                                                             -----
Item 1. Description of Business..................................................................................3

Item 2. Description of Property.................................................................................11

Item 3. Legal Proceedings.......................................................................................11

Item 4. Submission of Matters to a Vote of Security Holders.....................................................11


        PART II

Item 5. Market for Common Equity and Related Stockholder Matters................................................12

Item 6. Management's Discussion and Analysis of Financial Condition and Results of Operations...................13

Item 7. Financial Statements....................................................................................23

Item 8. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure ...................23


        PART III

Item 9. Directors,  Executive  Officers,  Promoters and Control  Persons;  Compliance with Section 16(a) of the
        Exchange Act............................................................................................25

Item 10. Executive Compensation.................................................................................25

Item 11.Security Ownership of Certain Beneficial Owners and Management .........................................25

Item 12. Certain Relationships and Related Transactions ........................................................25

Item 13. Exhibits and Reports on Form 8-K.......................................................................25

                                              PART I


ITEM 1. DESCRIPTION OF BUSINESS

General

UCI Medical Affiliates, Inc. ("UCI") is a Delaware corporation incorporated on August 25, 1982. Operating through its wholly-owned subsidiaries, UCI Medical Affiliates of South Carolina, Inc. ("UCI-SC") and UCI Medical Affiliates of Georgia, Inc. ("UCI-GA"), UCI provides nonmedical management and administrative services for a network of 41 freestanding medical centers (the "Centers") located throughout South Carolina, Georgia and Tennessee (29 operating as Doctor's Care in South Carolina, five as Doctor's Care in Georgia, two as Doctor's Care in Tennessee, one as Doctor's Orthopedic Group in South Carolina, and four as Progressive Physical Therapy Services in South Carolina).

Organizational Structure

Federal law and the laws of South Carolina generally specify who may practice medicine and limit the scope of relationships between medical practitioners and other parties. Under such laws, UCI, UCI-SC and UCI-GA are prohibited from practicing medicine or exercising control over the provision of medical services. In order to comply with such laws, all medical services at the Centers are provided by or under the supervision of Doctor's Care, P.A., Doctor's Care of Georgia, P.C. or Doctor's Care of Tennessee, P.C. (collectively the "P.A.'s," and together with UCI, UCI-SC and UCI-GA, the "Company"), each of which has contracted with UCI-SC or UCI-GA, as applicable, to be the sole provider of all non-medical direction and supervision of the Centers operating in its respective state of organization. Each P.A. is organized so that all physician services are offered by the physicians who are employed by the P.A. Neither UCI, UCI-SC nor UCI-GA employ practicing physicians as practitioners, exert control over their decisions regarding medical care or represent to the public that it offers medical services.

UCI-SC and UCI-GA have entered into Administrative Services Agreements with the P.A.'s pursuant to which UCI-SC and UCI-GA perform all non-medical management of the P.A.'s and have exclusive authority over all aspects of the business of the P.A.'s (other than those directly related to the provision of patient medical services or as otherwise prohibited by state law). The non-medical management provided by UCI-SC and UCI-GA includes, among other functions, treasury and capital planning, financial reporting and accounting, pricing decisions, patient acceptance policies, setting office hours, contracting with third party payors and all administrative services. UCI-SC and UCI-GA provide all of the resources (systems, procedures, and staffing) to bill third party payors or patients, and provide all of the resources (systems, procedures, and staffing) for cash collection and management of accounts receivables, including custody of the lockbox where cash receipts are deposited. From the cash receipts, UCI-SC and UCI-GA pay all physician salaries, operating costs of the centers and operating costs of UCI-SC and UCI-GA. Compensation guidelines for the licensed medical professionals at the P.A.'s are set by UCI-SC and UCI-GA, and UCI-SC and UCI-GA establish guidelines for establishing, selecting, hiring and firing the licensed medical professionals. UCI-SC and UCI-GA also negotiate and execute substantially all of the provider contracts with third party payors, with the P.A.'s executing certain of the contracts at the request of a minority of payors. Neither UCI-SC nor UCI-GA loans or otherwise advances funds to any P.A. for any purposes.

The P.A. and UCI-SC share a common management team, and the Georgia and Tennessee P.A.'s and UCI-GA share a common management team. In each case, the same individuals serve as President, Medical Director and as Chief Financial Officer of each entity. The sole shareholder and President of the South Carolina P.A. is M.F. McFarland, III, M.D., the President and Chief Executive Officer of UCI, UCI-SC and UCI-GA. The sole shareholder of the Georgia and Tennessee P.A.'s is D. Michael Stout, M.D., the Executive Vice President of Medical Affairs for UCI, UCI-SC and UCI-GA.

UCI-SC and UCI-GA believe that the services they provide to the P.A.'s do not constitute the practice of medicine under applicable laws. Nevertheless, because of the uniqueness of the structure of the relationships described above, many aspects of the Company's business operations have not been the subject of state or federal regulatory interpretation and there can be no assurance that a review of the Company's business by the courts or regulatory authorities will not result in a determination that could adversely affect the operations of the Company or that the health care regulatory environment will not change so as to restrict the Company's existing operations or future expansion.

The Centers

The Centers are staffed by licensed physicians, other healthcare providers and administrative support staff. The medical support staff includes licensed nurses, certified medical assistants, laboratory technicians and x-ray technicians.

The Centers typically are open for extended hours (weekends and evenings) and out-patient care only. When hospitalization or specialty care is needed, referrals to appropriate specialists are made.

The Company's Centers are broadly distributed throughout the state of South Carolina, Georgia and Tennessee. There are seventeen primary care Centers in the Columbia region (including the one orthopedic and four physical therapy offices), five in the Charleston region, four in the Myrtle Beach region, two in the Aiken region, six in the Greenville-Spartanburg region, five in Georgia and two in Tennessee.

The Company may consider further introduction of its medical model into neighboring states as management believes that the same conditions that led to the Company's growth to date exist in other states. Although management believes that expansion into neighboring states is possible, there can be no assurance that expansion into other states would be successful.

Medical Services Provided at the Centers

The Company's Centers offer out-patient medical care, without appointment, for treatment of acute and episodic medical problems. The Centers provide a broad range of medical services which would generally be classified as within the scope of family practice and occupational medicine. The medical services are provided by licensed physicians, nurses and auxiliary support personnel. The services provided at the Centers include, but are not limited to, the following:

o Routine care of general medical problems, including colds, flu, ear infections, hypertension, asthma, pneumonia and other conditions typically treated by primary care providers;

o Treatment of injuries, such as simple fractures, dislocations, sprains, bruises and cuts;

o Minor surgery, including suturing of lacerations and removal of cysts and foreign bodies;

o Diagnostic tests, such as x-rays, electrocardiograms, complete blood counts, urinalysis and various cultures; and

o Occupational and industrial medical services, including drug testing, workers' compensation and physical examinations.

At any of the Centers, a patient with a life-threatening condition would be evaluated by the physician, stabilized and immediately referred to a nearby hospital.

Patient Charges and Payments

The fees charged to a patient are determined by the nature of medical services rendered. Management of the Company believes that the charges at its Centers are significantly lower than the charges of hospital emergency departments and are generally competitive with the charges of local physicians and other providers in the area.

The Company's Centers accept payment from a wide range of sources. These include patient payments at time of service (by cash, check or credit card), patient billing and assignment of insurance benefits (including Blue Cross Blue Shield, Workers' Compensation and other private insurance). Managed care billings represent the most significant source of revenues. The Company also provides services for members of the four largest health maintenance organizations ("HMOs") operating in South Carolina - Companion HealthCare Corporation, HealthSource South Carolina, Inc., Physician's Health Plan, and Maxicare.

The following table breaks out the Company's approximate revenue and patient visits by revenue source for fiscal year 1998:


                                 PERCENT OF            PERCENT OF
          PAYOR                PATIENT VISITS           REVENUE
--------------------------     ----------------      ---------------



Patient Pay                          20%                  18%

Employer Paid                        13%                   9%

HMO                                  13%                  12%

Workers Compensation                 10%                  14%

Medicare/Medicaid                    11%                   7%

Managed Care Insurance               27%                  30%

Other (Commercial Indemnity,
Champus, etc.)                        6%                  10%

In accordance with the Administrative Services Agreements described above, UCI-SC and UCI-GA, as the agents for the P.A.'s, process all billings and capitation payments for the P.A.'s. When the billings and capitation payments for the P.A.'s are received, they are deposited in accounts owned by each P.A. and are automatically transferred to lockbox accounts owned by UCI-SC and UCI-GA. In no event are the physicians entitled to receive such billings and capitation payments. The patient mix in no way affects the Company's management service fees per the Administrative Services Agreements.

Capitated Reimbursement Arrangements

Medical services traditionally have been provided on a fee-for-service basis with insurance companies assuming responsibility for paying all or a portion of such fees. The increase in medical costs under traditional indemnity health care plans has been caused by a number of factors. These factors include: (i) the lack of incentives on the part of health care providers to deliver cost-effective medical care; (ii) the absence of controls over the utilization of costly specialty care physicians and hospitals; (iii) a growing and aging population which requires increased health care expenditures; and (iv) the expense involved with the introduction and use of advanced pharmaceuticals and medical technology.

As a result of escalating health care costs, employers, insurers and governmental entities all have sought cost-effective approaches to the delivery of and payment for quality health care services. HMOs and other managed health care organizations have emerged as integral components in this effort. HMOs enroll members by entering into contracts with employer groups or directly with individuals to provide a broad range of health care services for a capitation payment or a discounted fee-for-service schedule, with minimal or no deductibles or co-payments required of the members. HMOs, in turn, contract with health care providers like the Company to administer medical care to HMO members. These contracts provide for payment to the Company on either a discounted fee-for-service basis or through capitation payments based on the number of members covered, regardless of the amount of necessary medical care required within the covered benefit period.

The Company negotiates contracts with two HMOs for the P.A.s' physicians to provide health care on a capitated reimbursement basis. Under these contracts, which typically are automatically renewed on an annual basis, the P.A. physicians provide virtually all covered primary care services in exchange for a fixed monthly capitation payment from the HMOs for each member who chooses a P.A. physician as his or her primary care physician. Note that the Company is only capitated for and obligated to provide the primary care services for the patient. The Company is not at risk for specialty care or hospital services. The capitation amount is fixed depending upon the age and sex of the HMO enrollee. Contracts with capitated HMOs accounted for approximately 4% of the Company's net revenues in fiscal year 1998.

To the extent that enrollees require more care than is anticipated, aggregate capitation payments may be insufficient to cover the costs associated with the treatment of enrollees. Neither of the contracts currently in place at the Company has been determined to be insufficient to cover related costs of treatment. Higher capitation rates are typically received for senior patients because their medical needs are generally greater and consequently the cost of covered care is higher.

Certain third party payors are studying various alternatives for reducing medical costs, some of which, if implemented, could affect reimbursement levels to the Company. Management of the Company cannot predict whether changes in present reimbursement methods or proposed future modifications in reimbursement methods will affect payments for services provided by the Centers and, if so, whether they will have an adverse impact upon the business of the Company.

Competition and Marketing

All of the Company's Centers face competition, in varying degrees, from hospital emergency rooms, private doctor's offices and other competing freestanding medical centers. Some of these providers have financial resources which are greater than those of the Company. In addition, traditional sources of medical services, such as hospital emergency rooms and private physicians, have had, in the past, a higher degree of recognition and acceptance by patients than Centers such as those operated by the Company. The Company's Centers compete on the basis of accessibility, including evening and weekend hours, a no-appointment policy, the attractiveness of the Company's state-wide network to large employers and third party payors, and on a basis of a competitive fee schedule. In an effort to offset the competition's community recognition, the Company has substantially increased its marketing efforts. Regional marketing representatives have been added, focused promotional material has been developed and a newsletter for employers promoting the Company's activities has been initiated.

Government Regulation

As participants in the health care industry, the Company's operations and relationships are subject to extensive and increasing regulation by a number of governmental entities at the federal, state and local levels.

LIMITATIONS ON THE CORPORATE PRACTICE OF MEDICINE

Federal law and the laws of many states, including Georgia, South Carolina and Tennessee, generally specify who may practice medicine and limit the scope of relationships between medical practitioners and other parties. Under such laws, business corporations such as UCI, UCI-SC and UCI-GA are prohibited from practicing medicine or exercising control over the provision of medical services. In order to comply with such laws, all medical services at the UCI Centers are provided by or under the supervision of the PA's pursuant to contracts with the Company's wholly-owned subsidiaries. The PA's are organized so that all physician services are offered by the physicians who are employed by the PA's. None of UCI, UCI-SC or UCI-GA employs practicing physicians as practitioners, exerts control over any physician's decisions regarding medical care or represents to the public that it offers medical services.

As described above, UCI-SC has entered into an Administrative Services Agreement with Doctor's Care, P.A. and UCI-GA has entered into a similar Administrative Services Agreements with each of the PA's operating in Georgia and Tennessee pursuant to which UCI-SC and UCI-GA, as applicable, perform all non-medical management of the applicable PA's and have exclusive authority over all aspects of the business of the PA's (other than those directly related to the provision of patient medical services or as otherwise prohibited by state law). (See Item
1. Description of Business - Organizational Structure.)

Because of the unique structure of the relationships existing between UCI-SC, UCI-GA and the PA's, many aspects of UCI's business operations have not been the subject of state or federal regulatory interpretation. There can be no assurance that a review by the courts or regulatory authorities of the business formerly or currently conducted by the Company will not result in a determination that could adversely affect the operations of the Company or that the healthcare regulatory environment will not change so as to restrict the existing operations or proposed expansion of the Company's business.

THIRD PARTY REIMBURSEMENTS

Approximately seven percent (7%) of the revenues of the Company is derived from payments made by government-sponsored health care programs (principally, Medicare and Medicaid). As a result, any change in reimbursement regulations, policies, practices, interpretations or statutes could adversely affect the operations of the Company. There are also state and federal civil and criminal statutes imposing substantial penalties, including civil and criminal fines and imprisonment, on healthcare providers that fraudulently or wrongfully bill governmental or other third-party payors for healthcare services. The Company believes it is in material compliance with such laws, but there can be no assurance that the Company's activities will not be challenged or scrutinized by governmental authorities.

FEDERAL ANTI-KICKBACK AND SELF-REFERRAL LAWS

Certain provisions of the Social Security Act, commonly referred to as the "Anti-kickback Statute," prohibit the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare or state health program patients or patient care opportunities, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered by Medicare or state health programs. Although the Company believes that it is not in violation of the Anti-kickback Statute or similar state statutes, its operations do not fit within any of the existing or proposed federal safe harbors.

The Office of the Inspector General (the "OIG"), the government office that is charged with the enforcement of the federal Anti-kickback Statute, recently issued an advisory opinion regarding a proposed management services contract that involved a cost plus a percentage of net revenue payment arrangement ("Advisory Opinion 98-4"). Based on its analysis of the intent and scope of the Anti-kickback Statute, the OIG determined that it could not approve the arrangement because the structure of the management agreement raised the following concerns under the Anti-kickback Statute: (i) the agreement might include financial incentives to increase patient referrals; (ii) the agreement did not include any controls to prevent over utilization; and (iii) the percentage billing arrangement may include financial incentives that increase the risk of abusive billing practices. The OIG opinion did not find that the management arrangement violated the Anti-kickback Statute, rather that the arrangement may involve prohibited remuneration absent sufficient controls to minimize potential fraud and abuse. An OIG advisory opinion is only legally binding on the Department of Health and Human Services (including the OIG) and the requesting party and is limited to the specific conduct of the requesting party because additional facts and circumstances could be involved in each particular case. Accordingly, the Company believes that Advisory Opinion 98-4 does not have broad application to the Company's provision of nonmedical management and administrative services for the Centers. The Company also believes that the Company and the Centers have implemented appropriate controls to ensure that the arrangements between the

Company and the Centers do not result in abusive billing practices or the over utilization of items and services paid for by Federal health programs.

The applicability of the Anti-kickback Statute to many business transactions in the health care industry, including the Company's service agreements with the Centers and the development of ancillary services by the Company, has not been subject to any significant judicial and regulatory interpretation. The Company believes that although it receives remuneration for its management services under its service agreements with the Centers, the Company is not in a position to make or influence referrals of patients or services reimbursed under Medicare or state health programs to the Centers. In addition, the Company is not a separate provider of Medicare or state health program reimbursed services. Consequently, the Company does not believe that the service and management fees payable to it should be viewed as remuneration for referring or influencing referrals of patients or services covered by such programs as prohibited by the Anti-kickback Statute.

Significant prohibitions against physician referrals were enacted by the U.S. Congress in the Omnibus Budget Reconciliation Act of 1993. Subject to certain exemptions, a physician or a member of his immediate family is prohibited from referring Medicare or Medicaid patients to an entity providing "designated health services" in which the physician has an ownership or investment interest or with which the physician has entered into a compensation arrangement. While the Company believes it is currently in compliance with such legislation, future regulations could require the Company to modify the form of its relationships with physician groups.

STATE ANTI-KICKBACK AND SELF-REFERRAL LAWS

Some states have also enacted similar self-referral laws, and the Company believes it is likely that more states will follow. The Company believes that its practices fit within exemptions contained in such laws. Nevertheless, expansion of the operations of the Company to certain additional jurisdictions may require structural and organizational modifications of the Company's relationships with physician groups to comply with new or revised state statutes. Such modifications could adversely affect the operations of the Company.

Through its wholly-owned subsidiaries, UCI-SC and UCI-GA, the Company provides management and administrative services to the UCI Centers in Georgia, South Carolina and Tennessee. Georgia, South Carolina and Tennessee have adopted anti-kickback and self-referral laws that regulate financial relationships between health care providers and entities that provide health care services. The following is a summary of the applicable state anti-kickback and self-referral laws.

GEORGIA

Georgia's "Patient Self-Referral Act of 1993" forbids a health care provider from referring a patient for the provision of designated health services to an entity in which the investor has an investment interest. Designated health services are defined as clinical laboratory services, physical therapy services, rehabilitation services, diagnostic imaging services, pharmaceutical services, durable medical equipment, home infusion therapy services (including related pharmaceuticals and equipment), home health care services, and outpatient surgical services. Under the Company's current operations, the Company does not believe it is an entity providing designated health services for purposes of Georgia's Patient Self-Referral Act. Further, the Company believes that the Georgia Patient Self-Referral Act does not prohibit referrals for designated health services by providers employed by the PA in Georgia, including referrals to physical therapy centers, because the health care providers that refer patients for designated health services are not investors in the Centers except the sole physician shareholder of the PA in Georgia. The Company believes that referrals by the sole physician shareholder of the PA are not within the definition of referrals and would not be prohibited under Georgia law.

Georgia's Patient Self-Referral Act also prohibits the payment of any consideration which is intended to compensate a person for a referral. This prohibition applies to all payors. The Company believes that all payments between the Company and the Centers are reasonable compensation for services rendered and are not intended as compensation for referrals.

 SOUTH CAROLINA

South Carolina's Provider Self-Referral Act of 1993 generally provides that a health care provider may not refer a patient for the provision of any designated health service to an entity in which the health care provider is an investor or has an investment interest. Under the Company's current operations, the Company does not believe it is an entity providing designated health services for purposes of the South Carolina Provider Self-Referral Act. The Centers provide all health care services to patients through employees of the PA. There are no provider investors in the PA that refer patients to the Centers for designated health care services. Accordingly, under South Carolina law, the Company believes that the provider self-referral prohibition would not apply to the Centers' or the Company's operations in South Carolina.

In addition to self-referral prohibitions, South Carolina's Provider Self-Referral Act of 1993 also prohibits the offer, payment, solicitation, or receipt of a kickback, directly or indirectly, overtly or covertly, in cash or in kind, for referring or soliciting patients. The Company believes that its payment arrangements are reasonable compensation for services rendered and do not constitute payments for referrals.

TENNESSEE

The Tennessee physician conflict of interest law provides that physicians are free to enter into lawful contractual relationships, including the acquisition of ownership interests in health facilities. The law further recognizes that these relationships can create potential conflicts of interests, which shall be addressed by the following: (a) the physician has a duty to disclose to the patient or referring colleagues such physician's ownership interest in the facility or therapy at the time of referral and prior to utilization; (b) the physician shall not exploit the patient in any way, as by inappropriate or unnecessary utilization; (c) the physician's activities shall be in strict conformity with the law; (d) the patient shall have free choice either to use the physician's proprietary facility or therapy or to seek the needed medical services elsewhere; and (e) when a physician's commercial interest conflict so greatly with the patient's interest as to be incompatible, the physician shall make alternative arrangements for the care of the patient.

Because the Company is not a provider of health services, the Company believes that Tennessee's conflict of interest/disclosure law does not apply to its current operations. Even if the Tennessee conflict of interest/disclosure law were to apply, the Company's internal quality assurance/utilization review programs will help identify any inappropriate utilization by a Center.

Tennessee also has a law regulating healthcare referrals. The general rule is that a physician who has an investment interest in a healthcare entity shall not refer patients to the entity unless a statutory exception exists. A healthcare entity is defined as an entity which provides healthcare services. The Company believes that it does not fit within the definition of a "healthcare entity" because the Company is not a provider of healthcare services. The Centers provide all health care services to patients through employees of the PA. There are no provider investors in the PA that refer patients for designated health care services except the sole physician shareholder of the PA. The Company believes that referrals by the sole shareholder of the PA come within a statutory exception. Accordingly, under Tennessee law, the Company believes that the provider self-referral prohibition would not apply to the Centers' or the Company's operations in Tennessee.

Tennessee's anti-kickback provision prohibits a physician from making payments in exchange for the referral of a patient. In addition, under Tennessee law a physician may not split or divide fees with any person for referring a patient. The Tennessee Attorney General has issued opinions that determined that the fee-splitting prohibition applied to management services arrangements. The Tennessee fee-splitting prohibition contains an exception for reasonable compensation for goods or services. The Company believes that its payment arrangements with the Centers are reasonable compensation for services rendered and do not constitute payments for referrals or a fee-splitting arrangement.

ANTITRUST LAWS

Because each of the PA's is a separate legal entity, each may be deemed a competitor subject to a range of antitrust laws which prohibit anti-competitive conduct, including price fixing, concerted refusals to deal and division of market. The Company believes it is in compliance with such state and federal laws which may affect its development of integrated healthcare delivery networks, but there can be no assurance that a review of the Company's business by courts or regulatory authorities will not result in a determination that could adversely affect the operations of the Company.

HEALTHCARE REFORM

As a result of the continued escalation of healthcare costs and the inability of many individuals to obtain health insurance, numerous proposals have been or may be introduced in the U.S. Congress and in state legislatures relating to healthcare reform. There can be no assurance as to the ultimate content, timing or effect of any healthcare reform legislation, nor is it possible at this time to estimate the impact of potential legislation, which may be material, on the Company.

REGULATION OF RISK ARRANGEMENTS AND PROVIDER NETWORKS

Federal and state laws regulate insurance companies, health maintenance organizations and other managed care organizations. Generally, these laws apply to entities that accept financial risk. Certain of the risk arrangements entered into by the Company could possibly be characterized by some states as the business of insurance. The Company, however, believes that the acceptance of capitation payments by a healthcare provider does not constitute the conduct of the business of insurance. Under Georgia law, pursuant to regulations issued by the Georgia Insurance Commissioner in 1996, a provider sponsored health care corporation may obtain a certificate of authority to establish, maintain and operate one or more health plans to provide service to enrollees if the corporation has an initial net worth of one million dollars and meets certain filing and administrative requirements. The Company believes that the acceptance of capitated payments by the Centers under managed care agreements with payors does not constitute the operation of a health plan that would require the Company to obtain a certificate of authority under Georgia law. Many states also regulate the establishment and operation of networks of healthcare providers. Generally, these laws do not apply to the hiring and contracting of physicians by other healthcare providers. South Carolina, Georgia and Tennessee do not currently regulate the establishment or operation of networks of healthcare providers except where such entities provide utilization review services through private review agents. There can be no assurance that regulators of the states in which the Company may operate would not apply these laws to require licensure of the Company's operations as an insurer or provider network. The Company believes that it is in compliance with these laws in the states in which it currently does business, but there can be no assurance that future interpretations of these laws by the regulatory authorities in Georgia, South Carolina, Tennessee or the states in which the Company may expand in the future will not require licensure of the Company's operations as an insurer or provider network or a restructuring of some or all of the Company's operations. In the event the Company is required to become licensed under these laws, the licensure process can be lengthy and time consuming and, unless the regulatory authority permits the Company to continue to operate while the licensure process is progressing, the Company could experience a material adverse change in its business while the licensure process is pending. In addition, many of the licensing requirements mandate strict financial and other requirements which the Company may not immediately be able to meet. Further, once licensed, the Company would be subject to continuing oversight by and reporting to the respective regulatory agency.

Employees

As of September 30, 1998, the Company had 612 employees (472 on a full-time equivalent basis). This includes 115 medical providers employed by the P.A.'s.

Advisory Note Regarding Forward-Looking Statements

Certain of the statements contained in this PART I, Item 1 (Description of Business) and in PART II, Item 6 (Management's Discussion and Analysis of Financial Condition and Results of Operations) that are not historical facts are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. The Company cautions readers of this Annual Report on Form 10-KSB that such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking statements. Although the Company's management believes that their expectations of future performance are based on reasonable assumptions within the bounds of their knowledge of their business and operations, there can be no assurance that actual results will not differ materially from their expectations. Factors which could cause actual results to differ from expectations include, among other things, the difficulty in controlling the Company's costs of providing healthcare and administering its network of Centers; the possible negative effects from changes in reimbursement and capitation payment levels and payment practices by insurance companies, healthcare plans, government payors and other payment sources; the difficulty of attracting primary care physicians; the increasing competition for patients among healthcare providers; possible government regulations negatively impacting the existing organizational structure of the Company; the possible negative effects of prospective healthcare reform; the challenges and uncertainties in the implementation of the Company's expansion and development strategy; the dependence on key personnel, the ability to successfully integrate the management structures and consolidate the operations of recently acquired entities or practices with those of the Company, and other factors described in this report and in other reports filed by the Company with the Securities and Exchange Commission.

ITEM 2. DESCRIPTION OF PROPERTY

All but one of the Company's primary care Centers' facilities are leased. The properties are generally located on well-traveled major highways, with easy access. Each property offers free, off-street parking immediately adjacent to the center. One Center is leased from an entity affiliated with the Company's Chairman. Six Centers are leased from Companion HealthCare Corporation and one Center is leased from Companion Property and Casualty Insurance Company, principal shareholders of the Company. Ten of the Centers are leased from physician employees of the P.A.'s.

The Company's Centers are broadly distributed throughout the states of South Carolina, Georgia and Tennessee. There are 17 primary care Centers in the Columbia, South Carolina region (including the one orthopedic and four physical therapy offices), five in the Charleston, South Carolina region, four in the Myrtle Beach, South Carolina region, two in the Aiken, South Carolina region, six in the Greenville - Spartanburg, South Carolina region, five in the Atlanta, Georgia region and two in the Knoxville, Tennessee region. The Company's corporate offices are located in downtown Columbia, South Carolina in 13,000 square feet of leased space. The Centers are all in free-standing buildings in good repair.

ITEM 3. LEGAL PROCEEDINGS

The Company is party to various claims, legal activities and complaints arising in the normal course of business. In the opinion of management and legal counsel, aggregate liabilities, if any, arising from legal actions would not have a material adverse effect on the financial position of the Company.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

Not applicable.

                                     PART II


ITEM 5. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Until October 19, 1998, the Common Stock was traded on the NASDAQ SmallCap Market under the symbol UCIA. On October 20, 1998, the Common Stock was delisted for trading on the NASDAQ SmallCap Market as a consequence of the Company's failure to meet certain quantitative requirements under the NASD's expanded listing criteria. Trading in the Common Stock is currently conducted in the over-the-counter market. The prices set forth below indicate the high and low bid prices reported on the NASDAQ SmallCap Market for the indicated periods. The quotations reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily reflect actual transactions.

                                                              BID PRICE
                                                   -----------------------------
                                                     HIGH                  LOW
                                                   -------               -------
FISCAL YEAR ENDED SEPTEMBER 30, 1998

     1st quarter (10/01/97 - 12/31/97)             $ 3-1/4               $ 1-3/4

     2nd quarter (01/01/98 - 03/31/98)               2-1/2                 2

     3rd quarter (04/01/98 - 06/30/98)               2-1/16                1-3/8

     4th quarter (07/01/98 - 09/30/98)               1-15/32               3/4


FISCAL YEAR ENDED SEPTEMBER 30, 1997

     1st quarter (10/01/96 - 12/31/96)               3-3/8               2-3/8

     2nd quarter (01/01/97 - 03/31/97)               3-3/8               2-1/2

     3rd quarter (04/01/97 - 06/30/97)               2-11/16             1-11/16

     4th quarter (07/01/97 - 09/30/97)               2-3/4               1-5/16


As of the Record Date, there were 501 stockholders of record of Common Stock, excluding individual participants in security position listings.

UCI has not paid cash dividends on the Common Stock since its inception and has no plans to declare cash dividends in the foreseeable future.

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which the Company believes is relevant to an assessment and understanding of the Company's consolidated results of operations and financial condition. This discussion should be read in conjunction with the consolidated financial statements and notes thereto.

                                        STATEMENT OF OPERATIONS DATA
--------------------------------------------------------------------------------------------------------

                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                           -------------------------------------------------------------
                                                         FOR THE YEAR ENDED SEPTEMBER 30,
                                           -------------------------------------------------------------
                                             1998          1997         1996         1995        1994
                                           ----------    ---------    ---------    ---------    --------
Revenues                                   $ 37,566      $ 27,925    $ 23,254     $ 17,987      $ 12,540
Income (loss) before extraordinary items    (10,508)          (84)        466       (1,360)          644
Net income (loss)                           (10,508)          (84)        466       (1,360)          644
Net income (loss) per share1                  (1.61)         (.02)        .11         (.43)          .28
Weighted average number of shares
   outstanding1                               6,545         5,005       4,294        3,137         2,324



                                        BALANCE SHEET DATA
---------------------------------------------------------------------------------------------------

                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                      -----------------------------------------------------------
                                                             AT SEPTEMBER 30,
                                        -----------------------------------------------------------
                                          1998         1997         1996        1995         1994
                                        ----------   ---------    ---------   ----------    -------

Working capital                          $(3,718)      $2,921      $ 2,020    $   (383)       $763
Premises & equipment, net                  5,475        4,003        3,300       2,795       1,098
Total assets                              26,202       21,082       15,733      10,216       6,674
Long-term debt                            11,988        7,939        5,373       4,366       2,838
Stockholders' equity                         987        9,488        7,822       3,253       2,603

Basis of Presentation

The consolidated financial statements of the Company include the accounts of UCI, UCI-SC, UCI-GA and the P.A.'s. Such consolidation is required under Emerging Issues Task Force (EITF) 97-2 as a consequence of the nominee shareholder arrangement that exists with respect to each of the PA's. In each case, the nominee (and sole) shareholder of the P.A. has entered into an agreement with UCI-SC or UCI-GA, as applicable, which satisfies the requirements set forth in footnote 1 of EITF 97-2. Under the agreement, UCI-SC or UCI-GA, as applicable, in its sole discretion, can effect a change in the nominee shareholder at any time for a payment of $100 from the new nominee shareholder to the old nominee shareholder, with no limits placed on the identity of any new nominee shareholder and no adverse impact resulting to any of UCI-SC, UCI-GA or the P.A. resulting from such change.

------------------

1 The net income (loss) per share and the weighted average number of shares outstanding has been restated for all periods presented to reflect the one for five reverse stock split effected on July 27, 1994.

In addition to the nominee shareholder arrangements described above, each of UCI-SC and UCI-GA have entered into Administrative Service Agreements with the P.A.'s. (See Item 1. Description of Business - "Organizational Structure" for a detailed description of the Administrative Service Agreements.) As a consequence of the nominee shareholder arrangements and the Administrative Service Agreements, the Company has a long-term financial interest in the affiliated practices of the P.A.'s. According to EITF 97-2, the application of FASB Statement No. 94 (Consolidation of All Majority-Owned Subsidiaries), and APB No. 16 (Business Combinations), the Company must consolidate the results of the affiliated practices with those of the Company.

The P.A.'s enter into employment agreements with physicians for terms ranging from one to ten years. All employment agreements have clauses that allow for early termination of the agreement if certain events occur such as the loss of a medical license. Over 65% of the physicians employed by the P.A.'s are paid on an hourly basis for time scheduled and worked at the medical centers. The other physicians are salaried. A few of the physicians have incentive compensation arrangements, however, no amounts were accrued or paid during the Company's three prior fiscal years that were significant. Any incentive compensation is based upon a percentage of non-ancillary collectible charges for services performed by a provider. Percentages range from 3% to 17% and vary by individual employment contract. As of September 30, 1998 and 1997, the P.A.'s employed 115 and 84 medical providers, respectively.

The net assets of the P.A.'s are not material for any period presented, and intercompany accounts and transactions have been eliminated. For the fiscal year ended September 30, 1998, the Company has shown a substantial increase in revenues and in the number of medical centers under management. This growth is a direct result of actions taken by management to increase marketing efforts, to expand the state-wide network in South Carolina and to focus on the field of occupational and industrial medicine.

The Company does not allocate all indirect costs incurred at the Corporate offices to the Centers on a center-by-center basis. Therefore, all discussions below are intended to be in the aggregate for the Company as a whole.

Comparison of Results of Operations for Fiscal Years 1998, 1997 and 1996

Revenues of $37,566,000 in fiscal year 1998 reflected an increase of 35% from the fiscal year 1997 revenues of $27,925,000 which reflected an increase of 20% from the amount reported for fiscal year 1996. The following reflects revenue trends from fiscal year 1994 through fiscal year 1998:


                             FOR THE YEAR ENDED SEPTEMBER 30, (IN THOUSANDS)
                        --------------------------------------------------------

                        1998        1997        1996        1995        1994
                      ---------   ---------   ---------   ----------  ----------



Revenues               $37,566     $27,925     $23,254     $17,987      $12,540

Operating Costs         39,094      26,466      21,525      18,180       11,881

Operating Margin        (1,528)      1,458       1,729        (193)         660


The increase in revenue for fiscal year 1998 is attributable to a number of factors. The Company engaged in a significant expansion, increasing the number of primary care medical Centers from 33 to 41 (as of September 30, 1998). The expansion included the addition of fourteen Centers and the closure or divestiture of six Centers, for a net addition of eight Centers.

The fourteen additions were:

1.     Doctor's Care Conway                   Myrtle Beach, SC Region    Opened as a start-up facility in November
                                                                         1997.

2.     Doctor's Care New Ellenton             Aiken, SC Region           Acquired from Primary Care Provider/Owner in
                                                                         November 1997.

3.     Doctor's Care Ridgeview                Columbia, SC Region        Opened as a start-up facility in December
                                                                         1997.

4.     Progressive Therapy Bush River         Columbia, SC Region        Acquired from Therapist/Owner in October
                                                                         1997.

5.     Progressive Therapy West Columbia      Columbia, SC Region        Acquired from Therapist/Owner in October
                                                                         1997.

6.     Progressive Therapy Columbia East      Columbia, SC Region        Acquired from Therapist/Owner in October
                                                                         1997.

7.     Progressive Therapy Forest Acres       Columbia, SC Region        Opened as a start-up facility in November
                                                                         1997.

8.     Doctor's Care Stone Mountain           Atlanta, GA Region         Acquired in May 1998 from MainStreet
                                                                         Healthcare, Inc. as part of five centers in
                                                                         Atlanta, Georgia and two in Knoxville,
                                                                         Tennessee.

9.     Doctor's Care Tucker                   Atlanta, GA Region         Acquired in May 1998 from MainStreet
                                                                         Healthcare, Inc. as part of five centers in
                                                                         Atlanta, Georgia and two in Knoxville,
                                                                         Tennessee.

10.    Doctor's Care Lawrenceville            Atlanta, GA Region         Acquired in May 1998 from MainStreet
                                                                         Healthcare, Inc. as part of five centers in
                                                                         Atlanta, Georgia and two in Knoxville,
                                                                         Tennessee.

11.    Doctor's Care Austell                  Atlanta, GA Region         Acquired in May 1998 from MainStreet
                                                                         Healthcare, Inc. as part of five centers in
                                                                         Atlanta, Georgia and two in Knoxville,
                                                                         Tennessee.

12.    Doctor's Care Snellville               Atlanta, GA Region         Acquired in May 1998 from MainStreet
                                                                         Healthcare, Inc. as part of five centers in
                                                                         Atlanta, Georgia and two in Knoxville,
                                                                         Tennessee.

13.    Doctor's Care Knoxville West           Knoxville, TN Region       Acquired in May 1998 from MainStreet
                                                                         Healthcare, Inc. as part of five centers in
                                                                         Atlanta, Georgia and two in Knoxville,
                                                                         Tennessee.

14.    Doctor's Care Knoxville North          Knoxville, TN Region       Acquired in May 1998 from MainStreet
                                                                         Healthcare, Inc. as part of five centers in
                                                                         Atlanta, Georgia and two in Knoxville,
                                                                         Tennessee.

                                       15


The six closures or divestitures were:


1.     Doctor's Care Waccamaw                 Myrtle Beach, SC Region    This acquired center (01/95) was closed
                                                                         effective September 1998 and the
                                                                         provider and patient records were
                                                                         transferred to the near-by Doctor's
                                                                         Care Strand Medical Center.

2.     Doctor's Care Camden                   Columbia, SC Region        This acquired center (09/97) was closed
                                                                         in August 1998 and the provider and
                                                                         patient records were transferred to
                                                                         near-by Doctor's Care Wateree.

3.     Doctor's Surgical Group                Columbia, SC Region        This start-up facility (06/93) was
                                                                         closed effective February 1998.

4.     Springwood Lake Family Practice        Columbia, SC Region        Acquired in August 1997 along with two
                                                                         more centers and were divested of (sold
                                                                         back to the seller on November 1, 1998)
                                                                         effective September 1998.

5.     Woodhill Family Practice               Columbia, SC Region        Acquired in August 1997 along with two
                                                                         more centers and were divested of (sold
                                                                         back to the seller on November 1, 1998)
                                                                         effective September 1998.

6.     Midtown Family Practice                Columbia, SC Region        Acquired in August 1997 along with two
                                                                         more centers and were divested of (sold
                                                                         back to the seller on November 1, 1998)
                                                                         effective September 1998.

The revenue from the increase in centers in fiscal year 1998 and from the full year of operations of the locations added in fiscal year 1997 represented the most significant portion of the revenue growth. Of the $9,641,000 in revenue growth, approximately $4,999,000 was from the fourteen locations opened during fiscal year 1998 and approximately $900,000 was the result of having the four locations opened during fiscal year 1997 operating for all of fiscal year 1998.

The remainder of the revenue growth in fiscal year 1998 (approximately $3,742,000) was the result of two factors:

1. Approximately $2,960,000 was from revenue for centers acquired at the end of fiscal year 1997 and divested of on November 1, 1998, to be effective September 30, 1998 (Springwood Lake Family Practice, Woodhill Family Practice and Midtown Family Practice).

2. The remaining $782,000 in revenue growth represents approximately a three (3%) percent growth in "same center" patient visits and charges.

The increase in revenue for fiscal year 1997 is attributable to a number of factors. The Company engaged in a significant expansion, increasing the number of primary care medical Centers in South Carolina from 29 to 33 (as of September 30, 1997). The expansion included the addition of seven Centers and the closure of three Centers, for a net addition of three Centers to the cluster in Columbia (bringing the total to 18) and one Center in Greenville (bringing the total to six in this region). Myrtle Beach had four locations and the Charleston area had the remaining five sites. The revenue from the net increase in new locations in fiscal year 1997 and from the full year of operations of the locations added in fiscal year 1996 represented the most significant portion of the revenue growth. Of the $4,671,000 in revenue growth, approximately $876,000 was from the net increase of four locations opened in fiscal year 1997 and approximately $2,462,000 was the result of having the four locations opened during fiscal year 1996 operating for all of fiscal year 1997.

The increase of four Centers in fiscal year 1997 was net of two centers in the Columbia area and one center in the Myrtle Beach area that were closed during fiscal year 1997. Each of these centers were start-ups (versus acquisitions) and, therefore, had no related intangible assets recorded, and each had not proven to be profitable in a reasonable period of time. The aggregate costs of the three centers closed exceeded their aggregate revenues by $253,000 during fiscal year 1997.

The remainder of the revenue growth in fiscal year 1997 (approximately $1,333,000) was the result of "same center" growth in patient visits and charges. This represents an average growth of approximately seven (7%) percent in revenue at these established centers.

During the past three fiscal years, the Company has continued its services provided to members of HMOs. In these arrangements, the Company, through the P.A., acts as the designated primary caregiver for members of HMOs who have selected one of the Company's centers or providers as their primary care provider. In fiscal year 1994, the Company began participating in an HMO operated by Companion HealthCare Corporation ("CHC"), a wholly owned subsidiary of Blue Cross Blue Shield of South Carolina ("BCBS"). BCBS, through CHC, is a primary stockholder of UCI. Including its arrangement with CHC, the Company now participates in four HMOs and is the primary care "gatekeeper" for more than 19,000 lives in fiscal year 1998 compared to 20,000 in fiscal year 1997 and 18,000 in fiscal year 1996. Two of these HMOs use a capitation scheme for payments and two pay on a discounted fee-for-service basis. HMOs do not, at this time, have a significant penetration into the South Carolina market; the Company is not certain if there will be growth in the market share of HMOs in the areas in which it operates clinics. Capitated revenue grew from approximately $2,400,000 for fiscal year 1996 to $3,100,000 ($700,000, or 15%, of the
$4,671,000 in total revenue growth) in fiscal year 1997. For fiscal year 1998, capitated revenue declined to $2,700,000. This decline was primarily the result of one of the "gatekeeper" HMO's (Companion) switching from a capitation payment scheme to a discounted fee for service scheme during the middle of fiscal year 1998.

The Company currently negotiates contracts with two HMOs for the P.A.'s physicians to provide health care on a capitated reimbursement basis. Under these contracts, which typically are automatically renewed on an annual basis, the P.A. physicians provide virtually all covered primary care services and receive a fixed monthly capitation payment from the HMOs for each member who chooses a P.A. physician as his or her primary care physician. The capitation amount is fixed depending upon the age and sex of the HMO enrollee. Contracts with capitated HMOs accounted for approximately 7% of the Company's net revenue in fiscal year 1998 compared to 11% in fiscal year 1997 and 10% in fiscal year 1996. Based on current payment schemes, this percent will decrease in fiscal year 1999.

To the extent that enrollees require more care than is anticipated, aggregate capitation payments may be insufficient to cover the costs associated with the treatment of enrollees. No capitation contracts currently in place at the Company have been determined to be insufficient to cover related costs of treatment. Higher capitation rates are typically received for senior patients because their medical needs are generally greater and consequently the cost of covered care is higher.

Increased and sustained revenues in fiscal years 1998 and 1997 also reflect the Company's heightened focus on occupational medicine and industrial health services (these revenues are referred to as "employer paid" on the table below). Focused marketing materials, including quarterly newsletters for employers, were developed to spotlight the Company's services for industry. The Company also entered into an agreement with Companion Property and Casualty Insurance Company ("CP&C") wherein the Company acts as the primary care provider for injured workers of firms insured through CP&C. CP&C is a primary stockholder of UCI.

Patient encounters increased to 497,000 in fiscal year 1998, from 393,000 in fiscal year 1997 and 338,000 in fiscal year 1996. Of the 104,000 increase in fiscal year 1998, 55,000 is attributable to the Centers opened during the fiscal year. A decrease in patient encounters in fiscal year 1998 is not believed to have resulted from the six center closures noted above due to timing (divestiture or closure in September 1998) or because the Company had a nearby operating location. Similarly, a decrease in patient encounters in fiscal year 1997 is not believed to have resulted from the three center closures noted above as the Company, in each case, had a nearby operating location.

Even with the positive effects of the factors mentioned above, revenues were short of goals for fiscal years 1998 and 1997, due in part to the increased competition from hospitals and other providers in Columbia, Greenville, Myrtle Beach and Atlanta during fiscal year 1998 and in Columbia, Greenville, Myrtle Beach and Sumter during fiscal year 1997. In each of these areas, regional hospitals have acquired or opened new primary care physician practices that compete directly with the Company for patients. In each case, the hospital owner of the Company's competition is believed to have significantly greater resources than the Company. Management believes that such competition will continue into the future and plans to compete on a basis of quality service and accessibility.

An operating margin of $(1,528,000) was realized in fiscal year 1998 as compared to an operating margin of $1,458,000 in fiscal year 1997 and $1,729,000 in fiscal year 1996. In each fiscal year, this margin deterioration was primarily the result of the increased cost-cutting pressures being applied by managed care insurance payors that cover many of the Company's patients. The following table breaks out the Company's revenue and patient visits by revenue source for fiscal years 1998 and 1997.

                                                     PERCENT OF             PERCENT OF
                       PAYOR                       PATIENT VISITS            REVENUE
       ---------------------------------------  ---------------------   -------------------
                                                   1998      1997         1998      1997
                                                ---------------------   -------------------
       Patient Pay                                  20%       24%          18%       24%

       Employer Paid                                13        15            9        11

       HMO                                          13        10           12        11

       Workers Compensation                         10        10           14        14

       Medicare/Medicaid                            11        12            7         7

       Managed Care Insurance                       27        24           30        28

       Other (Commercial Indemnity, Champus, etc.)   6         5           10         5

As managed care plans attempt to cut costs, they typically increase the administrative burden of providers such as the Company by requiring referral approvals and by requesting hard copies of medical records before they will pay claims. The number of patients at the Company's Centers that are covered by a managed care plan versus a traditional indemnity plan continues to grow. Management expects this trend to continue.

The operating margin deterioration during fiscal year 1998 and 1997 was also contributed to by the high costs of the six centers closed during fiscal year 1998 and the three centers closed during fiscal year 1997. Aggregate costs exceeded revenues by $770,000 at the six centers closed during the fiscal year 1998 and by $253,000 at the three centers closed during the fiscal year 1997. Five of the six centers closed during fiscal year 1998 were acquisitions and the closure or divestiture resulted in significant write-offs of intangible assets (goodwill) and/or the recognition of a loss on the divestiture.

Bad debt expense, a component of operating costs, was approximately $2,978,000 (or approximately 8% of revenue) for fiscal year 1998 compared to approximately $1,106,000 (or approximately 4% of revenue) for fiscal year 1997. This increase is believed to be primarily due to the difficulties encountered in the collection of amounts associated with patients seen at the centers acquired during fiscal year 1998. Management is not yet certain if the collection difficulties being encountered will continue but intends to evaluate collectibility on a monthly basis.

Effective November 1, 1998, the Company sold the three centers of the Springwood Lake Family Practice that had been acquired approximately one year earlier in September 1997. The three centers were operated by the Company as Springwood Lake Family Practice, Woodhill Family Practice and Midtown Family Practice. These centers operated more along the lines of traditional family practices (taking appointments, doing hospital admissions, etc.) than the Company's other centers and had not been profitable. They were also a drain on cash flow to the Company of approximately $460,000 during fiscal year 1998. The time needed to correct these problems was determined to be excessive by the Company's management and these three centers were sold back to the former owners (providers). As of September 30, 1998, the Company accrued a loss on the disposition of approximately $1,668,000. This is a component of the line item Realignment and Other Expenses.

When the Company acquires medical practices, the excess of cost over fair value of assets acquired (goodwill) is recorded as an asset and is amortized on a straight-line basis over 15 years. Subsequent to an acquisition, the Company periodically evaluates whether later events and circumstances have occurred that indicate that the remaining balance of goodwill may not be recoverable. When external factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the related center's undiscounted cash flows to determine if an impairment exists. If an impairment exists, it is measured based on the difference between the carrying amount and fair value, for which discounted cash flows are used. Examples of external factors that are considered in evaluation for possible impairment include significant changes in the third party payor reimbursement rates and unusual turnover or licensure difficulties of clinical staff at a center.

During the fourth quarter of fiscal year 1998, the above analysis resulted in an impairment change of approximately $1,642,000 to goodwill for centers that had been closed (i.e., Waccamaw and Camden) and for two underperforming centers. This is a component of the line item Realignment and Other Expenses.

It should be noted that the Company also has launched medical centers as start-up operations, which have contributed in fiscal years 1998, 1997 and 1996 to the Company's overall cash used in operations. However, the Company has not recorded goodwill from these start-up medical centers as they were not purchased.

Depreciation and amortization expense increased to $1,950,000 in fiscal year 1998, up from $1,250,000 in fiscal year 1997 and $961,000 in fiscal year 1996. This increase reflects higher depreciation expense as a result of significant leasehold improvements and equipment upgrades at a number of the Company's Centers, as well as an increase in amortization expense related to the intangible assets acquired from the Company's purchase of existing practices in Atlanta, Knoxville, Aiken and Columbia in fiscal year 1998 and in Greenville and Columbia in fiscal year 1997. Net interest expense increased to $1,463,000 in fiscal year 1998 from $813,000 in fiscal year 1997 and $583,000 in fiscal year 1996 primarily as a result of the interest costs associated with the indebtedness incurred in the leasehold improvements, the operating line of credit the Company has with its primary bank, and debt associated with the acquisitions noted above.

In determining that it was more likely than not that the recorded deferred tax asset would be realized, management of the Company considered the following:

o   Recent historical operating results.

o The budgets and forecasts that management and the Board of Directors had adopted for the next five fiscal years including plans for expansion.

o   The ability to utilize NOL's prior to their expiration.

o The potential limitation of NOL utilization in the event of a change in ownership.

o The generation of future taxable income in excess of income reported on the consolidated financial statements.

A valuation allowance of $1.3 million and $1.9 million at September 30, 1997 and 1996, respectively, remained necessary in the judgement of management because the factors noted above (i.e. forecasts) did not support the utilization of a larger number. The deterioration of the operating margin, discussed above, was considered in the decision to increase the valuation allowance to the full $3,053,000 at September 30, 1998, leaving no asset recorded.

Going Concern Matters

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, the Company incurred losses of $10,508,000 in fiscal year 1998 and has classified its primary debt as current at September 30, 1998, due to the violation of a net worth debt covenant. Ultimately, the Company's viability as a going concern is dependent upon its ability to generate positive cash flows from operations. In the year ended September 30, 1998, the Company experienced negative cash flows from operations of approximately $1,495,000.

Revenues increased approximately 35% in fiscal year 1998 over the previous fiscal years, growth that resulted in operational cash demands that have significantly impaired the Company's ability to meet its obligations on a current basis.

The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company plans include the following, although it is not possible to predict the ultimate outcome of the Company's efforts.

o During the fourth quarter of fiscal year 1998, management implemented a decisive cost reduction plan that included staff reductions and the closure or divestiture of several unprofitable Centers. Management believes that these changes will be enough to make the Company both profitable and cash flow positive for fiscal year 1999.

o The Company is in negotiations with its primary lender to revise the one debt covenant relating to net worth which would allow the reclassification of this debt back to long-term. The revolving debt facility is still being used on a daily basis to fund operating cash requirements.

The Company may consider additional capital or financing sources, if needed. It is not possible to predict the ultimate outcome of the Company's efforts in these matters.

Results of Operations for the Three Months Ended September 30, 1998 as Compared to the Three Months Ended September 30, 1997:

The following summarizes the fiscal 1998 fourth quarter results of operations as compared to the prior year:


                                         FOR THE THREE MONTHS ENDED (IN 000'S)
                                      -----------------------------------------

                                      SEPTEMBER 30, 1998    SEPTEMBER 30, 1997
                                      -------------------   -------------------

Revenues                              $ 10,941                $ 7,625
Operating Costs                         13,345                  7,590
Operating Margin                        (2,404)                    35


G&A Expenses                                46                     25
Realignment and Other Expenses           3,703                      0
Depreciation & Amortization                600                    358
Interest Expense, net                      616                    242
Benefit for Income Taxes                (1,753)                   167
Net Income (loss)                       (9,148)                  (423)

Revenues of $10,941,000 for the quarter ending September 30, 1998 reflect an increase of forty-three (43%) percent from those of the quarter ending September 30, 1997.

Of the fourteen centers opened during the year, discussed earlier, all were fully operational during the entire fourth quarter and represented $2,240,000 of the total $3,316,000 in revenue growth from quarter to quarter.

Patient encounters increased to 136,783 in the fourth quarter of fiscal 1998 from 106,000 in the fourth quarter of fiscal 1997.

Even with the positive effects of the factors mentioned above, revenues were short of goals for the quarter, due in part to the increased competition from hospitals and other providers in Columbia, Greenville, Myrtle Beach and Atlanta. In each of these areas, regional hospitals have acquired or opened new primary care physician practices that compete directly with the Company for patients. In each case, the hospital owners of our competition are believed to have significantly greater resources than the Company. Management believes that such competition will continue into the future and plans to compete on a basis of quality service and accessibility.

The increases in depreciation, amortization and interest expense are all related to the items discussed in the year-to-date results with nothing unusual being recorded in the fourth quarter.

Financial Condition at September 30, 1998 and September 30, 1997

The Company grew significantly during the year ended September 30, 1998.

Cash and cash equivalents increased by $102,000 from September 30, 1997 to September 30, 1998.

Accounts receivable increased from $5,944,000 at September 30, 1997 to $8,788,620 at September 30, 1998. These increases were attributable to the net growth in primary care Centers and the overall growth in patient visits to existing Centers over the period. This growth was expected.

The increases in property and equipment during fiscal year 1998 is attributable to the equipment needs of new Centers and to the up-grading of equipment at established Centers. The excess of cost over the net assets of acquired businesses (goodwill) totaled $9,644,000 at September 30, 1998 compared to $7,802,000 at the end of fiscal year 1997 and reflects the medical practices acquired.

The growth in accounts payable ($2,258,000 at September 30, 1997 to $5,283,000 at September 30, 1998) and in accrued salaries ($959,000 at September 30, 1997 to $1,838,000 at September 30, 1998) is attributable to the overall growth in the Company in terms of the number of centers and employees. Long-term debt, included in current maturities increased from $7,938,794 for fiscal year 1997, and to $11,988,288 for fiscal year 1998 primarily as a result of indebtedness incurred in capital leases for Center upfits, in the utilization of an operating line of credit, and as part of practice acquisitions. Management believes that it will be able to fund debt service requirements for the foreseeable future out of cash generated through operations which will improve in fiscal year 1999 based on cost reduction plans implemented by management in late fiscal year 1998.

Liquidity and Capital Resources

The Company requires capital principally to fund growth (acquire new Centers), for working capital needs and for the retirement of indebtedness. The Company's capital requirements and working capital needs have been funded through a combination of external financing (including bank debt and proceeds from the sale of common stock to CHC and CP&C), and credit extended by suppliers.

The Company has a $7,000,000 bank line of credit with an outstanding indebtedness of $3,446,000 at September 30, 1998. The availability under this line of credit is limited by accounts receivable type and age as defined in the agreement. As of the fiscal year end, the Company had borrowed approximately the maximum allowable amounts. The line of credit bears interest of prime plus 2.5% with a maturity of March 2000. (Prime rate was 8.25% as of September 30, 1998.) The line of credit is used to fund the working capital needs of the Company's expansion. At September 30, 1998, the Company is in default of a debt covenant related to the Line of Credit. The Company has requested a written waiver and believes that it is likely to receive such from the financial institution indicating that the financial institution does not intend to take action related to this default and has reclassified this debt to current pending receipt of the revised covenant.

As of September 30, 1998, the Company had no material commitments for capital expenditures.

Operating activities used $1,495,000 of cash during fiscal year 1998, compared with $461,000 used during fiscal year 1997. The increased utilization of cash for the increase of accounts receivable resulting from the growth in the number of Centers and in the number of patient visits was offset by an increase in accounts payable. This utilization of cash in operations is expected to continue as the Company continues to grow.

Investing activities used $1,399,000 of cash during fiscal year 1998 compared with $808,000 used in fiscal year 1997 as a result of continued expansion activity. Continued growth is anticipated during fiscal year 1999.

The Company received $1,102,000 in cash during fiscal year 1998 resulting from private placements of stock which was used in part to manage the Company's rapid growth. Should additional needs arise, the Company may consider additional capital sources to obtain funding. There is no assurance that any additional financing, if required, will be available on terms acceptable to the Company.

Overall, the Company's current liabilities exceeded its current assets at September 30, 1998 by $3,718,000 mainly due to the reclassification of the line-of-credit; however, at September 30, 1997, the Company's current assets exceeded its current liabilities by $2,921,000.

The Year 2000

It is possible that the Company's currently installed computer systems, or other business systems, or those of the Company's vendors, working either alone or in conjunction with other software or systems, will not accept input of, store, manipulate or output dates in the years 1999, 2000 or thereafter without error or interruption (commonly known as the "Year 2000" problem). The Company has conducted a review of its business systems, including its computer systems, on a system-by-system basis, and is querying third parties with whom it conducts business as to their progress in identifying and addressing problems that their computer systems may face in correctly processing date information as the Year 2000 approaches and is reached.

The Company has determined that its general accounting systems (which includes invoicing, accounts receivable, payroll, etc.) must be upgraded to make the systems Year 2000 compliant. The Company estimates that the cost of upgrading these accounting systems will be approximately $50,000 and that the upgrade will be completed before the end of fiscal year 1999. As of September 30, 1998, the Company had expended approximately $5,000 to remedy this problem.

The Company is continuing to review its information technology ("IT") hardware and software, including personal computers, application and network software for Year 2000 compliance readiness. The review process entails evaluation of hardware/software and testing. The Company believes its IT review will be completed by the end of fiscal year 1999. While the review process is ongoing, the Company believes that the cost to bring its IT systems into Year 2000 compliance will be under $20,000 and it does not foresee any material difficulties with completing the necessary changes prior to January 1, 2000.

The Company expects that its review of non-IT systems (including voice communications) will be completed before the end of fiscal year 1999. The estimated costs to remedy non-IT systems is not expected to be material.

The Company expects that the source of funds for evaluation and remediation of Year 2000 compliance issues will be cash flow from operations.

The Company believes that its most significant internal risk posed by the Year 2000 Problem is the possibility of a failure of its accounting systems. If the accounting systems were to fail, the Company would have to implement manual processes, which may slow the timeliness of information needed to manage the business. As discussed above, the Company plans to avoid this risk by upgrading its accounting systems; however, there can be no assurance that such actions will avoid problems that may arise.

The third parties whose Year 2000 problems could have the greatest effect on the Company are believed by the Company to be banks that maintain the Company's depository accounts' credit card processing systems (including related telecommunication systems), the companies which supply the Company with medical supplies, and the insurance company payors for the Company's patients' medical claims.

The Company has not yet established a "contingency plan" to address potential Year 2000 problems and is currently considering the extent to which it will develop a formal contingency plan.

There can be no assurance that the Company will identify all Year 2000 problems in its computer systems or those of third parties in advance of their occurrence or that the Company will be able to successfully remedy any problems that are discovered. The expenses of the Company's efforts to identify and address such problems, or the expenses or liabilities to which the Company may become subject as a result of such problems, could have a material adverse effect on the Company's business, financial condition and results of operations. Maintenance or modification costs will be expensed as incurred.


ITEM 7. FINANCIAL STATEMENTS

Reference is made to the Index to Financial Statements on Page 28.

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

                                    PART III


Information called for by Part III (Items 9, 10, 11 and 12) of this report on Form 10-KSB has been omitted as the Company intends to file with the Securities and Exchange Commission not later than 120 days after the close of its fiscal year ended September 30, 1998, a definitive Proxy Statement pursuant to Regulation 14A promulgated under the Securities Exchange Act of 1934. Such information will be set forth in such Proxy Statement and is incorporated herein by reference.

ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

The information required by this Item is incorporated herein by reference to the Proxy Statement for the Company's forthcoming Annual Meeting of Shareholders.


ITEM 10. EXECUTIVE COMPENSATION

The information required by this Item is incorporated herein by reference to the Proxy Statement for the Company's forthcoming Annual Meeting of Shareholders.


ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information required by this Item is incorporated herein by reference to the Proxy Statement for the Company's forthcoming Annual Meeting of Shareholders.


ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information required by this Item is incorporated herein by reference to the Proxy Statement for the Company's forthcoming Annual Meeting of Shareholders.


ITEM 13. EXHIBITS AND REPORTS ON FORM 8-K

A listing of the exhibits to the Form 10-KSB is set forth on the Exhibit Index which immediately precedes such exhibits in this Form 10-KSB.

Reports on Form 8-K

The Company filed a Form 8-K/A on July 24, 1998 to amend the Form 8-K filed on February 17, 1998 and the Forms 8-K/A filed on April 20, 1998 and May 28, 1998, all of which related to the Acquisition Agreement and Plan of Reorganization dated February 9, 1998 by and among UCI Medical Affiliates, Inc., UCI Medical Affiliates of Georgia, Inc., MainStreet Healthcare Corporation and certain of its affiliated entities. The Form 8-K/A was filed to include the financial statements and certain other exhibits required by Item 7 of Form 8-K.

The Company filed a Form 8-K/A on August 13, 1998 to amend the Form 8-K filed on February 17, 1998 and the Forms 8-K/A filed on April 20, 1998, May 28, 1998 and July 24, 1998, all of which related to the Acquisition Agreement and Plan of Reorganization dated February 9, 1998 by and among UCI Medical Affiliates, Inc., UCI Medical Affiliates of Georgia, Inc., MainStreet Healthcare Corporation and certain of its affiliated entities. The Form 8-K/A was filed to include the revised financial statements required by Item 7 of Form 8-K.

The Company filed a Form 8-K/A on August 21, 1998 to amend the Form 8-K filed on March 11, 1998 and the Form 8-K/A filed on May 11, 1998, all of which related to the acquisition by a wholly-owned subsidiary of UCI Medical Affiliates, Inc. of the business of Allan M. Weldon, M.D. The Form 8-K/A was filed to include the revised historical and pro forma financial statements required by Item 7 of Form 8-K.

The Company filed a Form 8-K/A on September 1, 1998 to amend the Form 8-K filed on September 3, 1997 and the Form 8-K/A filed on November 13, 1997, all of which related to the acquisition by a wholly-owned subsidiary of UCI Medical Affiliates, Inc. of the business of Clifton G. Aycock, M.D. The Form 8-K/A was filed to include the revised pro forma financial statements required by Item 7 of Form 8-K.

The Company filed a Form 8-K/A on September 1, 1998 to amend the Form 8-K filed on September 15, 1997 and the Form 8-K/A filed on November 19, 1997, all of which related to the acquisition by a wholly-owned subsidiary of UCI Medical Affiliates, Inc. of the business of Leif Martin Adams, D.O. The Form 8-K/A was filed to include the revised pro forma financial statements required by Item 7 of Form 8-K.

The Company filed a Form 8-K/A on September 2, 1998 to amend the Form 8-K filed on November 5, 1997 and the Form 8-K/A filed on January 7, 1998, all of which related to the acquisition by a wholly-owned subsidiary of UCI Medical Affiliates, Inc. of the business of Marvin Dees, M.D.. The Form 8-K/A was filed to include the revised pro forma financial statements required by Item 7 of Form 8-K.

The Company filed a Form 8-K/A on September 2, 1998 to amend the Form 8-K filed on October 15, 1997 and the Form 8-K/A filed on December 11, 1997, all of which related to the acquisition by a wholly-owned subsidiary of UCI Medical Affiliates, Inc. of Progressive Therapy Services, P.A. The Form 8-K/A was filed to include the revised pro forma financial statements required by Item 7 of Form 8-K.

The Company filed a Form 8-K/A on September 2, 1998 to amend the Form 8-K filed on August 5, 1997 and the Form 8-K/A filed on October 14, 1997, all of which related to the acquisition by a wholly-owned subsidiary of UCI Medical Affiliates, Inc. of Springwood Lake Family Practice Center, P.A. The Form 8-K/A was filed to include the revised pro forma financial statements required by Item 7 of Form 8-K.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                         PAGE(S)
                                                                         -------

Report of Independent Accountants.............................................27

Consolidated Balance Sheets at September 30, 1998 and 1997....................28

Consolidated Statements of Operations for the years
        ended September 30, 1998, 1997 and 1996...............................29

Consolidated Statements of Changes in Stockholders' Equity
        for the years ended September 30, 1998, 1997 and 1996.................30

Consolidated Statements of Cash Flows for the years
        ended September 30, 1998, 1997 and 1996...............................31

Notes to Consolidated Financial Statements.................................32-52




ALL OTHER SCHEDULES ARE OMITTED BECAUSE THEY ARE NOT APPLICABLE OR THE REQUIRED INFORMATION IS INCLUDED IN THE CONSOLIDATED FINANCIAL STATEMENTS OR NOTES THERETO.

                        Report of Independent Accountants


January 8, 1999



To the Board of Directors and
Stockholders of UCI Medical Affiliates, Inc.




In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of UCI Medical Affiliates, Inc. at September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered a loss from operations, recurring net losses, an accumulated deficit, a net working capital deficiency and a violation of a loan covenant that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/S/ PRICEWATERHOUSECOOPERS, LLP

Columbia, South Carolina









        ORIGINAL SIGNED OPINION ON PRICEWATERHOUSECOOPERS LLP LETTERHEAD
                                 IS ON FILE WITH
                          UCI MEDICAL AFFILIATES, INC.

                          UCI MEDICAL AFFILIATES, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                                        SEPTEMBER 30,
                                                                -----------------------------
                                                                     1998             1997
                                                                -------------    ------------
ASSETS
Current assets
   Cash and cash equivalents                                     $    335,923    $    233,513
   Accounts receivable, less allowance for doubtful accounts
       of $3,758,771 and $878,469                                   8,788,620       5,943,884
   Inventory                                                          539,564         502,888
   Deferred taxes                                                           0         334,945
   Prepaid expenses and other current assets                          875,409         579,217
                                                                 ------------    ------------
Total current assets                                               10,539,516       7,594,447

Property and equipment less accumulated depreciation of
   $3,762,865 and $2,724,222                                        5,475,051       4,002,699
Deferred taxes                                                              0       1,417,237
Excess of cost over fair value of assets acquired, less
   accumulated amortization of $2,097,149 and $1,664,739            9,944,039       7,801,607
Other assets                                                          243,677         266,379
                                                                 ------------    ------------
Total Assets                                                     $ 26,202,283    $ 21,082,369
                                                                 ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
   Current portion of long-term debt                             $  5,540,552    $    840,879
   Current portion of long-term debt payable to employees             190,452         177,445
   Accounts payable                                                 5,283,023       2,258,343
   Accrued salaries and payroll taxes                               1,837,880         959,068
   Other accrued liabilities                                        1,406,033         437,667
                                                                 ------------    ------------
Total current liabilities                                          14,257,940       4,673,402

   Long-term debt, net of current portion                           5,755,502       6,438,655
   Long-term debt payable to employees, net of current portion        501,783         481,815
Common stock to be issued                                           4,700,262               0
                                                                 ------------    ------------
Total Liabilities                                                  25,215,487      11,593,872
                                                                 ------------    ------------

Commitments and contingencies

Stockholders' Equity
   Preferred stock, par value $.01 per share:
      Authorized shares - 10,000,000; none issued                           0               0
   Common stock, par value $.05 per share:
      Authorized shares - 10,000,000
      Issued and outstanding- 7,299,245 and 5,744,965 shares          364,962         287,248
   Paid-in capital                                                 17,364,263      15,435,535
   Accumulated deficit                                            (16,742,429)     (6,234,286)
                                                                 ------------    ------------
Total Stockholders' Equity                                            986,796       9,488,497
                                                                 ------------    ------------

Total Liabilities and Stockholders' Equity                       $ 26,202,283    $ 21,082,369
                                                                 ============    ============

              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.

                          UCI MEDICAL AFFILIATES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                       FOR THE YEARS ENDED SEPTEMBER 30,
                                                --------------------------------------------
                                                    1998             1997           1996
                                                ------------    ------------    ------------
Revenues                                        $ 37,566,037    $ 27,924,772    $ 23,254,351
Operating costs                                   39,094,276      26,466,294      21,525,421
                                                ------------    ------------    ------------
Operating margin                                  (1,528,239)      1,458,478       1,728,930

General and administrative expenses                  113,172         153,445         148,637
Realignment and other expenses                     3,702,546               0               0
Depreciation and amortization                      1,950,148       1,250,349         961,115
                                                ------------    ------------    ------------
Income (loss) from operations                     (7,294,105)         54,684         619,178

Other income (expenses)
   Interest expense, net of interest income       (1,463,792)       (812,749)       (582,937)
   Gain (loss) on disposal of equipment                1,936           8,809           2,105
                                                ------------    ------------    ------------
Other income (expense)                            (1,461,856)       (803,940)       (580,832)

Income (loss) before benefit for income taxes     (8,755,961)       (749,256)         38,346
Income tax (expense) benefit                      (1,752,182)        665,530         427,733
                                                ============    ============    ============
Net income (loss)                               $(10,508,143)   $    (83,726)   $    466,079
                                                ============    ============    ============

Basic earnings (loss) per share                 $      (1.61)   $       (.02)   $        .11
                                                ============    ============    ============

Basic weighted average common shares
   Outstanding                                     6,545,016       5,005,081       4,294,137
                                                ============    ============    ============

              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.

                          UCI MEDICAL AFFILIATES, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                       COMMON STOCK
                              -------------------------------    PAID-IN       ACCUMULATED
                                  SHARES        PAR VALUE        CAPITAL         DEFICIT           TOTAL
                               ------------    ------------    ------------    ------------    ------------

                               ------------    ------------    ------------    ------------    ------------
Balance, September 30, 1995       3,508,164    $    175,408    $  9,694,256    $ (6,616,639)   $  3,253,025
                               ------------    ------------    ------------    ------------    ------------
   Net income (loss)                   --              --              --           466,079         466,079
   Exercise of Stock Options          2,300             115             460            --               575
   Issuance of common stock       1,297,350          64,868       4,077,677            --         4,142,545
   Other                                 (7)             (1)        (40,000)           --           (40,001)
                               ------------    ------------    ------------    ------------    ------------
Balance, September 30, 1996       4,807,807         240,390      13,732,393      (6,150,560)      7,822,223
                               ------------    ------------    ------------    ------------    ------------
   Net income (loss)                   --              --              --           (83,726)        (83,726)
   Issuance of common stock         937,162          46,858       1,703,142            --         1,750,000
   Other                                 (4)           --              --              --              --
Balance, September 30, 1997       5,744,965         287,248      15,435,535      (6,234,286)      9,488,497
                               ------------    ------------    ------------    ------------    ------------
   Net income (loss)                   --              --              --       (10,508,143)    (10,508,143)
   Issuance of common stock       1,554,280          77,714       1,928,728            --         2,006,442
                               ------------    ------------    ------------    ------------    ------------
Balance, September 30, 1998       7,299,245    $    364,962    $ 17,364,263    $(16,742,429)   $    986,796
                               ============    ============    ============    ============    ============


              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.

                          UCI MEDICAL AFFILIATES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                FOR THE YEARS ENDED SEPTEMBER 30,
                                                           --------------------------------------------
                                                              1998              1997            1996
                                                           ------------    ------------    ------------
OPERATING ACTIVITIES:
Net income (loss)                                          $(10,508,143)   $    (83,726)   $    466,079
Adjustments to reconcile net income (loss) to net
   cash provided by  (used in) operating activities:
      (Gain) loss on disposal of equipment                       (1,936)         (8,809)         (2,105)
      Provision for losses on accounts receivable             2,978,024       1,106,252         627,508
      Depreciation and amortization                           1,966,571       1,250,349         961,115
      Deferred taxes                                          1,752,182        (700,000)       (440,000)
      Realignment and other expenses                          3,724,215               0               0
Changes in operating assets and liabilities:
   (Increase) decrease in accounts receivable                (4,337,212)     (2,679,489)     (2,447,650)
   (Increase) decrease in inventory                             (40,466)        (83,521)       (142,549)
   (Increase) decrease in prepaid expenses and other
      current assets                                           (256,092)       (137,833)       (159,324)
   Increase (decrease) in accounts payable and accrued
      expenses                                                3,227,749         876,253         (59,707)
                                                           ------------    ------------    ------------

Cash provided by (used in) operating activities              (1,495,108)       (460,524)     (1,196,633)
                                                           ------------    ------------    ------------

INVESTING ACTIVITIES:
Purchases of property and equipment                            (334,121)       (531,941)       (438,491)
Disposals of property and equipment                               3,500
Acquisitions of goodwill                                     (1,090,978)       (286,896)       (239,832)
(Increase) decrease in other assets                              22,701          11,042         (14,654)
                                                           ------------    ------------    ------------

Cash provided by (used in) investing activities              (1,398,898)       (807,795)       (692,977)
                                                           ------------    ------------    ------------

FINANCING ACTIVITIES:
Proceeds from issuance of common stock,
   net of redemptions                                         1,102,072         600,000       2,089,990
Net borrowings (payments) under line-of-credit agreement        539,899       2,030,844         400,000
Proceeds from issuance of common stock under
   stock option plan                                                  0               0             575
Proceeds from increase in long-term debt                      2,091,232         280,000         600,095
Book overdraft (included in accounts payable)                 1,122,243         218,837               0
Payments on long-term debt                                   (1,859,030)     (1,865,533)     (1,039,879)
                                                           ------------    ------------    ------------

Cash provided by financing activities                         2,996,416       1,264,148       2,050,781
                                                           ------------    ------------    ------------

Increase (decrease) in cash and cash equivalents                102,410          (4,171)        161,171
Cash and cash equivalents at beginning of year                  233,513         237,684          76,513
                                                           ------------    ------------    ------------

Cash and cash equivalents at end of year                   $    335,923    $    233,513    $    237,684
                                                           ============    ============    ============

              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.

                          UCI MEDICAL AFFILIATES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1998


1.       SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of UCI Medical Affiliates, Inc. ("UCI"), UCI Medical Affiliates of South Carolina, Inc. ("UCI-SC"), UCI Medical Affiliates of Georgia, Inc. ("UCI-GA"), Doctor's Care, P.A., Doctor's Care of Georgia, P.C., and Doctor's Care of Tennessee, P.C. (the three together as the "P.A."). Because of the corporate practice of medicine laws in the states in which the Company operates, the Company does not own medical practices but instead enters into an exclusive long-term management services agreements with the P.A. which operate the medical practices. Consolidation of the financial statements is required under Emerging Issues Task Force (EITF) 97-2 as a consequence of the nominee shareholder arrangement that exists with respect to each of the P.A.'s. In each case, the nominee (and sole) shareholder of the P.A. has entered into an agreement with UCI-SC or UCI-GA, as applicable, which satisfies the requirements set forth in footnote 1 of EITF 97-2. Under the agreement, UCI-SC or UCI-GA, as applicable, in its sole discretion, can effect a change in the nominee shareholder at any time for a payment of $100 from the new nominee shareholder to the old nominee shareholder, with no limits placed on the identity of any new nominee shareholder and no adverse impact resulting to any of UCI-SC, UCI-GA or the PA resulting from such change.

In addition to the nominee shareholder arrangements described above, each of UCI-SC and UCI-GA have entered into Administrative Service Agreements with the P.A.'s. As a consequence of the nominee shareholder arrangements and the Administrative Service Agreements, the Company has a long-term financial interest in the affiliated practices of the P.A.'s through the Administrative Services Agreement, the Company has exclusive authority over decision making relating to all major on-going operations. The Company establishes annual operating and capital budgets for the PA and compensation guidelines for the licensed medical professionals. The Administrative Services Agreements have an initial term of forty years. According to EITF 97-2 the application of FASB Statement No. 94 (Consolidation of All Majority-Owned Subsidiaries), and APB No. 16 (Business Combinations), the Company must consolidate the results of the affiliated practices with those of the Company. All significant intercompany accounts and transactions are eliminated in consolidation, including management fees.

The method of computing the management fees are based on billings of the affiliated practices less the amounts necessary to pay professional compensation and other professional expenses. In all cases, these fees are meant to compensate the Company for expenses incurred in providing covered services plus a profit. These interest are unilaterally salable and transferable by the Company and fluctuate based upon the actual performance of the operations of the professional corporation.

The P.A. enters into employment agreements with physicians for terms ranging from one to ten years. All employment agreements have clauses that allow for early termination of the agreement if certain events occur such as the loss of a medical license. Over 65% of the physicians employed by the P.A. are paid on an hourly basis for time scheduled and worked at the medical centers while other physicians are salaried. A few of the physicians have incentive compensation arrangements which are contractually based upon factors such as productivity, collections and quality.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates and assumptions. Significant estimates are discussed in these footnotes, as applicable.

The Company operates as one segment.

Medical Supplies and Drug Inventory

The inventory of medical supplies and drugs is carried at the lower of average cost or market.

Property and Equipment

Depreciation is provided principally by the straight-line method over the estimated useful lives of the assets, ranging from three to thirty years.

Maintenance, repairs and minor renewals are charged to expense. Major renewals or betterments, which prolong the life of the assets, are capitalized.

Upon disposal of depreciable property, the asset accounts are reduced by the related cost and accumulated depreciation. The resulting gains and losses are reflected in the consolidated statements of operations.

Intangible Assets

Prior to September 30, 1994, the excess of cost over fair value of assets acquired (goodwill) was amortized on the straight-line method over periods from 15 to 30 years. Since October 1, 1994, goodwill arising from acquisitions has been amortized on the straight line method over 15 years. During fiscal year 1998, the Company changed prospectively the estimated life recorded on all goodwill acquired prior to September 30, 1994 to a maximum life of 15 years.

Long-Lived Assets

The Company periodically evaluates whether later events and circumstances have occurred that indicate that the remaining balance of long-lived assets including goodwill and property and equipment may not be recoverable or that the remaining useful life may warrant revision. The Company's evaluation is performed at a center level. When external factors indicate that a long-lived asset should be evaluated for possible impairment, the Company uses an estimate of the related center's undiscounted cash flows to determine if an impairment exists. If an impairment exists, it is measured based on the difference between the carrying amount and fair value, for which discounted cash flows are used. Examples of external factors that are considered in evaluation possible impairment include significant changes in the third party payor reimbursement rates and unusual turnover or licensure difficulties of clinical staff at a center.

Revenue Recognition

Revenue is recognized at estimated net amounts to be received from employers, third party payors, and others at the time the related services are rendered. Capitation payments from payors are paid monthly and are recognized as revenue during the period in which enrollees are entitled to receive services. The Company recognizes capitation revenue from HMOs that contract with the Company for the delivery of health care services on a monthly basis. This capitation revenue is at the contractually agreed-upon per-member, per-month rates. Capitation revenue was approximately $2,700,000, $3,100,000, and $2,400,000 for the fiscal years ended September 30, 1998, 1997 and 1996, respectively. The Company records contractual adjustments at the time bills are generated for services rendered. Third parties are billed at the discounted amounts. As such, estimates of outstanding contractual adjustments or any type of third party settlements of contractual adjustments are not necessary.

Earnings Per Share

The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the period. Fully diluted earnings per share have not been presented because of their antidilutive affect for fiscal years 1998 and 1997 and the difference for fiscal year 1996 is not significant.

Income Taxes

Deferred tax assets and liabilities are recorded based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which are anticipated to be in effect when these differences reverse. The deferred tax (benefit) provision is the result of the net change in the deferred tax assets to amounts expected to be realized. Valuation allowances are provided against deferred tax assets when the Company determines it is more likely than not that the deferred tax asset will not be realized.

Cash and Cash Equivalents

The Company considers all short-term deposits with a maturity of three months or less at acquisition date to be cash equivalents.

Fair Value of Financial Instruments

The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The fair value estimates presented herein are based on pertinent information available to management as of September 30, 1998 and 1997. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and current estimates of fair value may differ significantly from the amounts presented herein. The fair values of the Company's financial instruments are estimated based on current market rates and instruments with the same risk and maturities. The fair values of cash and cash equivalents, accounts receivable, accounts payable, notes payable and payables to related parties approximate the carrying values of these financial instruments.

Reclassifications

Certain 1997 amounts have been reclassified to conform with the 1998 presentation. The Company has reclassified certain 1997 cash balances of $218,837 from accounts payable and accordingly revised the financing activity cash flow in fiscal year 1997.

2.       GOING CONCERN MATTERS

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, the Company incurred a net loss of approximately $10,500,000 in fiscal year 1998, has a working capital deficiency and an accumulated deficit, and has classified its primary debt as current at September 30, 1998, due to the violation of a net worth debt covenant. Ultimately, the Company's viability as a going concern is dependent upon its ability to generate positive cash flows from operations and obtain satisfactory long-term financing. In the year ended September 30, 1998, the Company experienced negative cash flows from operations of $1,495,108.

Revenues increased approximately 35% in fiscal year 1998 over the previous fiscal years, growth that resulted in operational cash demands that have significantly impaired the Company's ability to meet its obligations on a current basis.

The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company plans include the following, although it is not possible to predict the ultimate outcome of the Company's efforts.

o During the fourth quarter of fiscal year 1998, management implemented a decisive cost reduction plan that included staff reductions and the closure or divestiture of several unprofitable Centers. Management believes that these changes will be enough to make the Company both profitable and cash flow positive for fiscal year 1999.

o The Company is in negotiations with its primary lender to revise the one debt covenant relating to net worth which would allow the reclassification of this debt back to long-term. The revolving debt facility is still being used on a daily basis to fund operating cash requirements.

The Company may consider additional capital or financing sources, if needed.

3.       PROPERTY AND EQUIPMENT

Property and equipment consists of the following at September 30:


                                       SEPTEMBER 30, 1998                         SEPTEMBER 30, 1997
                               ------------------------------------    -----------------------------------------

                                                       ACCUM                                       ACCUM
                                     COST           DEPRECIATION               COST             DEPRECIATION
                               ----------------    ---------------     -------------------     ----------------
Building                             $  437,583         $   49,672              $  437,583           $   34,661
Land                                     66,000                  0                  66,000                    0
Leasehold Improvements                1,055,715            510,945                 827,218              329,996
Furniture & Fixtures                  1,309,483            520,683                 885,421              333,817
EDP - Companion                       1,464,985            623,376                 841,356              429,886
EDP - Other                             733,539            366,338                 592,499              270,898
Medical Equipment                     3,495,054          1,345,783               2,555,564            1,016,950
Other Equipment                         640,459            326,619                 453,943              266,642
Autos                                    35,099             19,449                  67,337               41,372
                               ------------------------------------    -----------------------------------------

Totals                              $ 9,237,916        $ 3,762,865             $ 6,726,921          $ 2,724,222
                               ================= ==================    ==================== ====================

At September 30, 1998 and 1997 capitalized leased equipment included above amounted to approximately $3,776,000 and $3,063,000, net of accumulated amortization of $1,470,000 and $969,000, respectively. Depreciation and amortization expense equaled $1,092,579, $796,179, and $619,817 for the years ended September 30, 1998, 1997 and 1996, respectively.

4.       BUSINESS COMBINATIONS

During the fiscal year ended September 30, 1998, the Company acquired the net assets of 12 medical practices, and in most cases, entered into employment agreements with the physician owners of those practices. The Company values stock issued in business combinations based on the market price of the securities over a two to three day period before and after the companies have reached agreement on the purchase price and the transaction is announced. The acquisitions were accounted for under the purchase method, and the financial activity since the date of acquisition of these acquired practices has been included in the accompanying consolidated financial statements. The combined pro forma results listed below reflect purchase price accounting adjustments assuming the acquisitions occurred at the beginning of each fiscal year presented. Individual pro forma disclosures are not provided here as the information is deemed to be insignificant for separate presentation.

Refer to Note 14 for details regarding business combinations in fiscal year
1997.


                                                         UNAUDITED
                                           ----------------------------------
                                               1998                 1997
                                           -------------        ------------
                                                                $ 35,571,950
Revenue                                    $  41,216,534
                                                                $ (2,854,912)
Net income (loss)                          $(12,177,005)

Basic earnings (loss) per share            $      (1.86)        $      (0.53)

The Company acquired substantially all the assets of MainStreet Healthcare Corporation ("MHC") effective for accounting purposes as of May 1, 1998 (the "Acquisition"). The closing of the Acquisition was completed on May 13, 1998. This Acquisition is part of the above unaudited pro forma presentation. As partial consideration for the Acquisition, the Company delivered to MHC at the closing of the Acquisition a Conditional Delivery Agreement (the "Conditional Delivery Agreement") by and between the Company and MHC which requires the Company to issue to MHC 2,901,396 shares of the common stock of the Company upon the approval to increase the number of authorized shares of the Company by the shareholders. The Conditional Delivery Agreement states that in the event the shareholders of the Company fail to approve the authorization to increase the authorized shares due to the MHC Acquisition, the Acquisition shall be unwound, and the assets shall be returned to MHC. However, the Company shareholders of an aggregate of 54% of the issued and outstanding shares of the Company's common stock have executed and delivered separate agreements with MHC to vote their shares at a shareholders meeting in favor of an increase in the number of authorized common shares of the Company for the purpose of satisfying Company obligations related to the issuance of shares under the Conditional Delivery Agreement. Shareholder approval of the MHC purchase is not required under the rules and regulations to which the Company is subject. Upon the vote of such shareholders as indicated, the proposals relating to the Acquisition are assured to be approved, regardless of the votes that may be cast by any other holders of common stock entitled to vote. The Company has set a meeting of shareholders for February 24, 1999, and the record date for shareholders is December 31, 1998. The Acquisition has already been approved by the shareholders of MHC. The Company is, therefore, of the opinion that it is a remote possibility that the Acquisition will be required to be unwound as contemplated in the Conditional Delivery Agreement.

The Company treated the Acquisition as a purchase for accounting purposes per APB 16. Total consideration amounted to $5,255,347, consisting of 2,901,396 shares of common stock of the Company valued at $1.62 per share, a cash payment of $450,010, note payable of $800,000 bearing interest per annum at 10.5%, due October 1, 1998 and acquisition related expense of approximately $894,000. The excess purchase price over the fair value of assets of $5,492,404 is amortized using the straight-line method over 10 years. The Company has reflected the obligation to issue the common shares under the Conditional Delivery Agreement as a long term liability described as common stock to be issued.

The Company also purchased the assets of other physician practices during the year ended September 30, 1998. The total purchase price of the acquisitions was $1,118,760 including acquisition related costs. The purchase price consisted of cash of $17,468, notes payable to the physicians of $159,536 and the issuance of common stock of $829,370. The excess purchase price over the fair value of assets acquired of the practices is amortized over a 15-year period.

The purchase price for all asset purchases has been allocated to the assets purchased, and liabilities assumed based upon the fair values on the dates of acquisitions.

5.       INCOME TAXES

The components of the (benefit) provision for income taxes for the years ended September 30 are as follows:


                                                        1998           1997
                                                    -----------    -----------
               Current:
                  Federal                           $         0    $    31,675
                  State                                       0          2,795
                                                    -----------    -----------
                                                              0         34,470

               Deferred:
                  Federal                             1,610,113       (643,243)
                  State                                 142,069        (56,757)
                                                    -----------    -----------
                                                      1,752,182       (700,000)
                                                    -----------    -----------
               Total income tax expense (benefit)   $ 1,752,182    $  (665,530)
                                                    ===========    ===========

Deferred taxes result from temporary differences in the recognition of certain items of income and expense, and the changes in the valuation allowance attributable to deferred tax assets.

At September 30, 1998, 1997 and 1996 the Company's deferred tax assets (liabilities) and the related valuation allowances are as follows:


                                   1998          1997          1996
                               -----------   -----------    -----------
Accounts receivable            $ 1,302,267   $   325,034    $   378,087
Other                               52,604        58,420         81,360
Operating loss carryforwards     4,069,762     2,993,578      2,754,874
Fixed assets                       923,200      (279,548)      (210,762)
Accounts payable                   295,068             0              0
                               -----------   -----------    -----------

                               $ 6,642,901   $ 3,097,483    $ 3,003,559
                               ===========   ===========    ===========

Valuation allowance            $ 6,642,901   $ 1,345,301    $ 1,951,377
                               ===========   ===========    ===========

The principal reasons for the differences between the consolidated income tax (benefit) expense and the amount computed by applying the statutory federal income tax rate of 34% to pre-tax income were as follows for the years ended September 30:


                                                 1998                  1997                1996
                                           ------------------    -----------------    ----------------

Tax at federal statutory rate                  $ (2,977,027)           $(254,747)            $ 13,038
Effect on rate of:
  Amortization of goodwill                           893,281               67,528              48,704
  Non deductible expenses                             33,502               12,068              32,091
  Life insurance premiums                                887                  815               5,392
  State income taxes & other                       (262,679)              114,882              27,378
  Acquisitions of medical practices              (1,233,382)                    0                   0
  Change in valuation allowance                    5,297,600            (606,076)           (566,603)
                                           ------------------    -----------------    ----------------

                                                 $ 1,752,182           $(665,530)         $ (440,000)
                                           ==================    =================    ================

At September 30, 1998, the Company has net tax operating loss (NOL) carryforwards expiring in the following years ending September 30,

              2000                  $ 910,935
              2001                  1,783,595
              2002                  1,802,220
              2003                    458,112
              2005                    470,006
              2006                     76,306
              2010                  1,944,371
              2012                    645,206
              2013                  2,908,607
                              ----------------
                                  $10,999,358
                              ================


During the year ended September 30, 1996, the Company experienced an ownership change which limits the amount of net operating losses the Company may use on an annual basis for income tax purposes. The Company may use $893,507 of net operating losses on an annual basis.

The Company has $7,800 and $8,450 of investment tax credit carryforwards which expire in 1999 and 2000, respectively.

In determining that it was more likely than not that the recorded deferred tax asset would be realized, management of the Company considered the following:

o    Recent historical operations results.

o The budgets and forecasts that management and the Board of Directors had adopted for the next five fiscal years including plans for expansion.

o    The ability to utilize NOL's prior to their expiration.

o The potential limitation of NOL utilization in the event of a change in ownership.

o The generation of future taxable income in excess of income reported on the consolidated financial statements.

A valuation allowance of $1.3 million and $1.9 million at September 30, 1997 and 1996, respectively, remained necessary in the judgement of management because the factors noted above (i.e. forecasts) did not support the utilization of a larger number. The deterioration of the operating margin, discussed above, was considered in the decision to increase the valuation allowance to the full $3,053,000 at September 30, 1998, leaving no asset recorded.

6.       LONG-TERM DEBT

Long-term debt consists of the following at September 30:




                                                                                   1998                 1997
                                                                             -----------------    -----------------
Revolving line of credit with a financial institution in the maximum amount of
$7,000,000 dated March 24, 1998, bearing interest at a rate of prime plus 2.5%
(prime rate is 8.25% as of September 30, 1998), collateralized by accounts receivable and other assets, renewable annually
after first term of two years. Availability is limited by accounts
receivable type and age as defined in the agreement.                           $  3,445,743                    $0

Convertible subordinated debenture with a national physician practice management company, in the amount of $1,500,000, dated October 6, 1997, interest only payable annually at the rate of 6.5%, maturing October 5,
2002.                                                                             1,500,000                     0

Note payable in the amount of $1,600,000 with monthly installments of $8,889 plus interest at prime plus 6% (prime rate is 8.25 % as of
September 30, 1998), through February 1, 2009 collateralized by certain
accounts receivable and leasehold interests and the guarantee of the P.A.         1,102,222             1,208,889

Note payable to MainStreet Healthcare Corporation in the amount of $800,000 dated July 31, 1998, payable in monthly installments of interest
only at a rate of 10.5% maturing January 31, 1999.                                  800,000                     0

Note payable to a financial institution in the amount of $500,000, dated March
17, 1998, payable in monthly installments of interest only at a rate of prime plus 1% (prime rate is 8.25% as of September 30, 1998) maturing on January 15,
1999, collateralized by common stock and life insurance
policy of president of the Company.                                                 500,000                     0

Note payable to Companion Property & Casualty Insurance Company (a shareholder)
in the amount of $400,000, with monthly installments of
$4,546 (including 11% interest) from April 1, 1995 to March 1, 2010,
collateralized by certain accounts receivable                                       353,888               368,624

Note payable to a financial institution in the amount of $280,000, dated
March 11, 1997, with monthly installments (including interest at a variable rate of prime plus 1%) (prime rate is 8.25% as of September 30,
1998) of $3,100 from April 1997 to February 2002, with a final payment of all remaining principal and accrued interest due in March 2002,
collateralized by a mortgage on one of the Company's medical facilities.            263,525               274,715

Note payable to a financial institution in the amount of $194,782, payable in monthly installments of interest only at a rate of 9.25%, maturing on
January 1, 2005, personally guaranteed by three physician employees of the
P.A.                                                                                 263,915              194,782


                                       40


                                                                                   1998                 1997
                                                                             -----------------    -----------------

Note payable in the amount of $250,000 with monthly installments of $1,389 plus interest at prime plus 2% (prime rate is 8.25% as of September 30,
1998), through February 1, 2009 collateralized by a condominium.                    172,222               188,889

Note payable in the amount of $43,500 dated September 1, 1997, with monthly installments (including 8% interest) of $1,500, payable from
January 1998 to September 2000.                                                      31,966                43,500

Notes payable in monthly installments over three to four years at interest
rates ranging from 3.9% to 10.5%, collateralized by related vehicles.                10,060                18,508

Line of Credit with a financial institution in the amount of $3,000,000 dated
December 9, 1996, bearing interest at a rate of prime plus 1% (prime rate is
8.25% as of September 30, 1998), collateralized by certain
accounts receivable and inventory, and the personal guarantee of an
officer of the Company, renewable annually in December of each year.                      0            $2,905,845

Note payable to a financial institution in the amount of $99,209, payable in monthly installments of interest only at a rate of 9%, maturing on May
1, 2002, personally guaranteed by three physician employees of the P.A.                   0                99,209

Note payable in the amount of $240,000 dated March 1, 1996, with monthly installments of $11,075 (including 10% interest) from April 1, 1996 to March 1,
1998, collateralized by a security agreement executed by UCI-SC
and the P.A.                                                                              0                54,016
                                                                             -----------------    -----------------

     Subtotal                                                                     8,443,541             5,356,977

Note payable to a physician employee of the P.A. in the amount of $294,000 with monthly installments (including 8.5% interest) of $6,032 from August
1997 to August 2002.                                                                236,090               286,073

Note payable to a physician employee of the P.A. in the amount of $294,000 with monthly installments (including 8.5% interest) of $6,032 from August
1997 to August 2002.                                                                236,090               286,073

Note payable to a physician employee of the P.A. in the amount of $110,000 with monthly installments (including 6% interest) of $3,346 from April
1998 to March 2001.                                                                  89,741                     0

Note payable to a physician employee of the P.A. in the amount of $90,536 with monthly installments (including 6.5% interest) of $2,468 from
December 1997 to April 2001.                                                         68,179                     0

Note payable to a physician employee of the P.A. in the amount of $69,000 with monthly installments of $1,500 plus interest at 6.5% from December
1997 to September 2001.                                                              52,500                     0




                                       41

                                                                                   1998                 1997
                                                                             -----------------    -----------------

Note payable to a physician employee of the P.A. in the amount of $12,000 with monthly installments (including 8.5% interest) of $246 from August
1997 to August 2002.                                                                  9,635                11,676

Note payable to a physician employee of the P.A. in the amount of $43,000, with monthly principal payments of $4,000 from October 1997 to January 1998 and
$3,000 from February 1998 to October 1998, plus interest at 8%.                           0                39,000

Note payable to a physician employee of the P.A. in the amount of $80,000 with monthly installments (including 8.25% interest) of $3,174 from
October 1996 to October 1998.                                                             0                36,438
                                                                             -----------------    -----------------
     Subtotal - payable to employees                                                692,235               659,260

Capitalized lease obligations                                                     2,852,512             1,920,725

Other                                                                                     0                 1,832
                                                                             -----------------    -----------------
                                                                                 11,988,288             7,938,794

Less, current portion                                                            -5,540,552              -840,879

Less, current portion payable to employees                                         -190,452              -177,445
                                                                             -----------------    -----------------
                                                                             $    6,257,284            $6,920,470
                                                                             =================    =================


Aggregate maturities of notes payable and capital leases in each of the five years 1999 through 2003 are as follows:

                                          NOTES        CAPITAL
Year ending September 30:                PAYABLE       LEASES         TOTAL
                                       -----------   -----------   -----------

      1999                             $ 1,663,198   $   618,629   $ 2,281,827
      2000                               3,821,335       818,137     4,639,472
      2001                                 336,570       620,483       957,053
      2002                                 493,849       449,327       943,176
      2003                               1,648,811       342,608     1,991,419
Thereafter                               1,172,014         3,328     1,175,342
                                       -----------   -----------   -----------
                                       $ 9,135,777   $ 2,852,512   $11,988,289
                                       ===========   ===========   ===========

As of September 30, 1998, the Company had borrowed approximately the maximum allowable amount under its operating line of credit and was in violation of one of its debt covenants. The covenant requires that the net worth of the Company did not drop below $7,650,000. The Company has requested a written waiver from its lender or a modification to the covenant and has reclassified this liability of $3,445,743 to current pending resolution.

7.       EMPLOYEE BENEFIT PLANS

The Company has an employee savings plan ( the "Savings Plan") that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. Effective in June 1995, the Company discontinued its matching contribution. In

February 1996, the Company reinstated its matching contribution. Effective January 1, 1997, the Company increased its matching contribution from 50% to 75% of each employee's contribution up to a maximum of 3.75% of the employee's earnings. The Company's matching contributions were $182,681, $172,792, and $97,610 in fiscal years 1998, 1997, and 1996, respectively.

During June 1997, the Company's Board of Directors approved the UCI/Doctor's Care Deferred Compensation Plan (the "Plan") for key employees of the Company with an effective date of June 1998. To be eligible for the Plan, key employees must have completed three years of full-time employment and hold a management or physician position that is required to obtain specific operational goals that benefit the corporation as a whole. Under the Plan, key employees may defer a portion of their after tax earnings with the Company matching two times the employee's contribution percentage. During fiscal year 1998, the Company's matching contribution was $34,189.

The incentive stock option plan adopted in 1984 (the "1984 Plan") expired under its terms in December 1993.

Pursuant to the Company's incentive stock option plan adopted in 1994, (the "1994 Plan"), "incentive stock options", within the meaning of Section 422 of the Internal Revenue Code, may be granted to employees of the Company. The 1994 Plan provides for the granting of options for the purchase of 750,000 shares at 100% of the fair market value of the stock at the date of grant (or for 10% or higher shareholders, at 110% of the fair market value of the stock at the date of grant). Options granted under the 1994 Plan vest at a rate of 33% in each of the three years following the grant. Vested options become exercisable one year after the date of grant and can be exercised within ten years of the date of grant, subject to earlier termination upon cessation of employment.

During the fiscal year ended September 30, 1996, the Company adopted a Non-Employee Director Stock Option Plan (the "1996 Non-Employee Plan"). The 1996 Non-Employee Plan provides for the granting of options to two non-employee directors for the purchase of 10,000 shares of the Company's common stock at the fair market value as of the date of grant. Under this plan, 5,000 options were issued to Harold H. Adams, Jr. and 5,000 options were issued to Russell J. Froneberger. These options are exercisable during the period commencing on March 20, 1999 and ending on March 20, 2006.

During the fiscal year ended September 30, 1997, the Company adopted a Non-Employee Director Stock Option Plan (the "1997 Non-Employee Plan"). The 1997 Non-Employee Plan provides for the granting of options to four non-employee directors for the purchase of 20,000 shares of the Company's common stock at the fair market value of the date of grant. Under this plan, 5,000 options were issued and are outstanding as of September 30, 1998 to Thomas G. Faulds, Ashby Jordan, M.D., and Charles M. Potok. These options are exercisable during the period commencing on March 28, 2000 and ending on March 28, 2007.

Please refer to Note 7, "Stockholders' Equity" for activity information regarding these four stock option plans.

8.       STOCKHOLDERS' EQUITY

On June 30, 1994, the Company's shareholders approved an amendment to, and a restatement of, the Restated Certificate of Incorporation to provide for a 1 for 5 reverse stock split. The Amended and Restated Certificate of Incorporation increased the number of authorized shares of common stock from 4,000,000 to 10,000,000 (as adjusted for the reverse stock split as discussed above) and increased the par value per share of common stock from one cent ($.01) to five cents ($.05). In addition, the Amended and Restated Certificate of Incorporation authorized the Company to issue up to 10,000,000 shares of $.01 par value preferred stock to be issued in one or more series. The Board of Directors is authorized, without further action by the stockholders, to designate the rights, preferences, limitations and restrictions of and upon shares of each series, including dividend voting, redemption and conversion rights. All references in the financial statements to average number of shares outstanding and related prices, per share amounts, common stock and stock option plan data have been restated to reflect the split. The following table summarizes activity and weighted average fair value of options granted for the three previous fiscal years for the Company's four stock option plans. (Please refer also to Note 6, "Employee Benefit Plans.")

                                                                            1996     1996 NON-    1997        1997 NON-
                                     1984      1984     1994      1994  NON-EMPLOYEE EMPLOYEE  NON-EMPLOYEE   EMPLOYEE
       STOCK OPTIONS                 PLAN      PLAN     PLAN      PLAN      PLAN        PLAN      PLAN          PLAN
-----------------------------     ---------- ------- ---------- -------- ----------- ---------  ----------- -----------
Outstanding at 10/01/95              15,500            242,000
   Granted FY 95/96                       0            140,500               10,000
   Exercised FY 95/96               (2,300)                  0                    0
   Forfeited FY 95/96                 (400)           (23,000)                    0
                                  ----------         ----------          -----------

Outstanding at 09/30/96              12,800            359,500               10,000
                                  ----------         ----------          -----------
   Exercisable at 09/30/96           12,800             73,000                    0
                                  ----------         ----------          -----------

   Weighted average fair
    value of options granted
    during fiscal year 95/96
    for options whose
     exercise price:
(1)  equals fair value                          N/A              3.5395                3.5000                       N/A
(2)  exceeds fair value                         N/A              4.0000                   N/A                       N/A


   Granted FY 96/97                       0            445,500                    0                   20,000
   Exercised FY 96/97                     0                  0                    0                        0
   Forfeited FY 96/97                     0           (55,000)                    0                        0
                                  ----------         ----------          -----------              -----------
Outstanding at 09/30/97              12,800            750,000               10,000                   20,000
                                  ----------         ----------          -----------              -----------

   Exercisable at 09/30/97           12,800            164,500                    0                        0

   Weighted average fair value of
    options granted during fiscal
    year 96/97 for options whose
    exercise price:
    (1)  equals fair value                      N/A              2.1608                   N/A                    2.5000
    (2)  exceeds fair value                     N/A              2.6250                   N/A                       N/A



   Granted FY 97/98                       0                  0                    0                       0
   Exercised FY 97/98                     0                  0                    0                       0
   Forfeited FY 97/98                  (500)           (13,000)                   0                  (5,000)
                                  ----------         ----------          -----------              -----------
Outstanding at 09/30/98              12,300            737,000               10,000                  15,000
                                  ----------         ----------          -----------              -----------

   Exercisable at 09/30/98           12,300                  0                    0                       0

Weighted average fair value of
 options granted during fiscal
 year 97/98 for options whose
 exercise rice:

   (1)  equals fair value                       N/A                 N/A                   N/A                       N/A
   (2)  exceeds fair value                      N/A                 N/A                   N/A                       N/A

The following table summarizes the weighted average exercise price of stock options exercisable at the end of each of the three previous fiscal years:

                                                                                 1996                  1997
          WEIGHTED AVERAGE                   1984             1994            NON-EMPLOYEE         NON-EMPLOYEE
           EXERCISE PRICE                    PLAN             PLAN               PLAN                  PLAN
-------------------------------------    -------------    -------------    ------------------    ------------------
Outstanding at 10/01/95                           .25           2.9941

   Granted FY 95/96                                 0           3.7055                  3.50
   Exercised FY 95/96                             .25                0                     0
   Forfeited FY 95/96                             .25           2.8750                     0
                                         -------------    -------------    ------------------    ------------------

Outstanding at 09/30/96                           .25           3.2797                  3.50
                                         -------------    -------------    ------------------    ------------------

   Exercisable at 09/30/96                        .25           3.0066                     0
                                         -------------    -------------    ------------------    ------------------

   Granted FY 96/97                                 0           2.1934                     0                  2.50
   Exercised FY 96/97                               0                0                     0                     0
   Forfeited FY 96/97                               0           3.3409                     0                     0
                                         -------------    -------------    ------------------    ------------------

Outstanding at 09/30/97                           .25           2.6320                  3.50                  2.50
                                         -------------    -------------    ------------------    ------------------



   Exercisable at 09/30/97                        .25           3.1591                     0                     0
                                         -------------    -------------    ------------------    ------------------

    Granted FY 97/98                                0                0                     0                     0
    Exercised FY 97/98                              0                0                     0                     0
    Forfeited FY 97/98                           0.25           3.2596                     0                  2.50
                                         -------------    -------------    ------------------    ------------------
Outstanding at 09/30/98                          0.25           0.2609                  3.50                  2.50
                                         -------------    -------------    ------------------    ------------------

    Exercisable at 09/30/98                      0.25                0                     0                     0
                                         -------------    -------------    ------------------    ------------------


The following table summarizes options outstanding and exercisable by price range as of September 30, 1998:



                                        OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
                         ---------------------------------------------------    ------------------------------
                                               WEIGHTED-
                                                AVERAGE          WEIGHTED                          WEIGHTED
                                               REMAINING          AVERAGE                           AVERAGE
                                              CONTRACTUAL        EXERCISE                          EXERCISE
  RANGE OF PRICE          OUTSTANDING             LIFE             PRICE         EXERCISABLE         PRICE
--------------------     ---------------     ---------------    ------------    --------------    ------------
$0.00 to $ .99                   12,300         4.25 years              .25            12,300             .25
$1.00 to $1.99                  210,825         8.67                 1.9375                 0             N/A
$2.00 to $2.99                  378,675         6.02                  2.580                 0             N/A
$3.00 to $3.99                  129,500         5.70                  3.356                 0             N/A
$4.00 to $4.99                   43,000         3.68                  4.279                 0             N/A
                         ---------------                                        --------------

                                774,300                                                12,300
                         ===============                                        ==============

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation costs for the Company's stock option plans been determined based on the fair value at the grant date for awards in fiscal 1998, 1997 and 1996 consistent with the provisions of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model.

                                                       FISCAL YEAR ENDED SEPTEMBER 30
                                                ------------------------------------------

                                                     1998           1997            1996
                                                ------------    -----------     ----------
Net income (loss)  - as reported                (10,508,143)       (83,726)       466,079
Net income (loss) - pro forma                   (10,687,809)      (171,232)       455,188
Basic earnings (loss) per share - as reported         (1.61)          (.02)           .11
Basic earnings (loss) per share - pro forma           (1.63)          (.03)           .11
Weighted average number of shares                 6,545,016      5,005,081      4,294,137


The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:


Expected Dividend Yield                             0
Expected Stock Price Volatility                 35.77%
Risk-free Interest Rate                 5.45% to 6.75%
Expected Life of Options                 1 to 6 years


During the year ended September 30, 1997, warrants for the purchase of shares of the Company's common stock were issued, ranging in exercise price from $1.9375 to $5.00. Fifty-five thousand (55,000) warrants were issued in connection with services to be rendered by an investor relations advisor to the Company. Two hundred fifty thousand (250,000) warrants were issued during the year ended September 30, 1997 and cancelled during the year ended September 30, 1998, in connection with consulting and financial analysis services to be rendered (i.e., financial analyst report, etc.). During the year ended September 30, 1998, the Company granted to FPA

Medical Management, Inc. warrants to purchase up to thirty-five thousand (35,000) warrant shares as part of a $1,500,000 convertible subordinated debenture. The Stock Purchase Warrant allows for 65,000 shares in total. The following is a schedule of warrants issued and outstanding during the years ended September 30, 1998 and 1997:


                                       NUMBER OF          EXERCISE              DATE            EXPIRATION
                                       WARRANTS            PRICE            EXERCISABLE            DATE
                                     --------------    ---------------     ---------------     --------------
Outstanding at 09/30/96                          0
Activity during FY 96/97:
     Issued at $1.9375                      30,000             1.9375         06/18/97           06/18/02
     Issued at $3.125                      137,500             3.1250         10/09/96           09/16/99
     Issued at $5.00                       137,500             5.0000         10/09/96           09/16/99
     Exercised                                   0
     Expired                                     0
                                     --------------
Outstanding at 09/30/97                    305,000
Activity during FY 97/98:
     Issued at $2.5625                      25,000             2.5625         10/06/97           09/30/00
     Issued at $2.5625                      10,000             2.5625         04/06/98           04/05/01
     Cancelled at $3.125                  -125,000             3.1250
     Cancelled at $5.00                   -125,000             5.0000
     Exercised                                   0
     Expired                                     0
                                     --------------
Outstanding at 09/30/98                     90,000
                                     ==============

In addition, the Company has issued a conditional agreement to issue warrants to purchase 150,000 shares of common stock at an exercise price of $1.00 per share to a financial advisor involved in the issuing of 1,200,000 shares of common stock at $1.00 per share during the year ended September 30, 1998. The warrants are expected to be issued upon shareholder approval to increase the authorized shares.

In accordance with SFAS No. 123, no expense has been recognized in relation to these warrants.

9.       LEASE COMMITMENTS

UCI-SC leases office and medical center space under various operating lease agreements. Certain operating leases provide for escalation payments, exclusive of renewal options.

Future minimum lease payments under noncancellable operating leases with a remaining term in excess of one year as of September 30, 1998, are as follows:


                                                             OPERATING
                                                               LEASES
                                                         -----------------

              Year ending September 30:
                1999                                           $2,485,810
                2000                                            2,311,014
                2001                                            2,034,290
                2002                                            1,704,834
                2003                                            1,405,728
                Thereafter                                      9,804,006
                                                          -----------------
              Total minimum lease payments                    $19,745,682
                                                          =================


Total rental expense under operating leases for fiscal 1998, 1997 and 1996 was approximately $2,499,000, $1,475,000, and $1,188,000, respectively.

10.      RELATED PARTY TRANSACTIONS

Relationship between UCI-SC and UCI-GA and the P.A.s

Pursuant to agreements between UCI-SC, UCI-GA and the P.A.'s, UCI-SC and UCI-GA provide non-medical management services and personnel, facilities, equipment and other assets to the Centers . UCI-SC and UCI-GA guarantee the compensation of the physicians employed by the P.A.'s. The agreements also allow UCI-SC and UCI-GA to negotiate contracts with HMOs and other organizations for the provision of medical services by the P.A.'s physicians. Under the terms of the agreement, the P.A.'s assign all revenue generated from providing medical services to UCI-SC or UCI-GA after paying physician salaries and the cost of narcotic drugs held by the P.A.'s. The South Carolina P.A. is owned by M.F. McFarland, III, M.D. Dr. McFarland is also President, Chief Executive Officer and Chairman of UCI, UCI-SC and UCI-GA. The Georgia and Tennessee P.A.'s are owned by D. Michael Stout, M.D., who is also the Executive Vice President of Medical Affairs for UCI, UCI-SC and UCI-GA.

Relationship between the Company and Blue Cross Blue Shield of South Carolina

Blue Cross Blue Shield of South Carolina (BCBS) owns 100% of Companion HealthCare Corporation ("CHC"), Companion Property & Casualty Insurance Company ("CP&C") and Companion Technologies, Inc. ("ACT"). At September 30,1998, CHC owned 2,006,442 shares of the Company's outstanding common stock and CP&C owned 618,181 shares of the Company's outstanding common stock, which combine to approximately 36% of the Company's outstanding common stock.

Facility Leases

UCI-SC leases six medical center facilities from CHC and one medical center facility from CP&C under operating leases with fifteen year terms expiring in 2008, 2009 and 2010. Each of these leases has a five year renewal option, and a rent guarantee by the South Carolina P.A. One of the leases has a purchase option allowing UCI-SC to purchase the center at fair market value after February 1, 1995. Total lease payments made by UCI-SC under these leases during the Company's fiscal years ended September 30, 1998, 1997, and 1996 were $326,093, $319,730, and $306,178, respectively.

Several of the medical center facilities operated by UCI-SC are leased or were leased from entities owned or controlled by certain principal shareholders and/or members of the Company's management. Total lease payments made by UCI-SC under these leases during the fiscal years ended September 30, 1998, 1997 and 1996 were $62,400, $45,600, and $122,854, respectively.

Ten of the medical center facilities operated by UCI-SC are or were leased from physician employees of the P.A.'s. Total lease payments made by UCI-SC under these leases during the Company's fiscal years ended September 30, 1998, 1997 and 1996 were $444,153, $258,026, and $189,945, respectively.

Other  Transactions with Related Parties

The following is a historical summary of BCBS and its subsidiaries' purchases of the Company's common stock.

       DATE                                   NUMBER           PRICE                 TOTAL
     PURCHASED             ENTITY            OF SHARES       PER SHARE           PURCHASE PRICE
     --------              ------            ---------       ---------           --------------
     12/10/93               CHC               333,333          1.50                 $ 500,000
     06/08/94               CHC               333,333          3.00                $1,000,000
     01/16/95               CHC               470,588          2.13                $1,000,000
     05/24/95               CHC               117,647          2.13                 $ 250,000
     11/03/95               CHC               218,180          2.75                 $ 599,995
     12/15/95               CHC               218,180          2.75                 $ 599,995
     03/01/96               CHC               109,091          2.75                 $ 300,000
     06/04/96              CP&C               218,181          2.75                 $ 599,998
     06/23/97              CP&C               400,000          1.50                 $ 600,000

Including shares purchased by CHC from third parties, at September 30, 1998, BCBS controls 2,624,623 shares, or approximately 36% of the Company's outstanding common stock. The shares acquired by CHC and CP&C from the Company were purchased pursuant to stock purchase agreements and were not registered. CHC and CP&C have the right to require registration of the stock under certain circumstances as described in the agreement. BCBS and its subsidiaries have the option to purchase as many shares as may be necessary for BCBS to maintain ownership of 47% of the outstanding common stock of the Company in the event that the Company issues additional stock to other parties (excluding shares issued to employees or directors of the Company).

In June 1997, CP&C purchased 400,000 shares of the Company's common stock for $600,000. The purchase price was below fair value due to lower issuance costs by the Company.

During the Company's fiscal year ended September 30, 1994, UCI-SC purchased a new billing and accounts receivable system from CT for an aggregate purchase price of $504,000. The Company entered into a capital lease agreement for this system, which includes computer equipment. The Company has the option to purchase the equipment at the end of the lease term for $1. The lease obligation recorded at September 30, 1998 is $267,600, which includes lease addenda.

During the Company's fiscal year ended September 30, 1994, UCI-SC entered into an agreement with CP&C pursuant to which UCI-SC, through the P.A., acts as the primary care provider for injured workers of firms carrying worker's compensation insurance through CP&C. Additionally, during the Company's fiscal year ended September 30, 1995, UCI-SC executed a note payable to CP&C consisting of monthly installments of $4,546 (including 11% interest) from April 1, 1995 to March 1, 2010, collateralized by certain accounts receivable.

UCI-SC, through the P.A., provides services to members of a health maintenance organization ("HMO") operated by CHC who have selected the P.A. as their primary care provider.

During the year ended September 30, 1996, BCBS provided a non-interest bearing advance to the Company in the amount of $600,000. This advance was paid in full in December 1996.

The employees of the Company are offered health, life, and dental insurance coverage at group rates from BCBS and its subsidiaries.

The Company contracted with Adams and Associates for its workers compensation and professional liability insurance coverage through fiscal year 1997. Aggregate premiums paid during the fiscal year ended September 30, 1997 in connection with such policies were approximately $155,000. Adams and Associates contracted with CP&C to be the insurance carrier for the Company's workers compensation insurance coverage. Harold H. Adams, Jr. is the President and owner of Adams and Associates and is also a director of the Company.


11.  EARNINGS PER SHARE

The calculation of basic earnings (loss) per share is based on the weighted average number of shares outstanding (6,545,016 in fiscal 1998, 5,005,081 in fiscal 1997, and 4,294,137 in fiscal 1996).

12.      CONCENTRATION OF CREDIT RISK

In the normal course of providing health care services, the Company may extend credit to patients without requiring collateral. Each individual's ability to pay balances due the Company is assessed and reserves are established to provide for management's estimate of uncollectible balances.

Future revenues of the Company are largely dependent on third-party payors and private insurance companies, especially in instances where the Company accepts assignment.


13.      COMMITMENTS AND CONTINGENCIES

In the ordinary course of conducting its business, the Company becomes involved in litigation, claims, and administrative proceedings. Certain litigation, claims, and proceedings were pending at September 30, 1997, and management intends to vigorously defend the Company in such matters. While the ultimate results cannot be predicted with certainty, management does not expect these matters to have a material adverse effect on the financial position or results of operations of the Company.

14.      SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental Disclosure of Cash Flow Information

The Company made interest payments of $1,463,991, $813,569, and $583,981, in the years ended September 30, 1998, 1997, and 1996, respectively. The Company made income tax payments of $0, $0 and $15,350 in the years ended September 30, 1998, 1997 and 1996, respectively.

Supplemental Non-Cash Financing Activities

Capital lease obligations of $1,138,231, $1,004,837, and $711,569 were incurred in fiscal 1998, 1997, and 1996. Additionally, in February 1995, the Company acquired property which was financed through a note payable in the amount of $400,000.

In December 1995, the Company acquired certain assets of a medical practice in Greenville, South Carolina for $300,000, by paying $30,000 at closing, financing $30,000 with the seller, and issuing 60,000 shares of the common stock of the Company.

In December 1995, the Company acquired a medical practice in Myrtle Beach, South Carolina for $334,400, consisting of 70,400 shares of the common stock of the Company. The Company commenced management of the facility in January 1995, prior to the closing date of the acquisition in December 1995. Financial results of operations of the acquired facility since January 1995 are included in these consolidated financial statements for fiscal years 1995 and 1996.

In March 1996, the Company acquired certain assets of a medical practice in Columbia, South Carolina for $125,000, by assuming $25,000 in the seller's accounts payable, and issuing 24,243 shares of the common stock of the Company.

In March 1996, the Company acquired certain assets of a medical practice in Murrells Inlet, South Carolina for $600,000, by paying $60,000 at closing, financing $240,000 with the seller, and issuing 72,728 shares of the common stock of the Company.

In April 1996, the Company acquired certain assets of a medical practice in Greenville, South Carolina for $513,931, by paying $6,315 at closing, financing $69,462 with the seller, and issuing 125,187 shares of the common stock of the Company.

In June 1996, the Company acquired certain assets of a medical practice in Lugoff, South Carolina for $675,000, by paying $15,000 at closing, financing $60,000 with the seller, and issuing 172,588 shares of the common stock of the Company.

In October 1996, the Company acquired certain assets of a medical practice in Aiken, South Carolina for $80,000 by financing $80,000 with the seller.

In October 1996, the Company acquired certain assets of a medical practice in Simpsonville, South Carolina for $25,000 by financing $25,000 with the seller.

In August 1997, the Company acquired a three facility medical practice in Columbia, South Carolina for $2,271,250, by paying $200,000 at closing, assuming $371,250 in notes payable, financing $600,000 with the seller and issuing 517,649 shares of the common stock of the Company.

In September 1997, the Company acquired certain assets of a medical practice in Camden, South Carolina for $45,000 by paying $1,500 at closing and financing $43,500 with the seller.

In September 1997, the Company acquired certain assets of a medical practice in Summerville, South Carolina for $100,000 by paying $7,000 at closing, financing $43,000 with the seller and issuing 19,513 shares of the common stock of the Company.

In October 1997, the Company acquired certain assets of a three facility physical therapy practice in Columbia, South Carolina for $856,756 by assuming certain liabilities and issuing 276,976 shares of the common stock of the Company.

In November 1997, the Company acquired certain assets of a medical practice in New Ellenton, South Carolina for $262,004 by paying $17,468 at closing, financing $159,536 with the seller, and issuing 30,223 shares of the common stock of the Company.

In May 1998, the Company acquired certain assets of an seven facility medical practice (five in Georgia and two in Tennessee) for $5,255,437 by assuming certain liabilities, paying $450,010 at closing, financing $800,000 with the seller, and committing to issue 2,901,396 shares of the common stock of the Company.

15.      REALIGNMENT AND OTHER CHARGES

In the fourth quarter of fiscal year 1998, the Company recorded a charge of $4,307,020 for the impairment of goodwill and the accrual of certain estimated operating lease obligations. The impairment charge of $3,702,546 is related to a write-off of $672,322 of goodwill impairment associated with Center closures, $1,808,504 of goodwill impairment of Centers sold or which the Company had agreed to sell as of September 30, 1998 $969,720 related to goodwill impairment on two operating Centers and $252,000 related to changing the estimated life on all goodwill acquired prior to September 30, 1994 from 30 years to 15 years. In addition, the Company accrued $604,475 of estimated operating lease obligations related to closed Centers (this amount is included in the operating costs line item). The leasing obligation will be paid over a remaining term ranging from one to fourteen years. The charge discussed above includes a charge of $1,668,000 related to the sale of the Family Medical Division, consisting of the Springwood Lake Family Practice, Midtown Family Practice and the Woodhill Family Practice. The Company agreed to sell the facilities back to the physicians in September, 1998. The Centers were purchased from the physicians in September 1997. The closing of the sale occurred effective November 1, 1998. The impairment charge was based upon the estimated fair market value of consideration to be received from the sale less directly related costs of sale.

SIGNATURES

         Pursuant to the requirements of Section 13 or 15() of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                   SIGNATURE                                      TITLE                          DATE
                   ---------                                      -----                          ----
/S/ M.F. MCFARLAND, III, M.D.                     President, Chief Executive Officer
------------------------------                    and Chairman of the Board              January 12, 1999
M.F. McFarland, III, M.D.





         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                   SIGNATURE                                      TITLE                          DATE
                   ---------                                      -----                          ----

 /S/ M.F. MCFARLAND, III, M.D.                    President, Chief Executive Officer
------------------------------                    and Chairman of the Board              January 12, 1999
M.F. McFarland, III, M.D.

 /S/ JERRY F. WELLS, JR.                          Executive Vice President of Finance
-------------------------------------             and Chief Financial Officer            January 12, 1999
Jerry F. Wells, Jr.

 /S/ RUSSELL J. FRONEBERGER                       Director                               January 12, 1999
-----------------------------
Russell J. Froneberger

 /S/ HAROLD H. ADAMS, JR.                         Director                               January 12, 1999
--------------------------------
Harold H. Adams, Jr.

 /S/ CHARLES M. POTOK                             Director                               January 12, 1999
---------------------------------
Charles M. Potok

 /S/ THOMAS G. FAULDS                             Director                               January 12, 1999
--------------------------------
Thomas G. Faulds

 /S/ ASHBY JORDAN, M.D.                           Director                               January 12, 1999
------------------------------
Ashby Jordan, M.D.

 /S/ JOHN M. LITTLE, Jr., M.D.                    Director                               January 12, 1999
------------------------------
John M. Little, Jr., M.D.

                           UCI MEDICAL AFFILIATES, INC.
                                  EXHIBIT INDEX


   EXHIBIT                                                       PAGE NUMBER OR INCORPORATION
   NUMBER                        DESCRIPTION                            BY REFERENCE TO
--------------   ---------------------------------------------   ------------------------------



     3.1         Amended   and   Restated    Certificate   of    Exhibit 3.1 on the Form
                 Incorporation  of  UCI  Medical  Affiliates,    10-KSB filed for fiscal year
                 Inc. ("UCI")                                    1995



     3.2         Amended and Restated Bylaws of UCI              Exhibit 3.2 on the Form
                                                                 10-KSB filed for fiscal year
                                                                 1995



     3.3         Amendment to Amended and Restated  Bylaws of    Exhibit 3.3 on the Form
                 UCI                                             10-KSB filed for fiscal year
                                                                 1996



     4.1         Convertible Subordinated Debenture of UCI       Exhibit 4.1 on the Form 10-KSB filed for
                 dated October 6, 1997 payable to FPA Medical    fiscal year 1997
                 Management, Inc. (AFPAMM")



     4.2         Stock Purchase Warrant Agreement dated          Exhibit 4.2 on the Form
                 October 6, 1996 between UCI and FPAMM           10-KSB filed for fiscal year
                                                                 1997



    10.1         Facilities Agreement dated May 8, 1984 by        Exhibit 10.1 on the Form
                 and between UCI Medical Affiliates of South      10-KSB filed for fiscal year
                 Carolina, Inc. (AUCI-SC") and Doctor's           1996
                 Care, P.A., as amended September 24, 1984 and
                 January 13, 1995



    10.2         Amendment No. 3 dated  September 17, 1996 to    Exhibit 10.2 on the Form
                 the Facilities  Agreement  listed as Exhibit    10-KSB filed for fiscal year
                 10.1 to this report                             1997



    10.3         Employment  Agreement  dated October 1, 1995    Exhibit 10.4 on the Form
                 between UCI-SC and M.F. McFarland, III, M.D.    10-KSB filed for fiscal year
                                                                 1995



    10.4         Employment  Agreement  dated October 1, 1995    Exhibit 10.5 on the Form
                 between   Doctor's   Care,   P.A.  and  M.F.    10-KSB filed for fiscal year
                 McFarland, III, M.D.                            1995



    10.5         Employment  Agreement dated November 1, 1995    Exhibit 10.6 on the Form
                 between UCI-SC and D. Michael Stout, M.D.       10-KSB filed for fiscal year
                                                                 1995



    10.6         Employment   Agreement   November   1,  1995    Exhibit 10.7 on the Form
                 between  Doctor's Care,  P.A. and D. Michael    10-KSB filed for fiscal year
                 Stout, M.D.                                     1995


                                       1






   EXHIBIT                                                       PAGE NUMBER OR INCORPORATION
   NUMBER                        DESCRIPTION                            BY REFERENCE TO
--------------   ---------------------------------------------   ------------------------------


    10.7         Lease and License Agreement dated March 30,      Exhibit 10.8 on the Form
                 1994 between Doctor's Care, P.A. and Blue        10-KSB filed for fiscal year
                 Cross Blue Shield of South Carolina              1995


    10.8         Note Payable dated February 28, 1995             Exhibit 10.8 on the Form 10-KSB
                 between UCI-SC, as payor, and Companion          filed for fiscal year 1997
                 Property and Casualty Insurance Company,
                 as payee



    10.9         Revolving Line of Credit dated November 11,     Exhibit 10.9 on the Form 10-KSB filed for
                 1996 between Carolina First Bank and UCI        fiscal year 1997



    10.10        Stock Option  Agreement dated March 20, 1996    Exhibit 10.10 on the Form
                 between UCI and Harold H. Adams, Jr.            10-KSB filed for fiscal year 1997



    10.11        Stock Option  Agreement dated March 20, 1996    Exhibit 10.11 on the Form
                 between UCI and Russell J. Froneberger          10-KSB filed for fiscal year 1997



    10.12        Stock Option  Agreement dated March 27, 1997    Exhibit 10.12 on the Form
                 between UCI and Charles P. Cannon               10-KSB filed for fiscal year 1997



    10.13        Stock Option  Agreement dated March 27, 1997    Exhibit 10.13 on the Form
                 between UCI and Thomas G. Faulds                10-KSB filed for fiscal year 1997



    10.14        Stock Option  Agreement dated March 27, 1997    Exhibit 10.14 on the Form
                 between UCI and Ashby Jordan, M.D.              10-KSB filed for fiscal year 1997



    10.15        Stock Option  Agreement dated March 27, 1997    Exhibit 10.15 on the Form
                 between UCI and Charles M. Potok                10-KSB filed for fiscal year 1997



    10.16        UCI Medical Affiliates,  Inc. 1994 Incentive    Exhibit 10.9 on the Form
                 Stock Option Plan                               10-KSB filed for fiscal year 1995



    10.17        Consulting Agreement dated December 10,         Exhibit 10.17 on the Form
                 1996 between UCI and Global Consulting, Inc.    10-KSB filed for fiscal year 1997

    10.18        Amendment dated August 10, 1998 to                       56
                 Employment Agreement dated October 6, 1995
                 between Doctor's Care, P.A. and M.F.
                 McFarland, III, M.D.

    10.19        Administrative Services Agreement dated         Exhibit 10.19 on the Form
                 April 24, 1998 by and between Doctor's Care     10-QSB filed for the quarter
                 of Georgia, P.C. and UCI Medical Affiliates     ended March 31, 1998
                 of Georgia, Inc.

    10.20        Administrative Services Agreement dated         Exhibit 10.20 on the Form
                 April 24, 1998 by and between Doctor's Care     10-QSB filed for the quarter
                 of Tennessee, P.C. and UCI Medical              ended March 31, 1998
                 Affiliates of Tennessee, Inc.


                                       2





   EXHIBIT                                                       PAGE NUMBER OR INCORPORATION
   NUMBER                        DESCRIPTION                            BY REFERENCE TO
--------------   ---------------------------------------------   ------------------------------

    10.21        Administrative Services Agreement dated            Exhibit 10.21 on the Form
                 August 11, 1998 between UCI Medical                10-KSB filed for fiscal year
                 Affiliates of South Carolina, Inc. and             1997
                 Doctor's Care, P.A.

    10.22        Stock Purchase Option and Restriction                        61
                 Agreement dated August 11, 1998 by and
                 among M.F. McFarland, III, M.D.; UCI
                 Medical Affiliates of South Carolina, Inc.;
                 and Doctor's Care, P.A.

    10.23        Stock Purchase Option and Restriction                        66
                 Agreement dated September 1, 1998 by and
                 among D. Michael Stout, M.D.; UCI Medical
                 Affiliates of Georgia, Inc.; and Doctor's
                 Care of Georgia, P.C.

    10.24        Stock Purchase Option and Restriction                        71
                 Agreement dated July 15, 1998 by and among
                 D. Michael Stout, M.D.; UCI Medical
                 Affiliates of Georgia, Inc.; and Doctor's
                 Care of Tennessee, P.C.

    10.25        Acquisition Agreement and Plan of               Exhibit 2 on the Form 8-K
                 Reorganization dated February 9, 1998, by       filed February 17, 1998
                 and among UCI Medical Affiliates of
                 Georgia, Inc., UCI Medical Affiliates,
                 Inc., MainStreet Healthcare Corporation;
                 MainStreet Healthcare Medical Group, P.C.;
                 MainStreet Healthcare Medical Group, P.C.;
                 Prompt Care Medical Center, Inc.; Michael
                 J. Dare; A. Wayne Johnson; Penman Private
                 Equity and Mezzanine Fund, L.P.; and Robert
                 G. Riddett, Jr.

    10.26        First Amendment to Acquisition Agreement        Exhibit 2.1 on Form 8-K/A
                 and Plan of Reorganization (included as         filed April 20, 1998
                 Exhibit 10.25 hereof) dated April 15, 1998.

    10.27        Second Amendment to Acquisition Agreement       Exhibit 2.2 on Form 8-K/A
                 and Plan of Reorganization (included as         filed May 28, 1998
                 Exhibit 10.25 hereof) dated May 7, 1998.

    10.28        Conditional Delivery Agreement dated            Exhibit 2.3 on Form 8-K/A
                 effective as of May 1, 1998, by and among       filed July 24, 1998
                 UCI Medical Affiliates, Inc.; UCI Medical
                 Affiliates of Georgia, Inc.; and MainStreet
                 Healthcare Corporation.

    10.29        Amendment to Conditional Delivery Agreement      Exhibit 2.4 on Form 8-K/A
                 dated as of July 21, 1998, by and among UCI      filed July 24, 1998
                 Medical Affiliates, Inc.; UCI Medical
                 Affiliates of Georgia, Inc.; and MainStreet
                 Healthcare Corporation.

    10.30        Second Amendment to Conditional Delivery         Exhibit 2.5 on Form 8-K/A
                 Agreement dated as of December 7, 1998, by       filed on December 7, 1998
                 and among UCI Medical Affiliates, Inc.; UCI
                 Medical Affiliates of Georgia, Inc.; and
                 MainStreet Healthcare Corporation.


     21          Subsidiaries of the Registrant                  Exhibit 21 on the Form
                                                                 10-QSB filed for period
                                                                 ending December 31, 1997

                                       3




   EXHIBIT                                                       PAGE NUMBER OR INCORPORATION
   NUMBER                        DESCRIPTION                            BY REFERENCE TO
--------------   ---------------------------------------------   ------------------------------



     27          Financial Data Schedule                         Filed separately as Article
                                                                 Type 5 via Edgar


























                                       4